Exhibit 10.8

EXECUTION COPY

LOAN GUARANTEE AGREEMENT

dated as of September 30, 2011

among

HIGH PLAINS RANCH II, LLC,
as Borrower,

U.S. DEPARTMENT OF ENERGY,
as Guarantor,

and

U.S. DEPARTMENT OF ENERGY,
as Loan Servicer

California Valley Solar Ranch Project
San Luis Obispo County, California

i

SECTION 11.19.	Counterparts	127
SECTION 11.20.	Contest Rights	127

Exhibits to the Loan Guarantee Agreement

Exhibit A	Definitions
Exhibit B	Rules of Interpretation
Exhibit C-1	Borrower Guarantee Agreement Date Certificate (Section 4.1.14(a))
Exhibit C-2	Borrower Advance Date Certificate (Section 4.2.19(a)/4.4.15(a))
Exhibit D	[RESERVED]
Exhibit E	Independent Engineer Certificate (Section 4.1.14(d)/4.2.6(a))
Exhibit F-1	DOE Insurance Advisor Certificate (Section 4.1.14(e)/4.2.6(b))
Exhibit F-2	Borrower Insurance Advisor Certificate (Section 4.3.7)
Exhibit G	Master Advance Notice (Section 4.2.1(a)/4.4.1)
Exhibit H	Sponsor Certificate (Section 4.2.19(b)/4.3.8/4.4.15(b))
Exhibit I-1	Financial Officer’s Certificate — Ultimate Parent/Sponsor (Section 4.1.3)
Exhibit I-2	Financial Officer’s Certificate — Borrower (Section 4.1.3/6.1.2/6.1.4)
Exhibit I-3	Financial Officer’s Certificate — Sponsor (Section 6.1.6)
Exhibit J	Title Policy Endorsement (Section 4.4.18(b))
Exhibit K	Major Project Participant Certificate (Section 4.2.19(c))
Exhibit L	Borrower Quarterly Reporting Certificate (Section 4.3.8(a)/Section 6.1.5(c))
Exhibit M	Independent Engineer Quarterly Certificate (Section 4.3.8(c))
Exhibit N	Davis-Bacon Act Required Provisions
Exhibit O	Definition of Project Completion
Exhibit P	Form of Subordination Agreement
Exhibit Q	Monitoring Table
Exhibit R	[RESERVED]
Exhibit S	[RESERVED]
Exhibit T	Cash Grants — Amount and Outside Date of Payment
Exhibit U	Sponsor Tax Certificate (Section 4.1.14(c))
Exhibit V	[RESERVED]
Exhibit W	Borrower Recovery Act Certificate (Section 4.4.14)
Exhibit X	[RESERVED]
Exhibit Y	Form of SunPower Cash Grant Shortfall Security
Exhibit Z	[RESERVED]
Exhibit AA	Form of NRG Cash Grant Shortfall Security — Guarantee
Exhibit BB	Form of Total Guarantee
Exhibit CC	Form of CEQA Letter of Credit

Schedules to the Loan Guarantee Agreement

Schedule 1.1	Major Project Milestones
Schedule 4.1.2(a)(iii)	Financial Plan
Schedule 4.1.2(a)(v)	Advance Schedule

v

Schedule 4.1.6	Permits and Approvals (Guarantee Agreement Date)
Schedule 4.1.18	Actions
Schedule 4.2.5	Permits and Approvals (First Advance Date)
Schedule 4.3.3	Permits and Approvals (Quarterly Approval Date)
Schedule 4.4.8	Permits and Approvals (Master Advance Request Date)
Schedule 4.2.20	Subordinated Contracts
Schedule 5.12(b)	Withholding Taxes
Schedule 5.15	Affiliate Contracts
Schedule 5.24(b)	Hazardous Substances
Schedule 6.3(b)	Insurance
Schedule 6.24(a)	Davis-Bacon Act Covered Contracts
Schedule 6.24(h)	Prevailing Wages
Schedule 6.3(b)	Required Insurance
Schedule 11.1	Addresses

LOAN GUARANTEE AGREEMENT

This LOAN GUARANTEE AGREEMENT, dated as of September 30, 2011, is by and among (i) High Plains Ranch II, LLC, a limited liability company organized and existing under the laws of the State of Delaware, as borrower (the “Borrower”); (ii) the U.S. DEPARTMENT OF ENERGY, acting by and through the Secretary of Energy (or appropriate authorized representative thereof), for itself as guarantor of the Advances (as defined herein) (in such capacity, “DOE” or the “Guarantor”); and (iii) the U.S. DEPARTMENT OF ENERGY, acting by and through the Secretary of Energy (or appropriate authorized representative thereof), as the loan servicer (in such capacity, the “Loan Servicer”).

WHEREAS, SunPower Corporation, Systems, a Delaware corporation (“SunPower”), has, through the Borrower, developed the Project pursuant to that certain Development Services Agreement;

WHEREAS, the Sponsor and SunPower have entered into that certain Purchase and Sale Agreement pursuant to which SunPower agreed to sell to the Sponsor 100% of the Equity Interests in the Borrower;

WHEREAS, HPR III has merged into the Borrower, pursuant to those certain Merger Documents, with the Borrower as a surviving entity;

WHEREAS, the Sponsor assigned its rights and obligations under the Purchase and Sale Agreement to NRG Solar CVSR Holdings LLC (the “Holding Company”);

WHEREAS, immediately after such assignment, the Holding Company purchased 100% of the Equity Interests of the Borrower and became the direct owner of 100% of the Equity Interests of the Borrower;

WHEREAS, NRG Solar Sunrise LLC directly owns 100% of the Equity Interests of the Holding Company; the Sponsor directly owns 100% of the Equity Interests of NRG Solar Sunrise LLC; NRG Repowering Holdings LLC (the “Intermediate Parent Company”), directly owns 100% of the Equity Interests of the Sponsor, and the Ultimate Parent directly owns 100% of the Equity Interests of the Intermediate Parent Company;

WHEREAS, subject to the terms and conditions of the Equity Funding Agreement, the Sponsor has agreed to make, or procure the making of, Equity Contributions to the Borrower;

WHEREAS, the Borrower, in furtherance of its obligations with respect to the Project has requested that:

(i)                                     FFB (a) make Term Loan Advances and Cash Grant Bridge Loan Advances pursuant to the FFB Documents in the aggregate principal amount not exceeding the

Guaranteed Term Loan Amount and Guaranteed Cash Grant Bridge Loan Amount, respectively, and (b) capitalize interest on the outstanding amount of the Advances as contemplated by Section 7(b) of the applicable FFB Promissory Note in an aggregate amount not to exceed the maximum capitalized interest amount for the Term Loan Advances or the Cash Grant Bridge Loan Advances, respectively; and

(ii)                                  DOE guarantee the repayment of the Guaranteed Loans by the Borrower to FFB pursuant to the DOE Guarantee; and

WHEREAS, the execution of this Loan Guarantee Agreement is a condition precedent to the obligations of DOE and FFB under this Loan Guarantee Agreement and the FFB Documents, as applicable.

NOW, THEREFORE, in consideration of the foregoing and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS; RULES OF INTERPRETATION

SECTION 1.1.               Definitions.

Except as otherwise expressly provided herein, capitalized terms used in this Loan Guarantee Agreement and its exhibits and schedules have the meanings given in Exhibit A.

SECTION 1.2.               Rules of Interpretation.

Except as otherwise expressly provided herein, the rules of interpretation set forth in Exhibit B shall apply to this Loan Guarantee Agreement.

SECTION 1.3.               Conflict with FFB Documents.

Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Loan Guarantee Agreement and the terms of any FFB Document, the terms of this Loan Guarantee Agreement, as between the Borrower and DOE, shall control.

ARTICLE 2
FUNDING

SECTION 2.1.               Availability of Advances.

2.1.1.  Availability. Subject to the satisfaction (or waiver by DOE or FFB, as applicable, in writing) of each applicable condition precedent set forth in this Loan Guarantee Agreement and in the FFB Documents, Term Loan Advances shall be made during the Term Loan Availability Period and each of the Cash Grant Bridge Loan Advances shall be made during their respective Cash Grant Bridge Loan Availability Periods.

2.1.2.  FFB Commitment Reductions and Cancellations. The Borrower may, on not less than ten (10) Business Days prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of the FFB Documents, permanently reduce the unutilized portions of the FFB Commitment, in whole or in part, but only if:

(a)                                      each partial reduction is in an amount permitted under the FFB Documents;

(b)                                      DOE is satisfied, in its sole discretion, that such cancellation or reduction will not impair achievement of Project Completion on or prior to the Guaranteed Project Completion Date;

(c)                                       after taking into account the proposed reduction, Total Funding Available equals or exceeds the amount of Total Project Costs projected by the Borrower and agreed by DOE as of the date of such reduction; and

(d)                                      upon such cancellation or reduction, the Borrower pays all fees, Periodic Expenses and other amounts then due with respect to such cancellation or reduction under the FFB Documents.

Once reduced or canceled, the FFB Commitment shall not be increased or reinstated.

2.1.3.  DOE Commitment Reductions and Cancellations. If the first Advance has not occurred by the Cutoff Date (or such later date as agreed by DOE), DOE shall be entitled to cancel the DOE Guarantee and terminate this Loan Guarantee Agreement upon written notice to the Borrower. Once cancelled or terminated, the DOE Guarantee and this Loan Guarantee Agreement, as the case may be, may not be reinstated without the written consent of DOE.

SECTION 2.2.               Mechanics for Requesting Advances.

2.2.1. Master Advance Notice.

(a)                                      The Borrower may request an Advance of either Guaranteed Loan by delivering to DOE and the Loan Servicer, with a copy to the Independent Engineer, within three (3) months following any Quarterly Approval Date or the First Advance Date but not less than ten (10) Business Days prior to the Requested Advance Date, a completed Master Advance Notice for such Advance.

(b)                                      No more than once per calendar month the Borrower may deliver a Master Advance Notice requesting (x) a Term Loan Advance during the Term Loan Availability Period, (y) a Cash Grant Bridge Loan Advance during the applicable Cash Grant Bridge Loan Availability Period or (z) contemporaneously, both a Term Loan Advance and one or more Cash Grant Bridge Loan Advances during the Term Loan Availability Period and applicable Cash Grant Bridge Loan Availability Period, respectively; provided that in any three consecutive calendar month period during the Term Loan Availability Period the Borrower may deliver one (1) additional Master Advance Notice requesting Advances as described in the foregoing clauses (x) through (z).

(c)                                  Each Master Advance Notice shall be in the form set forth in Exhibit G and otherwise in form and substance acceptable to DOE.

SECTION 2.3.               Mechanics for Funding Advances.

2.3.1.  Satisfaction of Conditions Precedent.

(a)                                 Promptly after receipt of each Master Advance Notice, the Loan Servicer shall review such Master Advance Notice and other applicable documentation submitted to the Loan Servicer pursuant to this Agreement to determine whether the requirements of Section 4.4 (and in the case of the first Advance, Section 4.2) have been satisfied.

(b)                                 If the Loan Servicer determines that (i) the Master Advance Notice has been satisfactorily completed, (ii) all applicable conditions precedent set forth in Section 4.4 (and, in the case of the first Advance, Section 4.2) for the requested Advance have been satisfied (or waived) and (iii) the FFB Advance Request and all other certificates and documentation required under the FFB Documents in respect of the requested Advance have been provided and are satisfactory (or have been waived), then DOE shall sign and forward the FFB Advance Request Approval Notice attached to the FFB Advance Request to FFB, with a copy to the Borrower, the Collateral Agent and the Independent Engineer.

(c)                                  If the Loan Servicer disapproves any Master Advance Notice, the Loan Servicer shall promptly notify the Borrower of such documentation, identifying all deficiencies with reasonable specificity and any necessary change to the Master Advance Notice, FFB Advance Request and other certificates and documentation required under this Agreement and the FFB Documents in respect of the requested Advance.

2.3.2.  Notices of Cancellation.

(a)                                 Issuance. At any time after the Loan Servicer forwards an FFB Advance Request Approval Notice and before FFB makes the Advance referred to therein, the Loan Servicer may deliver a notice of withdrawal or cancellation of the FFB Advance Request Approval Notice (a “Notice of Cancellation”) to FFB pursuant to Section 7.4(d) of the FFB Note Purchase Agreement or otherwise pursuant to the FFB Documents if the Loan Servicer determines that the applicable conditions in Section 4.4 (and, in the case of the first Advance, Section 4.2) for such Advance are not met or, having been met, are no longer met.

(b)                                 Costs. The Borrower shall pay all expenses incurred by DOE, FFB, the Loan Servicer or the Collateral Agent in respect of any Advance that is not made due to the issuance of a Notice of Cancellation.

2.3.3.  No Liability. Without limiting the generality of Section 9.6 hereunder, none of DOE, the Loan Servicer or the Collateral Agent has any liability to the Borrower or any Borrower Affiliate or to any other Person arising from the issuance of, or failure to issue, any FFB Advance Request Approval Notice, Notice of Cancellation, or any other notice contemplated by this Section 2.3.

SECTION 2.4.               Advance Requirements under the FFB Documents.

The Borrower shall comply with all disbursement requirements set forth in the FFB Documents. Unless otherwise specified in the FFB Documents, all determinations in relation to Advances under this Loan Guarantee Agreement and the FFB Documents (except as expressly reserved for FFB in the FFB Documents) shall be made by the Loan Servicer.

SECTION 2.5.               No Approval of Work.

The approval of any Advance under the Financing Documents shall not be deemed to be an approval or acceptance by the Loan Servicer of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

ARTICLE 3
PAYMENTS; PREPAYMENTS

SECTION 3.1.               Place and Manner of Payments.

3.1.1.  Repayment of Guaranteed Loan. The Borrower shall repay each Guaranteed Loan, including all fees and interest (whether taking the form of a Capitalized Interest Amount or otherwise) accrued thereon, in accordance with the FFB Documents. All payments due under the FFB Documents shall be made by the Borrower pursuant to the terms of the FFB Documents and the Accounts Agreement. Each payment shall be applied by the Collateral Agent in accordance with the Accounts Agreement; provided, however, that, notwithstanding any instructions to the contrary in the applicable FFB Promissory Note, for purposes of administering payments to FFB, the Borrower shall remit such payments directly to an account designated by the Loan Servicer for payment to FFB. The Borrower may not reborrow any amount of the Guaranteed Loan (whether in the form of an Advance or Capitalized Interest Amount) that is repaid.

3.1.2.  Net of Tax, Etc.

(a)                                 Tax. Any and all payments to any Secured Party by the Borrower hereunder or under any other Financing Document shall be made free and clear of, and without deduction for, any and all Taxes, excluding (i) Taxes imposed on or measured by the net income (however denominated) of such Secured Party by any jurisdiction or any political subdivision or taxing authority thereof or therein solely as a result of a present or former connection between such Secured Party and such jurisdiction or political subdivision (other than any connection arising as a result of the transactions contemplated by the Financing Documents) and (ii) any withholding Taxes or other Tax based on gross income imposed by the United States of America except any such Taxes arising as a result of a Change of Law (all such non-excluded Taxes, “Covered Taxes”). If the Borrower is required by law to withhold or deduct any Covered Taxes from or in respect of any sum payable hereunder or under any other Financing Document to any Secured Party, (A) the sum payable shall be increased as may be necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 3.1.2), such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with all Applicable Laws; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Secured Party with respect to any Covered Taxes to the extent such Covered Taxes (x) are withholding Taxes imposed as a result of any Secured Party voluntarily designating a different lending office on or after the date hereof, (y) would not have been imposed but for a failure by the Secured Party, by any direct or indirect owner of the Secured Party, or by any financial institution through which any payment is made to such Secured Party or to any of its direct or indirect owners, to comply with the applicable requirements of Sections 1471 through 1474 of the Internal Revenue Code and any published administrative or similar guidance implementing such Sections, or (z) are withholding Taxes imposed on amounts payable to such Secured Party at the time such Secured Party becomes a party to this Loan Guarantee Agreement, except to the extent that such Secured Party’s assignor (if any) was entitled (or would have been so entitled if such assignor were a domestic corporation within the meaning of Section 7701(a)(30) of the Internal Revenue Code), at the time of the assignment, to receive additional amounts from the Borrower with respect to such Covered Taxes pursuant to this Section 3.1.2(a). If the Borrower makes any payment with respect to Covered Taxes under this Section 3.1.2(a) to or for the benefit of any Secured Party and if such Secured Party claims any credit or deduction for such Covered Taxes against any other Taxes payable by such Secured Party that are not Covered Taxes, then such Secured Party shall pay to the Borrower an amount equal to the amount the Secured Party determines, in good faith and absent manifest error, is the amount by which such other Taxes are actually reduced; provided that the aggregate amount payable by such Secured Party pursuant to this sentence shall not exceed the aggregate amount previously paid by the Borrower with respect to such Covered Taxes, and no such amount shall be payable while a Potential Event of Default or Event of Default is continuing.

(b)                                 Indemnity. The Borrower hereby indemnifies each Secured Party for the full amount of Covered Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 3.1.2) paid by any Secured Party, whether or not such Covered Taxes were correctly or legally asserted. Each Secured Party shall give notice to the Borrower of the assertion of any claim against such Secured Party relating to such Secured Party’s Covered Taxes as promptly as is practicable after being notified of such assertion; provided that any failure to notify the Borrower promptly of such assertion shall not relieve the Borrower of its obligation under this Section 3.1.2, except to the extent the Borrower is actually and materially prejudiced by such failure with respect to any such notice given by a Secured Party and only if such notice was given by a Secured Party more than sixty (60) days after such Secured Party has notice or knowledge of such claim. Payments by the Borrower pursuant to this indemnification shall be made within thirty (30) Business Days after the date such Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Each Secured Party agrees to repay to the Borrower any refund (including that portion of any interest that was included as part of such refund with respect to Covered Taxes paid by the Borrower pursuant to this Section 3.1.2(b) for the period following such Borrower payment) received by such Secured Party for Covered Taxes that were paid by the Borrower pursuant to this Section 3.1.2(b) and to provide reasonable assistance to the Borrower (at the expense of the Borrower) to contest any such Covered Taxes that such Secured Party or the Borrower reasonably believes not to have been lawfully or properly assessed. For the avoidance of doubt, unless an Event of Default or a potential Event of Default has occurred and is continuing at the time the Borrower would (if this Section 3.1.2(b) were applicable, without regard to this final sentence thereof) be required to make a payment under this Section

3.1.2(b), the indemnification obligation contained in this Section 3.1.2(b) shall not extend to Taxes imposed for which the Secured Party with respect to whom the obligation would otherwise exist would not have been eligible to receive payment of additional amounts under Section 3.1.2(a), or to the extent that such Secured Party received additional amounts with respect to such payments.

(c)                                       Notice. Within ten (10) Business Days after the date of any payment of Covered Taxes by the Borrower, the Borrower shall furnish to the Loan Servicer and each affected Secured Party the original or a certified copy of a receipt evidencing such payment or, if the relevant tax authority has not provided the Borrower with such a receipt, shall furnish such other evidence of such payment as may be available to the Borrower (in which case the Borrower shall promptly request a receipt from the relevant tax authority and so furnish the original or a certified copy thereof promptly upon receipt thereof). The Borrower shall compensate each Secured Party for all reasonable losses and expenses sustained by such Secured Party as a result of any failure by the Borrower to so furnish such copy of such evidence or, if available, such receipt.

(d)                                      Survival of Obligations. The obligations of the Borrower under this Section 3.1.2 shall survive the termination of this Loan Guarantee Agreement and the repayment of the Secured Obligations.

(e)                                       Documentation. Each Secured Party shall deliver to each of the Borrower and the Collateral Agent either (A) if such Secured Party is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code (a “U.S. Lender”), two copies of a U.S. Internal Revenue Service Form W-9 or any successor form, properly completed and duly executed by such U.S. Lender, certifying such U.S. Lender’s complete exemption from “backup withholding” Tax on all payments made by the Borrower under this Agreement and the other Financing Documents; or (B) if such Secured Party is not a U.S. Lender, two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, as appropriate. Such forms shall be delivered by each Secured Party on or before the date it becomes a party to this Loan Guarantee Agreement (or, in the case of any participant, on or before the date such participant purchases the related participation).

(i)                           Each Secured Party shall deliver the appropriate form referred to in this Section 3.1.2(e) promptly upon the obsolescence or invalidity of any form previously delivered by such Secured Party, and shall deliver extensions or renewals thereof as may reasonably be requested by the Borrower or the Collateral Agent.

(ii)                        Each Secured Party shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(iii)                     Notwithstanding any other provision of this paragraph, a Secured Party shall not be required to deliver any form pursuant to this Section 3.1.2(e) that such Person is not legally able to deliver.

(f)                                        Treaty Exemption or Reduction. A Secured Party that is entitled to an exemption from or reduction of non-U.S. withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Loan Guarantee Agreement shall deliver to the Borrower (with a copy to the Collateral Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate, provided that such Secured Party is legally entitled to complete, execute and deliver such documentation and in such Secured Party’s judgment such completion, execution or submission would not materially prejudice the legal position of such Secured Party.

SECTION 3.2.               Interest Provisions Relating to All Advances.

3.2.1.  Interest Account and Interest Computations. Interest shall accrue on the unpaid principal amount of each Advance and any related Capitalized Interest Amount from (x) in the case of the principal amount of any Advance, the date such Advance is disbursed or deemed disbursed pursuant to the FFB Documents and (y) in the case of any related Capitalized Interest Amount, the Payment Date on which such Capitalized Interest Amount was capitalized in accordance with Section 7(b) of the applicable FFB Promissory Note, to the date such Advance and any related Capitalized Interest Amount is paid in full, at a rate per annum specified in the FFB Documents. The Borrower hereby authorizes the Loan Servicer to record in an account or accounts maintained by the Loan Servicer on behalf of DOE (a) the interest rates applicable to all Term Loan Advances and Cash Grant Bridge Loan Advances and related Capitalized Interest Amounts, (b) each Capitalized Interest Amount in respect of any Advance, (c) the date and amount of each payment on the applicable Guaranteed Loan (including whether such payment is a payment in respect of the outstanding principal amount of an Advance, a payment in respect of any Capitalized Interest Amounts or a payment of cash interest) outstanding and (d) such other information as DOE or the Loan Servicer may determine is necessary for the computation of interest payable by the Borrower hereunder. All computations of interest shall be made as set forth in the relevant FFB Documents.

3.2.2.  Interest Payment Dates.

(a)                                           Interest shall accrue from the date of the first Advance and be payable in cash, in arrears on each Payment Date, commencing on the First Payment Date or earlier, as set forth in the FFB Promissory Notes. Interest will be capitalized as set forth in the FFB Promissory Notes. After that, interest shall be due and payable on each Payment Date.

(b)                                           Subject to the terms of the FFB Documents, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance and any related Capitalized Interest Amounts on each Payment Date, on prepayment (to the extent thereof) and at maturity (whether by acceleration or otherwise).

SECTION 3.3.               FFB Note Transfer.

Upon any FFB Note Transfer or receipt by the Borrower, the Loan Servicer or DOE of notice of FFB’s intention to make any FFB Note Transfer in accordance with the FFB Note Purchase Agreement, the Borrower, DOE and the Loan Servicer shall cooperate with the transferee of the applicable FFB Promissory Note to amend this Loan Guarantee Agreement and any other Financing Documents to incorporate customary terms and conditions reasonably satisfactory to such transferee with respect to:

(a)                                      any Change of Law that makes it unlawful or impossible for any transferee Lender to make, hold or maintain the applicable Guaranteed Loan;

(b)                                      any Change of Law that subjects such transferee Lender to any tax, duty or other charge with respect to the applicable Guaranteed Loan; and

(c)                                       such transferee Lender designating an alternative lending office for its Guaranteed Loan to mitigate costs or to avoid any circumstances that might make it unlawful or impossible for such transferee Lender to maintain a Guaranteed Loan.

SECTION 3.4.               Prepayments.

3.4.1.  Terms of all Prepayments.

(a)                                      With respect to any prepayment of all or any portion of either Guaranteed Loan, whether such prepayment is voluntary or mandatory and including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of the FFB Documents.

(b)                                      All prepayments of the Guaranteed Loans shall be applied in accordance with the FFB Documents.

(c)                                       The Borrower may not reborrow any amount of either Guaranteed Loan (whether in the form of an Advance or Capitalized Interest Amount) that is prepaid.

(d)                                      At the Borrower’s election, on one or more dates selected by the Borrower, the Borrower may prepay in full or in part one or more Advances selected by the Borrower, and any such partial prepayment shall be applied to installments of principal in the inverse order of maturity.

3.4.2.  Voluntary Prepayments.

(a)                                      Prior to the end of the Term Loan Availability Period and without the consent of DOE, except as required by Section 3.4.3, the Borrower may not prepay the Guaranteed Term Loan unless the Borrower simultaneously cancels the outstanding FFB Term Loan Commitment and fully repays the Guaranteed Term Loan. After the end of the Term Loan Availability Period, the Borrower may prepay the Guaranteed Term Loan in part or in full in accordance with the FFB Documents upon at least five (5) Business Days prior written notice submitted by the Borrower to DOE (with a copy to the Collateral Agent). Voluntary prepayments of the Guaranteed Term Loan may be subject to make whole premiums or discounts as are set forth in the FFB Documents.

(b)                                      Prior to the end of the applicable Cash Grant Bridge Loan Availability Period and without the consent of DOE, except as required by Section 3.4.3, the Borrower may not prepay any Guaranteed Cash Grant Bridge Loan unless the Borrower simultaneously cancels the applicable outstanding FFB Cash Grant Bridge Loan Commitment and fully repays such Guaranteed Cash Grant Bridge Loan. After the end of the applicable Cash Grant Bridge Loan Availability Period, the Borrower may prepay such Guaranteed Cash Grant Bridge Loan in part or in full in accordance with the FFB Documents upon at least five (5) Business Days prior written notice submitted by the Borrower to DOE (with a copy to the Collateral Agent). Voluntary prepayments of each Guaranteed Cash Grant Bridge Loan may be subject to make whole premiums or discounts as are set forth in the FFB Documents.

3.4.3.  Mandatory Prepayments. The Borrower shall be required to make or cause to be made, as applicable, mandatory prepayments of the applicable Guaranteed Loan on the dates and in the amounts set forth in this Section 3.4.3:

(a)                                      of the Guaranteed Term Loan, upon the receipt by the Borrower of any Performance Liquidated Damages (as that term is defined in the EPC Contract) or amounts paid to the Borrower pursuant to section 11.09(a) of the Purchase and Sale Agreement, in each case, that are not, with DOE’s consent, used to pay to construct, repair or restore the Project, to be applied as a Full Advance Prepayment;

(b)                                      of the Guaranteed Term Loan, upon the receipt by the Borrower of Loss Proceeds, any such amount paid that exceeds the amount of such Loss Proceeds used or to be used to repair, replace or rebuild the Project in accordance with Section 6.22, to be applied at DOE’s election, as (i) a Full Advance Prepayment or (ii) to the extent the remaining useful life of the Project will, according to a written determination of the Independent Engineer, following the use of such Loss Proceeds to repair, replace or rebuild the Project, end prior to the Term Loan Maturity Date, a prepayment of Advances in inverse order of maturity;

(c)                                       of the Guaranteed Term Loan, in an amount equal to all cash in the Restricted Payment Account to the extent any cash has been on deposit in the Restricted Payment Account, beginning from the Project Completion Date, for eight (8) consecutive calendar quarters due to the failure of the Borrower to satisfy the conditions set forth in Section 7.10(a), to be applied as a Full Advance Prepayment; provided, however, that, if DOE’s prior written consent has been obtained, the money on deposit in the Restricted Payment Account may be reinvested into the Project as directed by the Borrower;

(d)                                      of the Guaranteed Term Loan, upon any sale (which must be a Permitted Disposition) of any assets no longer used or useful in the operation of the Project Facility, in an amount equal to the proceeds of such sale, net of the prior, concurrent or prospective application of such proceeds to the acquisition of replacement assets, if such amount exceeds (or will exceed) $50,000, to be applied as a prepayment of Advances in inverse order of maturity; provided that, if such proceeds are not applied in accordance with clause (d) of the definition of “Permitted Disposition” then, to the extent such proceeds exceeded $50,000, an amount equal to 100% of such proceeds shall be applied to the Guaranteed Term Loan, as a prepayment of Advances in inverse order of maturity;

(e)           of the Guaranteed Term Loan, if (i) the HPR II Delivery Term for Phase 3 commences before October 31, 2013, or (ii) the HPR III Delivery Term commences before October 31, 2012, in each case, on each Monthly Transfer Date, a prepayment from cash available at payment priority Sixth in Section 4.03(b)(ii) of the Accounts Agreement, to be applied as a prepayment of Advances in inverse order of maturity until the projected date of full amortization of the Guaranteed Loans is not later than the date that is (x) 23 years after commencement of the HPR II Delivery Term for Phase 3 or (y) 24 years after commencement of the HPR III Delivery Term;

(f)            of the Guaranteed Term Loan, in an amount equal to Excess Major Project Document Breach Damages or Excess Major Project Document Termination Damages, immediately upon the determination that any such damages exist, to be applied as DOE shall direct; or

(g)           of a Guaranteed Cash Grant Bridge Loan, one (1) Business Day following the receipt of the Cash Grant for a Phase associated with such Guaranteed Cash Grant Bridge Loan, the Borrower shall, if immediate prepayment of the applicable Guaranteed Cash Grant Bridge Loan would:

(i)                   result in no prepayment premium, first, to prepay such Guaranteed Cash Grant Bridge Loan in full together with all fees and interest accrued thereon, and second, to fund the Cash Grant Proceeds Account; or

(ii)                  result in a prepayment premium, deposit such proceeds into the Cash Grant Proceeds Account and, at any time on or prior to the applicable Guaranteed Cash Grant Bridge Loan Maturity Date, direct disbursement of all or any portion of the funds in the Cash Grant Proceeds Account to satisfy the applicable Guaranteed Cash Grant Bridge Loan until it has been, together with all fees and interest accrued thereon, fully repaid.

If on the date of receipt of the Cash Grant for a Phase (or, with respect to the Cash Grants for Phase 2 or Phase 4, the later of the receipt of (x) the Cash Grant for Phase 2 and (y) the Cash Grant for Phase 4) the amount of Cash Grant proceeds is, together with amounts on deposit in the Cash Grant Proceeds Account and the Restricted Payment Account, insufficient to repay the applicable Guaranteed Cash Grant Bridge Loan, the DOE shall direct the Collateral Agent to make demand on the NRG Cash Grant Shortfall Security and/or draw on the SunPower Cash Grant Shortfall Security in (A) amounts necessary to ensure there are sufficient funds for repayment of the applicable Guaranteed Cash Grant Bridge Loan and (B) proportions determined by DOE in its sole discretion, and the proceeds of such draws and demands will be applied consistent with this Section 3.4.3(g). Notwithstanding anything in this clause (g) to the contrary, each Guaranteed Cash Grant Bridge Loan becomes due and payable at its applicable Guaranteed Cash Grant Bridge Loan Maturity Date; and

(h)           of the Guaranteed Term Loan, in the event that, as of the Project Completion Date, the Projected Debt Service Coverage Ratio is less than the Minimum DSCR for any Payment Period, prepayment from cash available at the payment priority specified in section 4.03(b)(ii) of the Accounts Agreement until the Projected Debt Service Coverage Ratio for each Payment

Period is equal to or greater than the Minimum DSCR, to be applied as a Full Advance Prepayment; provided that any prepayment under this Section 3.4.3(h) will not exceed the DSCR Restoration Cap Amount; and

(i)            of the Guaranteed Term Loan, in the event that the Borrower receives Interest Rate Swaption Proceeds after the Project Completion Date and all Project Costs incurred during the Construction Period have been paid in full, in an amount equal to (A) 100% of such Interest Rate Swaption Proceeds multiplied by (B) the percentage equal to (x) the Guaranteed Loan component of the Debt to Equity Ratio divided by (y) the sum of the Guaranteed Loan component of the Debt to Equity Ratio and the Equity Contribution component of the Debt to Equity Ratio.

For the avoidance of doubt, nothing in this Section 3.4 shall be interpreted to require the Borrower to make a prepayment without giving adequate notice to FFB, if any is required under the FFB Documents.

SECTION 3.5.     Payment of Guaranteed Loan Fees.

(a)             The Borrower shall pay to DOE, not later than the Guarantee Agreement Date and before the issuance of the DOE Guarantee, a loan facility fee in an aggregate amount equal to $1,625,000 plus 0.50% of the Guaranteed Loan Amount. DOE acknowledges that it received a portion of such facility fee in the amount of $1,512,101.50 on April 15, 2011.

(b)             The Borrower shall pay annually in advance to DOE, for its own account, the DOE Maintenance Fee. The Borrower shall pay the initial DOE Maintenance Fee not later than the Guarantee Agreement Date (but in any event before the issuance of the DOE Guarantee) and each subsequent DOE Maintenance Fee on January 1 of each calendar year after the Guarantee Agreement Date (provided that the initial DOE Maintenance Fee shall be pro-rated on a daily basis for the number of days starting with the Guarantee Agreement Date and ending on December 31, 2011).

(c)             The Borrower shall pay to FFB the fees payable to FFB from time to time in accordance with the FFB Documents.

(d)             The Borrower shall pay to DOE a DOE Modification Fee, if any, in the amount(s) and at the time(s) reasonably determined by DOE.

(e)             All Guaranteed Loan Fees and Periodic Expenses shall be paid on the dates due, in immediately available funds in Dollars, to DOE or FFB, as applicable. Once paid, the Guaranteed Loan Fees and Periodic Expenses shall not be refundable under any circumstances.

(f)             All amounts payable to DOE under this Section 3.5 shall be paid by wire transfer to the following account, or to such other account as may be specified by DOE from time to time.

U.S. Treasury Department

ABA No. 0210-3000-4 TREASNYC/CTR/BNF = D89000001

OBI = LGPO Loan No. 1229

SECTION 3.6.     Evidence of Debt.

(a)           The Loan Servicer shall maintain, in accordance with its usual practice, internal records evidencing the amounts from time to time (i) advanced by FFB under the FFB Note Purchase Agreement, (ii) paid by DOE with respect to the DOE Guarantee and (iii) principal and interest amounts paid by the Borrower with respect to the foregoing.

(b)           In the event of any conflict among the records of the Loan Servicer and FFB, the records of FFB shall prevail.

ARTICLE 4
CONDITIONS PRECEDENT

SECTION 4.1.     Conditions Precedent to Guarantee Agreement Date.

The obligation of DOE to issue the DOE Guarantee to FFB is subject to the prior satisfaction (or waiver), as determined by DOE, in its sole discretion, of each of the following conditions precedent (and of any deliverable, as to its form and substance) as of the Guarantee Agreement Date (or such other date specified in this Section 4.1).

4.1.1.  Transaction Documents.

(a)         Financing Documents. DOE has received fully executed originals in sufficient counterparts for each party to each of the following documents, each of which is in full force and effect and without amendment (other than those amendments previously disclosed by the Borrower and consented to by DOE), as certified by the Borrower (or, in the case of Section 4.1.1(a)(iii), certified by the relevant Borrower Entity):

(i)                    Loan Guarantee Agreement. This Loan Guarantee Agreement.

(ii)                   FFB Documents. The FFB Documents.

(iii)                  Equity Documents. Each of the following documents and all other contracts and documents required in connection with the Equity Commitments (the “Equity Documents”):

(A)                               the Equity Funding Agreement;

(B)          the Equity Letter(s) of Credit;

(C)          the Cash Collateral Security Agreement;

(D)          the Cash Collateral Accounts Control Agreement;

(E)                                if required by DOE in a writing delivered to Borrower prior to the Guarantee Agreement Date, an agreement between the Sponsor and DOE providing for various matters, such as management and support obligations for the Borrower and continuing ownership of the Borrower’s equity and control of management of the Borrower;

(F)                                 if required by DOE in a writing delivered to Borrower prior to the Guarantee Agreement Date, an agreement between SunPower and DOE providing for various matters, including support obligations for warranties and other obligations under the EPC Contract and other Project Documents; and

(iv)                  any other documents, certificates or instruments required to be delivered in connection with the foregoing.

(b)           Security Documents.           Each of the following documents (the “Security Documents”):

(i)                                                                  the Deed of Trust;

(ii)                                                               the Security Agreement;

(iii)                                                            the Accounts Agreement;

(iv)                                                           the Accounts Control Agreement;

(v)                                                              the Equity Pledge Agreement;

(vi)                                                           the Direct Agreements;

(vii)                                                        the Cash Collateral Security Agreement;

(viii)                                                     the Cash Collateral Accounts Control Agreement;

(ix)                                                           the HPR I Assignment;

(x)                                                              any other contract or document entered into on or prior to the Guarantee Agreement Date that provides any Lien, charge or security interest to the Secured Parties (or any of them); and

(xi)                                                           any other documents, certificates or instruments required to be delivered in connection with the foregoing.

(c)           Project Documents. DOE has received fully executed copies of each of the following documents (together with a fully executed consent to assignment related to each of the following documents), each certified by the Borrower that (x) such copy is a true, correct and complete copy of such document (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters), (y) such document has been duly executed and delivered by the parties thereto and is in full force and effect and (z) to the

Borrower’s Knowledge, no party to such document is or, but for the passage of time or giving of notice or both, will be in breach of any obligation thereunder:

(i)                    the Land Lease Agreement;

(ii)                   each other contract or other document evidencing the Borrower’s ownership or control of land and rights to land for the Project, all easements, licenses, and covenants, conditions and restrictions in connection with the Project Site and any and all other documents (including estoppel certificates from landlords) affecting an interest in or right to use the Project Site;

(iii)                  the Construction Contracts and all consulting, engineering, equipment supply and construction agreements;

(iv)                  the Power Purchase Agreements;

(v)                   the Large Generator Interconnection Agreement and all ancillary transmission and interconnection agreements;

(vi)                  each other contract that is required for construction management, project administration and operation and maintenance of the Project;

(vii)                 intellectual property documents evidencing the Borrower’s right to use the intellectual property required to construct, operate and use the Project;

(viii)                the Delivery Term Security Maintenance Agreement;

(ix)                  the Mitigation Land Acquisition Agreement;

(x)                   the Purchase and Sale Agreement;

(xi)                  the Development Services Agreement;

(xii)                 the O&M Agreement;

(xiii)                the Master Services Agreement;

(xiv)                the Escrow Agreement;

(xv)                 other supply agreements, including all agreements relating to materials, utilities, engineering services, equipment supplies, transportation of raw materials, commodities, and other supplies required to operate the Project and the transmission of the output from the Project; and

(xvi)               any other documents or agreements including real property agreements, labor agreements, management services agreements, professional services agreements, and such other agreements reasonably required to construct, own, operate and maintain the Project, certificates or instruments required to be delivered in connection with any of the foregoing that have been entered into by the Borrower in connection with the Project prior to the Guarantee Agreement Date, in each case that DOE has designated as a “Project Document” in a writing delivered to the Borrower prior to the Guarantee Agreement Date.

(d)           Organizational Documents. The Organizational Documents of each Borrower Compliance Entity, accompanied, in each case, by the appropriate Officer’s Certificates, Secretary’s Certificates, good standing certificates, incumbency certificates, resolutions and any other documents as DOE reasonably requests (each effective as of the Guarantee Agreement Date), with respect to, inter alia, approval of (i) each such Borrower Compliance Entity’s participation in the Project, (ii) the financing therefor (including the Guaranteed Loans) and the granting of Liens and (iii) the execution, delivery and performance by each such Borrower Compliance Entity of the Transaction Documents to which it is party.

(e)           Merger Documents. The Merger Documents.

(f)            Other Documents. Any other documents and agreements as may be required under the Program Requirements or as otherwise required by DOE, including the Monitoring Table, substantially in the form attached hereto as Exhibit Q.

4.1.2.  Plans and Projections.

(a)           DOE has received, not later than the Ratings Package Delivery Date, the following items (which items will be certified on the Guarantee Agreement Date by an Officer’s Certificate of the Borrower substantially in the form of Exhibit C-1 and by the Independent Engineer on a certificate substantially in the form of Exhibit E), as to the Borrower’s best estimate of the information contained therein as of the Ratings Package Delivery Date:

(i)                    Construction Budget. A construction budget, setting forth, on a monthly basis, all Project Costs necessary to design, develop, construct and start-up the Project through the Project Completion Date (including the amount of any Project Costs previously funded by any Borrower Entity), which construction budget shall specify on an aggregate basis for all Project Costs: (I) the portions of any Project Costs that constitute Eligible Project Costs; and (II) the amount of contingencies, which Construction Budget shall have been reviewed by the Independent Engineer;

(ii)                   Project Plans. The detailed project plans for the design, development, financing, construction, implementation, operation and management of the Project, including updates and supplements to information submitted in response to “Attachment B” to the instructions for Application for a DOE Guarantee, approved by the Independent Engineer as being satisfactory and in form and substance acceptable to DOE and including, without limitation: (i) procurement strategy, supply chain management plan, vendor database, long-lead procurement plan and schedule of domestic content of purchased items; (ii) quality control plan, quality assurance flow-down requirements for major subcontractors and quality assurance plan for operations and maintenance; (iii) risk management plan and risk register; (iv) safety plan; and (v) operations and maintenance plan;

(iii)                  Financial Plan. A financial plan setting forth all sources and uses of funds needed to pay Project Costs, as reviewed by the Independent Engineer;

(iv)                  Project Costs Report. A detailed description, with supporting documents as reasonably requested by DOE, (A) of Project Costs (including all development costs) incurred and paid to third parties prior to the Ratings Package Delivery Date prepared by the Borrower and reviewed by the Independent Engineer and (B) specifying those Project Costs for which the Borrower, the Sponsors or any Affiliate thereof seeks credit to be applied toward Base Equity and certifying that such amounts are Eligible Project Costs and have been applied in accordance with the Construction Budget;

(v)                   Advance Schedule. A schedule detailing the expected dates and amounts of proposed Advances and Equity Contributions to fund Eligible Project Costs consistent with the Project Plans, the Financial Plan, the Construction Budget and the Project Milestone Schedule, prepared by the Borrower and reviewed by the Independent Engineer;

(vi)                  Project Milestone Schedule. A schedule of significant development, construction and completion milestones for the Project provided by the Borrower and reviewed by the Independent Engineer, in form and substance acceptable to DOE, prepared by the EPC Contractor with respect to the EPC Contract; which will: (x) be prepared by the EPC Contractor with respect to the EPC Contract as a level 3 integrated Project schedule using Primavera 6 software; (y) reflect interdependencies among all project design, permitting, procurement and construction activities; and (z) be integrated with the Project work breakdown structure. The Project Milestone Schedule shall include, without limitation: (i) all design, procurement and construction activities, including subcontracted activities; (ii) interconnection activities, including activities related to the interim tap into PG&E’s transmission system; (iii) cost and resource loading information; (iv) major Power Purchase Agreements dates and requirements; (v) phased commissioning and start-up activities and (vi) a critical path analysis;

(vii)                Base Case Projections. A hard copy of, and a computer disk, CDROM or other customary computer storage media, containing projections of operating results reviewed by the Independent Engineer and DOE (which shall be finished in Excel file format) and the underlying models and assumptions and explanations thereto, on no less frequently than a semi-annual basis for the Project covering the period from the Ratings Package Delivery Date to a date falling no sooner than twelve months after the Maturity Date, showing, on a basis consistent with the Project Plans and the Transaction Documents, the Borrower’s good faith projections based on assumptions that are believed by the Borrower to be a reasonable operating forecast of revenues, expenses, cash flow, and sources and uses of revenues over the forecast period, which projections shall provide for a Projected Debt Service Coverage Ratio for each Payment Period that is equal to or greater than the Minimum DSCR;

(viii)               Initial Operating Budget. An Initial Operating Budget beginning on the Guaranteed Project Completion Date through the first anniversary of the Operational

Completion Date (the “Initial Operating Budget”), approved by the Independent Engineer;

(ix)                  Employment Projections. Projections for jobs created and maintained in the U.S. as a result of the Project for each calendar year occurring during the term of the Guaranteed Loans;

(x)                   Modified Tracker Components Data. Information with respect to modified elements of the tracker design utilized for the Project, including the torque-tube module-mounting saddles and torque-tube bearings (the “Modified Tracker Components”), including: (x) finite element analysis; and (y) a report including results of qualification testing of the Modified Tracker Components, which shall (i) confirm durability of the Modified Tracker Components sufficient for a 25-year lifetime, (ii) confirm adequacy of bearing design, and (iii) include seismic and wind qualification of the tracker system, including the Modified Tracker Components, approved by the Independent Engineer;

(xi)                  Project Design Package. A complete design package for the Project, in form and substance satisfactory to DOE, including, without limitation: (i) approved design basis documents; (ii) structural analysis for all major systems; (iii) specifications and data sheets for all major components; (iv) general plant arrangements and layout drawings; and (v) integrated design for the supervisory control and data acquisition system and the tracking monitoring and control systems, reviewed by the Independent Engineer; and

(xii)                 Risk Evaluation Documents. Copies of certain Project Documents and Financing Documents (if any) to be identified by DOE in a writing delivered to the Borrower prior to the Guarantee Agreement Date (the “Risk Evaluation Documents”).

(b)           On the Guarantee Agreement Date, DOE shall receive an Officer’s Certificate of the Borrower certifying that, as of the Guarantee Agreement Date, each of the items delivered pursuant to Section 4.1.2(a) has not changed in any material respect since the date of its delivery to DOE, excluding (i) with respect to item (iv) (Project Costs Report), costs incurred since the date of delivery of that item to DOE and (ii) any other changes as approved by DOE.

4.1.3.  Financial Statements. On or prior to the Guarantee Agreement Date, DOE has received (i) annual unaudited Financial Statements for the previous year and unaudited quarterly Financial Statements for the year to date of the Borrower; (ii) consolidated annual audited Financial Statements for the previous year and unaudited quarterly Financial Statements for the year to date of the Ultimate Parent; and (iii) the most recently available consolidated annual audited Financial Statements and unaudited quarterly Financial Statements for the year to date of SunPower Corporation and, as determined by DOE, each other Person whose credit is material to the making of the Guaranteed Loans; in each case together with an Officer’s Certificate in the form of Exhibit I-1 or Exhibit 1-2, as applicable, confirming that such Financial Statements fairly present the financial conditions of such Person.

4.1.4.  Credit Rating. The Project has received a credit rating from Fitch dated at least thirty (30) Business Days prior to the Guarantee Agreement Date.

4.1.5.  Environmental. DOE has received a copy of (i) a “Phase I” environmental site assessment for the Project Site that conforms to applicable industry and regulatory standards, and any additional or follow-up site investigation or compliance-related audits or assessments (including, but not limited to, any “Phase II” environmental site assessments, compliance audits, or environmental site characterization studies), (ii) a Final Environmental Assessment and Finding of No Significant Impact with respect to the Project Site in accordance with the National Environmental Policy Act, and (iii) evidence of satisfaction of any additional environmental requirements (including, but not limited to, wetlands approvals, biological opinions, required mitigations, or other requirements) in accordance with applicable Environmental Laws, including all required National Environmental Policy Act documentation.

4.1.6.  Permits and Approvals.

(a)             All Required Approvals required for the Project as of the Guarantee Agreement Date are listed on Part I of Schedule 4.1.6, and DOE has received fully executed copies of each of the Required Approvals listed on Part I of such schedule, together with an Officer’s Certificate of the Borrower to the effect that: (i) the copies of such Required Approvals delivered pursuant to this Section 4.1.6 are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters); (ii) no term or condition of any of such Required Approvals delivered pursuant to this Section 4.1.6 has been amended from the form thereof delivered pursuant to this Section 4.1.6; (iii) each such Required Approval delivered pursuant to this Section 4.1.6 has been validly issued, is in full force and effect and Non-Appealable; (iv) all conditions precedent to the effectiveness of such Required Approval delivered pursuant to this Section 4.1.6 have been satisfied (other than conditions not required to be satisfied as of the Guarantee Agreement Date that do not require the discretionary approval of a third party); (v) the Borrower has no reason to believe that any of such Required Approvals delivered pursuant to this Section 4.1.6 shall be revoked.

(b)             All Required Approvals not required for the Project as of the Guarantee Agreement Date are listed on Part II of Schedule 4.1.6, and DOE has received an Officer’s Certificate of the Borrower to the effect that the Borrower has no reason to believe that it or any other Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant (as applicable) shall fail to obtain the Required Approvals set forth on Part II of Schedule 4.1.6 in the ordinary course free of any unduly burdensome conditions or requirements at such time or times as may be required under the Transaction Documents or as is otherwise necessary to avoid any material delay in, or impairment to, the performance of the transactions as contemplated by the Transaction Documents.

4.1.7.  Receipt of Evidence. Each of the following conditions have occurred and DOE has determined (in its sole discretion) that it has received satisfactory evidence of such occurrence:

(a)           Lobbying Certification. The Borrower has provided to DOE a Standard Form-LLL “Disclosure Form to Report Lobbying”.

(b)           Commencement of Construction. Commencement of Construction has occurred.

(c)           Cash Grant Eligibility. DOE shall have received:

(i)                    A cost eligibility study report from the Borrower’s Accountant, dated as of the Guarantee Agreement Date and in form and substance reasonably satisfactory to DOE, certifying the projected Project Costs that more likely than not will be included in the cost basis of the Project for purposes of determining the Cash Grant to be received in respect of the Project (determined in accordance with the Cash Grant Guidance, Cash Grant Terms and Conditions and other regulations or guidance issued with respect to the Cash Grant); provided, however, that such cost eligibility study report shall in no event be reasonably satisfactory to DOE unless Borrower’s tax counsel shall have reviewed the material legal assumptions used in creating such report and determined that such legal assumptions should be correct a matter of law.

(ii)                   An Officer’s Certificate from the Sponsor dated as of the Guarantee Agreement Date and certifying (A) that the Project should be eligible for Cash Grants in accordance with Exhibit T, (B) that the commencement of construction within the meaning of the requirements of Section 1603 of Recovery Act with respect to the Project has occurred or will occur prior to the applicable deadline under such Section, (C) as to those factual matters (other than factual matters described in Section 4.1.7(c)(ii)(D)  hereof) as to which the Sponsor is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.1.12 hereof, and which will be relied upon in such opinion, and (D) in reliance upon the cost eligibility study report provided by the Borrower’s Accountant pursuant to Section 4.1.7(c)(i) hereof, as to the aggregate amount of the projected Project Costs that should be included in the cost basis of the Project for purposes of determining the Cash Grant to be received in respect of the Project (such aggregate amount, the “Projected Cash Grant Basis”) and confirming that such Projected Cash Grant Basis has been determined pursuant to a methodology consistent with the Cash Grant Guidance, Cash Grant Terms and Conditions and other regulations or guidance issued with respect to the Cash Grant.

(iii)                  An Officer’s Certificate from SunPower dated as of the Guarantee Agreement Date and certifying as to factual matters as to which SunPower is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.1.12 hereof, and which will be relied upon in such opinion.

(iv)                  An Officer’s Certificate from the Borrower dated as of the Guarantee Agreement Date and certifying as to factual matters as to which the Borrower is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.1.12 hereof, and which will be relied upon in such opinion.

(d)           Guaranteed Loan Fees. Receipt of payment of all Guaranteed Loan Fees from funds other than Advances.

(e)                                       Fee Arrangements for Independent Consultants. The Periodic Expenses of any Independent Consultants incurred and invoiced prior to the Guarantee Agreement Date (i) have been paid in full or (ii) are to be paid by other arrangements satisfactory to DOE.

(f)                                        Prohibited Persons. No Borrower Entity or Borrower Entity Controlling Person or any Person that Controls any Borrower Entity or Borrower Entity Controlling Person is a Prohibited Person.

(g)                                       Davis-Bacon Requirements. DOE shall have received a certificate from the Borrower, dated as of the Guarantee Agreement Date, certifying that the Borrower has complied with all Davis-Bacon Requirements including any retroactive compliance. The Borrower has included, in each of its Davis-Bacon Act Covered Contracts, the Davis-Bacon Requirements.

4.1.8. Update of Conditional Commitment. DOE has determined that there are no material changes to the terms and conditions contained in the Term Sheet, other than any changes that have been agreed by DOE prior to the Guarantee Agreement Date.

4.1.9. No Judgment Liens. DOE has (a) received an Officer’s Certificate from the Borrower certifying that the Borrower does not have a judgment Lien against any of its Property for any Indebtedness owed to the U.S. or any other creditor; and (b) independently verified, to its satisfaction, the absence of any judgment Lien, as certified by the Borrower.

4.1.10. DOE Requirements.

(a)                                      Program Requirements. All Program Requirements required to have been satisfied as of the Guarantee Agreement Date have been satisfied.

(b)                                      Central Contractor Registration. The Borrower has registered in the CCR database.

(c)                                       Patriot Act. Each of DOE and FFB have received all documentation and other information required by regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, customarily delivered to financial institutions in connection with a transaction such as the issuance of the Guaranteed Loans.

4.1.11. Legal Opinions. DOE and the Collateral Agent have received legal opinions dated the Guarantee Agreement Date from legal counsel reasonably satisfactory to DOE, with respect to the laws of the jurisdictions governing any of the Transaction Documents required to be delivered as a condition to the Guarantee Agreement Date and the laws of the jurisdiction of organization of each Borrower Entity that is a party to a Transaction Document, which legal opinions shall address the following: (a) due authorization, execution, delivery and enforceability of the Transaction Documents to which each such Borrower Entity is a party; (b) creation and perfection of security interests under the Security Documents; (c) receipt and Non-Appealability of all Required Approvals then necessary; (d) absence of conflicts with law, agreements or Organizational Documents; (e) absence of material litigation; and (f) such other matters that DOE requests.

4.1.12. Cash Grant Opinion. DOE shall have received a cash grant opinion dated as of the Guarantee Agreement Date from tax counsel reasonably satisfactory to DOE, in form and substance reasonably satisfactory to DOE, relying solely upon, with respect to factual matters, (a) the Transaction Documents, (b) the Merger Documents, (c) the Independent Engineer Report, and (d) the items delivered to DOE pursuant to Sections 4.1.7(c)(i), 4.1.7(c)(ii)(C), 4.1.7(c)(ii)(D), 4.1.7(c)(iii), and 4.1.7(c)(iv) hereof, and subject to qualifications, assumptions, representations and exceptions reasonably satisfactory to DOE, that the Project should qualify for Cash Grants in amounts not less than, and by the dates, set forth in Exhibit T.

4.1.13. Events of Default. No Event of Default or Potential Event of Default has occurred or is continuing.

4.1.14. Guarantee Agreement Date Certificates and Reports. DOE has received:

(a)                                           Borrower Certificate. An Officer’s Certificate of the Borrower substantially in the form of Exhibit C-1 and otherwise regarding the matters required to be certified by it as set forth in Section 4.1 and such other matters that DOE requests.

(b)                                           Borrower Accounting Systems Certification. A certification by a Financial Officer of the Borrower stating that the Borrower’s accounting systems, controls and management information systems and are satisfactory for purposes of providing information necessary for financial reporting in accordance with GAAP.

(c)                                            Sponsor Certificate. An Officer’s Certificate of the Sponsor, substantially in the form of Exhibit U, and addressing such other matters that DOE requests including that (i) the Borrower intends to treat the Guaranteed Loans as debt for federal income tax purposes and (ii) the Borrower is not and has not ever been a member of an affiliated or consolidated group for federal or state tax purposes.

(d)                                           Independent Engineer Certificate and Report. A certificate of the Independent Engineer substantially in the form of Exhibit E regarding the matters required to be certified by it in this Section 4.1 and such other matters that DOE requests, including a confirmation of the reasonableness and appropriateness of:

(i)                                                                  the Construction Budget;

(ii)                                                               the Project Plans;

(iii)                                                            the Financial Plans;

(iv)                                                           the Project Costs Report;

(v)                                                              the Initial Operating Budget;

(vi)                                                           the Advance Schedule;

(vii)                                                        the Project Milestone Schedule;

(viii)                                                     the items described in Section 4.1.2(a)(x) and Section 4.1.2(a)(xi);

(ix)                                                           the Base Case Projections (and all the underlying operating assumptions); and

(x)                                                              certification of Commencement of Construction;

together with the Independent Engineer Report addressing such matters that DOE reasonably requests.

(e)                                       Insurance Advisor Certificate and Report. A report from the Insurance Advisor in respect of the Project and the proposed insurance for the Project (including the insurance required to be obtained by each Major Project Participant under the Major Project Documents) and such other related matters as DOE shall reasonably request, which report shall be in form and substance reasonably satisfactory to DOE, accompanied by an Officer’s Certificate of the Insurance Advisor substantially in the form of Exhibit F regarding the matters specified in Section 4.2.7(f) and addressing such other matters that DOE reasonably requests.

(f)                                        Accountant Letter. A certificate from the Borrower’s Accountant confirming the tax assumptions in the Base Case Projections, in form and substance satisfactory to the DOE.

4.1.15. DOE Approvals. DOE has received each of the following:

(a)                                      Action Memorandum. The action memorandum duly executed and delivered by the Secretary of Energy, authorizing the execution by DOE of the Financing Documents to which it is a party and the apportionment of the Credit Subsidy Cost.

(b)                                      Calculation of Credit Subsidy. Evidence that OMB has reviewed and approved DOE’s calculation of the Credit Subsidy Cost.

(c)                                       Apportionment. Evidence that the Form SF132 Apportionment Request has been approved by OMB and the apportionment has occurred.

4.1.16.  Additional Documents. Receipt of such other documents (including, for the avoidance of doubt, all consents to assignment to the Major Project Documents), certifications, consents, or other items relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as DOE reasonably requests. In particular, the consent and agreement between DOE and PG&E in respect of the HPR II PPA shall state, or PG&E shall otherwise affirm in writing, (i) that PG&E acknowledges that the milestone dates have been extended as per Annex 2 of the Developmental Delay Notice, (ii) that Section 3.9(c)(iii)(A)(I) thereof should be read to apply to time extensions of the Guaranteed Construction Start Date of each of Phase 1, Phase 2 and Phase 3, and (iii) that PG&E acknowledges that the requirements of each of Section 11.1(b) and Section 11.1(c) thereof have been met or waived in writing.

4.1.17.  NRG Equity Immediately prior to the effectiveness of this Loan Guarantee Agreement, the Sponsor shall (directly or indirectly) acquire 100% of Equity Interests in the Borrower from SunPower under the Purchase and Sale Agreement on terms and conditions set forth in the Purchase and Sale Agreement.

4.1.18.  Litigation. Except as may be set forth on Schedule 4.1.18, there is no pending or, to the Borrower’s Knowledge, threatened Action (in writing) (i) that relates to the Project or to any transaction contemplated by any of the Transaction Documents, (ii) that relates to the legality, validity or enforceability of any of the Transaction Documents, or (iii) to which any Borrower Entity (other than any Action contemplated under clause (i) or clause (ii) above) or, to the Borrower’s Knowledge, any other Major Project Participant is a party, that (in the case of this clause (iii) only), either singly or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect.

4.1.19.  Due Diligence Review. DOE has completed, to its satisfaction, its due diligence review of the Project and all other matters related thereto as DOE deems necessary for purposes of the execution of the FFB Documents to be executed and delivered on the Guarantee Agreement Date.

4.1.20.  Notice to Proceed. The Borrower (or, in the case of the EPC Subcontract, SunPower) has issued a “Full Notice to Proceed” (as such term is defined in the EPC Contract and the EPC Subcontract, as applicable) under the EPC Contract and the EPC Subcontract.

4.1.21.  SunPower’s Certification. A certificate from the chief financial officer of SunPower (i) confirming that the EPC Contract, the Master Services Agreement, the Materials and Equipment Supply Agreement, the Purchase and Sale Agreement, potential revenue from a sale of the fee interest in real property subject to the Land Lease Agreement and the Land Lease Agreement are the only sources of revenue for SunPower in the Project and (ii) setting forth the gross profit margin expected to be received by SunPower from the Project as of the Guarantee Agreement Date.

4.1.22.  Quality Assurance Plan. The Borrower has submitted the quality assurance plan.

4.1.23.  No Prejudice. The Borrower has provided an acknowledgement in an Officer’s Certificate, acknowledging on behalf of itself and each Borrower Entity, that the issuance of the DOE Guarantee, including the determination by DOE and the Loan Servicer as to whether Project Costs are Eligible Project Costs, shall not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the

Project or any part thereof under the Internal Revenue Code and under Section 1603 of the American Recovery and Reinvestment Act of 2009.

4.1.24.  Letters of Credit and Surety Bonds. DOE shall have received evidence that the Development Security, the Delivery Term Security, the EPC Contract Security, the Mitigation Land Security and the LGIA Surety Bonds shall have been posted in the form of Letters of Credit, in each case, in form and substance reasonably satisfactory to DOE.

4.1.25.  CEQA Litigation Support Instruments. DOE shall have received final forms of the CEQA Letter of Credit and the Total Guarantee, each in form and substance reasonably satisfactory to DOE.

4.1.26.  Cash Grant Shortfall Security. DOE shall have received (a) the NRG Cash Grant Shortfall Security and the SunPower Cash Grant Shortfall Security, each in form and substance reasonably satisfactory to DOE and (b) a legal opinion, in form and substance satisfactory to DOE, regarding the due execution, authorization, delivery and enforceability of the NRG Cash Grant Shortfall Security.

SECTION 4.2.               Conditions Precedent to First Advance.

The obligation of DOE to approve the first Advance is subject to the prior satisfaction (or waiver), as determined by DOE, of each of the following conditions precedent (and of any deliverable, as to its form and substance) as of the date of Master Advance Notice delivered with respect to the first Advance (or such other date specified in this Section 4.2).

4.2.1. Financing Documents. DOE has received fully executed originals in sufficient counterparts for each party to each of the following Financing Documents, each of which is in full force and effect and without amendment, as certified by the Borrower (or, in the case of Section 4.1.1(a)(iii), certified by the relevant Borrower Entity or Major Project Participant, as the case may be), other than any such amendments permitted under the terms of the Financing Documents and previously disclosed to DOE in writing:

(a)                                           Master Advance Notice. An executed Master Advance Notice together with all certificates and documentation required under this Section 4.2;

(b)                                           Other Financing Documents. The DOE Guarantee, the FFB Documents and any other documents or agreements designated as “Financing Documents” by DOE in a writing delivered to the Borrower prior to the Guarantee Agreement Date, to the extent not delivered pursuant to Section 4.1.1.

4.2.2.  Other Documents. DOE has received the following items, certified by the Borrower:

(a)                                           Borrower Compliance Entity Organizational Documents. Updated certified Organizational Documents of each Borrower Compliance Entity, to the extent any such document has been modified since the Guarantee Agreement Date, accompanied, in each case, by Officer’s Certificates, Secretary’s Certificates, good standing certificates, incumbency certificates, resolutions and any other documents as DOE reasonably requests, with respect to, inter alia, approval of (i) each such Borrower Compliance Entity’s participation in the Project, (ii) the financing therefor (including the Guaranteed Loans) and the granting of Liens and (iii) the execution, delivery and performance by each such Borrower Compliance Entity of the Transaction Documents to which it is party.

(b)                                           Other Transaction Documents. Transaction Documents to the extent not delivered pursuant to Section 4.1.1.

(c)                                            Other Documents. Such other documents as DOE reasonably requests in a writing delivered to the Borrower prior to the Guarantee Agreement Date.

4.2.3. Plans and Projections.

DOE has received an update, if any, of each of the documents delivered pursuant to Section 4.1.2 or certification from the Borrower that no such update is required because such document has not changed since the date of its delivery to DOE.

4.2.4. Financial Statements.

DOE has received the most recent annual audited (if available) and unaudited quarterly Financial Statements of the Borrower, the Ultimate Parent and SunPower Corporation to the extent not delivered pursuant to Section 4.1.3 (whether it was then unavailable or otherwise), together in each case with an Officer’s Certificate from a Financial Officer of each of the Borrower, the Sponsor, or SunPower as applicable.

4.2.5. Permits and Approvals.

(a)                                           All Required Approvals required for the Project as of the First Advance Date are listed on Part I of Schedule 4.2.5 (as may have been amended by the Borrower since the Guarantee Agreement Date), and DOE has received fully executed copies of each of the Required Approvals listed on Part I of such schedule (as may have been amended by the Borrower since the Guarantee Agreement Date), together with an Officer’s Certificate of the Borrower to the effect that: (i) the copies of such Required Approvals delivered pursuant to this Section 4.2.5 are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters); (ii) no term or condition of any of such Required Approvals delivered pursuant to this Section 4.2.5 has been amended from the form thereof delivered pursuant to this Section 4.2.5; (iii) each such Required Approval delivered pursuant to this Section 4.2.5 has been validly issued, is in full force and effect and Non-Appealable; (iv) all conditions precedent to the effectiveness of any such Required Approval delivered pursuant to this Section 4.2.5 have been satisfied (other than conditions not required to be satisfied as of the First Advance Date that do not require the discretionary approval of a third party); (v) the Borrower has no reason to believe that any of such Required Approvals delivered pursuant to this Section 4.2.5 shall be revoked; and (vi) the Required Approvals described in Part I of Schedule 4.2.5 (as may have been amended by the Borrower since the Guarantee Agreement Date) are all of the Required Approvals that are necessary or required to be obtained as of the First Advance Date under

Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of their respective Properties or, to the Borrower’s Knowledge, any Project Participant or any of their respective Properties.

(b)                                           All Required Approvals not then required for the Project are listed on Part II of Schedule 4.2.5 (as may have been amended by the Borrower since the Guarantee Agreement Date), and DOE has received an Officer’s Certificate of the Borrower to the effect that the Borrower has no reason to believe that it or any other Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant (as applicable) shall fail to obtain the Required Approvals set forth on Part II of Schedule 4.2.5 (as may have been amended by the Borrower since the Guarantee Agreement Date) in the ordinary course free of any unduly burdensome conditions or requirements at such time or times as may be required under the Transaction Documents or as is otherwise necessary to avoid any material delay in, or impairment to, the performance of the transactions as contemplated by the Transaction Documents.

4.2.6. Advisors’ Certificates and Reports.

DOE has received bringdown certificates respectively from the Independent Engineer, Insurance Advisor and Borrower’s Accountant, each dated the date of the Master Advance Notice delivered with respect to the first Advance, of the reports delivered pursuant to Section 4.1.14(d), Section 4.1.14(e) and Section 4.1.14(f) and each confirming that the initially delivered report is true and correct in all material respects as of such date:

(a)                                      Independent Engineer Certificate. A certificate from the Independent Engineer, (i) confirming that its certificate and Independent Engineer Report delivered pursuant to Section 4.1.14(d) are true and correct in all material respects as of the date of the Master Advance Notice delivered with respect to the first Advance and, if any matter covered by such certificate or report has been updated since the Guarantee Agreement Date, confirming the reasonableness and appropriateness of any such update and (ii) providing an updated report addressing such matters as DOE reasonably requests.

(b)                                      Insurance Advisor Certificate. An Officer’s Certificate from the DOE Insurance Advisor, (i) confirming that its certificate and report delivered pursuant to Section 4.1.14(e) are true and correct in all material respects as of the date of the Master Advance Notice delivered with respect to the first Advance and, if any matter covered by such certificate or report has been updated since the Guarantee Agreement Date, confirming the reasonableness and appropriateness of any such update, (ii) addressing each of the matters contemplated by Section 4.2.7(f) and (iii) providing an updated report addressing such matters as DOE reasonably requests.

(c)                                       Accountant Letter. A certificate from the Borrower’s Accountant confirming that its certificate delivered pursuant to Section 4.1.14(f) is true and correct in all material respects as of the date of the Master Advance Notice delivered with respect to the first Advance or, if any matter covered by such certificate has been updated since the Guarantee Agreement Date, confirming the reasonableness and appropriateness of any such update.

(d)                                           Pre-Closing Project Costs Report. An update to the report delivered pursuant to Section 4.1.2(a)(iv) which shall be a detailed description, with supporting documents as reasonably requested by DOE, (A) of Project Costs (including all development costs) incurred and paid to third parties prior to the date of the Master Advance Notice delivered with respect to the first Advance prepared by the Borrower and reviewed by the Independent Engineer for costs of a technical nature and (B) specifying those Project Costs for which the Borrower, the Sponsors or any Affiliate thereof seeks credit to be applied toward Base Equity and certifying that such amounts are Eligible Project Costs and have been applied in accordance with the Construction Budget.

4.2.7. Receipt of Evidence.

Each of the following conditions has occurred and DOE has received satisfactory evidence of such occurrence:

(a)                                      [Reserved.]

(b)                                      Project Accounts. Each of the Project Accounts has been established in accordance with the provisions of the Accounts Agreement.

(c)                                       Security Interests.

(i)                                                             All security interests intended to be created by the Security Documents have been validly created and, where appropriate, have been registered or otherwise perfected to create a first priority perfected security interest and Lien, subject only to Permitted Liens, over the Collateral in favor of the Secured Parties.

(ii)                                                          Each of the Security Documents has been duly filed and registered or recorded in every jurisdiction in which such filing and registration or recording is necessary or advisable to make valid and effective the Liens intended to be created thereby and the rights of the Secured Parties thereunder and all fees and duties in connection with such filing, registration or recording have been paid in full.

(d)                                      Borrower Bankruptcy Remote. The Borrower’s Organizational Documents include bankruptcy remote provisions (including, but not limited to, a certificate of formation, which limits the organizational purpose to construction, operation, development, financing and maintenance of the Project and requires that, notwithstanding anything included therein or by any provision of law, the Borrower will not, without 100% approval by the outstanding membership interests, dissolve, liquidate, consolidate or merge into another entity or convey or transfer properties and assets or institute proceedings to be adjudicated in bankruptcy or insolvency or seek consent to reorganize or liquidate) and an independent director (who has not been, in the last five years, (i) a direct or indirect legal or beneficial owner of the Borrower, any Borrower Affiliate or SunPower, (ii) a creditor, supplier, employee, officer, director, family member, manager or contractor of the Borrower, any Borrower Affiliate or SunPower or (iii) a person who controls the Borrower, any Borrower Affiliate or SunPower or any creditor, supplier, employee, officer, director, family member, manager or contractor of the Borrower or any Borrower Affiliate or SunPower) has been appointed to the board (or equivalent governing body) of the Borrower.

(e)                                       Taxes; Costs and Periodic Expenses. All Taxes and all other costs, fees and Periodic Expenses due in connection with the execution, delivery, filing, registration, recordation or performance of the Transaction Documents or the perfection of the security interests in the Collateral (i) have been paid in full, (ii) are to be paid with the proceeds of the requested Advance or (iii) are to be paid by other arrangements satisfactory to DOE.

(f)                                        Insurance. (i) All Required Insurance is in place, in good standing and in full force and effect without default and all premiums due thereon (A) have been paid in full, (B) are to be paid with the proceeds of the first Advance or (C) are to be paid by other arrangements satisfactory to DOE and (ii) the Loan Servicer has received certificates or policies with respect to such Required Insurance, designating the Collateral Agent as loss payee and the Secured Parties as additional insureds, as appropriate, certified by the Borrower and the DOE Insurance Advisor as being true, correct and complete.

(g)                                       Land Acquisition; Title to Project Site. (i) The Borrower owns or has procured such fee, leasehold, easement and other real property interests (subject only to Permitted Liens) in and to the Project Site as is necessary for the development, construction, ownership, operation and maintenance of the Project thereon, (ii) the ALTA Survey has been issued to the Borrower and to the DOE and (iii) the Title Policy has been issued to the DOE (or the Title Companies are irrevocably committed to issue such Title Policy upon recordation of the Deed of Trust and payment of the Title Companies’ premiums and charges).

(h)                                      Base Equity Commitment. (i) The Base Equity Commitment obligation has been fully funded, or the Base Equity Commitment Collateral for the remaining amount of the Base Equity Commitment has been provided as set forth in the Equity Funding Agreement and (ii) funding of the Base Equity Commitment was, or will be, applied towards Project Costs in accordance with the Equity Funding Agreement.

(i)                                          Intellectual Property. The Borrower owns or holds (or has available to it on commercially reasonable terms) a valid and enforceable license or right to use all Technology and Intellectual Property Rights necessary for the construction and operation of the Project through the Maturity Date (which includes all Intellectual Property Rights granted or conferred under the EPC Contract) subject to Bankruptcy Laws and general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity.

(j)                                         Payment and Performance Bonds. Any Support Instruments (including payment and performance bonds) required to be issued in respect of any Project Document have been delivered and are in full force and effect.

(k)                                      Debt Repayment. Any existing Indebtedness of the Borrower has been indefeasibly repaid in full in cash and any associated Liens encumbering any Collateral have been irrevocably released, other than Permitted Indebtedness and Permitted Liens.

(1)                                      Fees. Receipt of payment of all Guaranteed Loan Fees and fees of Independent Consultants then due from funds other than Advances.

(m)           Davis-Bacon Requirements. Each of the representations and warranties made by the Borrower in Section 5.25(a) are true and correct.

4.2.8. Non-disturbance Agreements.

With respect to any portion of the Project Site consisting of a leasehold or easement interest, DOE and the Collateral Agent have received customary non-disturbance agreements from each applicable lessor or owner of the burdened parcel, and each of their respective mortgagees, each in form and substance satisfactory to DOE.

4.2.9. Program Requirements.

All Program Requirements required to have been satisfied as of the Guarantee Agreement Date have been satisfied.

4.2.10. Conditions Precedent in FFB Documents.

Each condition precedent to the first Advance under the FFB Documents has been satisfied in the sole determination of FFB and DOE, as applicable.

4.2.11. Conditions Precedent in Transaction Documents.

All conditions precedent to the obligations of any party under any Transaction Document to be performed as of the First Advance Date have been satisfied or waived.

4.2.12. Legal Opinions.

To the extent that (a) DOE and the Collateral Agent have not received legal opinions governing one or more of the Transaction Documents or (b) there have been any material amendments or changes to the Transaction Documents since the Guarantee Agreement Date, DOE and the Collateral Agent have received legal opinions dated the First Advance Date and from legal counsel satisfactory to DOE, with respect to the laws of the jurisdictions governing such Transaction Documents to which each Borrower Entity and each other Major Project Participant is a party and the laws of the jurisdictions of organization of each Borrower Entity and each other Major Project Participant that is a party to such Transaction Documents. Such legal opinions shall include the following: (i) due authorization, execution, delivery and enforceability of such Transaction Documents to which each such Borrower Entity and other Major Project Participant is a party; (ii) creation and perfection of security interests under the Security Documents (if applicable and solely with respect to such Transaction Documents); (iii) receipt and Non-Appealability of all Required Approvals necessary (if applicable and solely with respect to such Transaction Documents); (iv) absence of conflicts with law, agreements or Organizational Documents (solely with respect to such Transaction Documents); (v) absence of material litigation (solely with respect to such Transaction Documents); and (vi) such other matters that DOE reasonably requests.

4.2.13. No Judgment Liens.

DOE has received confirmation that the Borrower does not have a judgment Lien against any of its Property for any Indebtedness owed to the U.S. or any other creditor.

4.2.14. Representations and Warranties.

As of the First Advance Date, each of the representations and warranties made (or deemed made) by any Major Project Participant in any Financing Document (including any Direct Agreement) in effect as of the First Advance Date is true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) as of such date except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time).

4.2.15. Transmission.

DOE has received evidence that there are adequate rights to firm transmission service for power generated by the Project in the amounts and during the periods required under the Power Purchase Agreements.

4.2.16. Due Diligence Review.

DOE has completed, to its satisfaction, its due diligence review of the Project and all other matters related thereto.

4.2.17. Litigation.

There is no pending or, to the Borrower’s Knowledge, threatened Action (a) that relates to the Project or to any transaction contemplated by any of the Transaction Documents or (b) that relates to the legality, validity or enforceability of any of the Transaction Documents or (c) to which any Borrower Entity (other than any Action contemplated under clause (a) above) or, to the Borrower’s Knowledge, any other Major Project Participant is a party, that (in the case of clauses (a) and (c) only) the Guarantor has determined has, or is reasonably expected to have, a Material Adverse Effect or may otherwise materially adversely affect the interests of the Guarantor, including in its capacity as an agency of the United States Government.

4.2.18. No Changes to Terms and Conditions of Risk Evaluation Documents.

Except as DOE may have approved, there shall have been no material changes to the terms and conditions of the Risk Evaluation Documents from and after the date such documents were delivered pursuant to Section 4.1.2(a)(xii).

4.2.19. First Advance Date Certificates.

DOE has received:

(a)                                      Borrower Certificate. An Officer’s Certificate, substantially in the form of Exhibit C-2, containing certifications of the Borrower regarding the matters required to be certified by it as set forth in this Section 4.2 and other matters that DOE reasonably requests.

(b)                                      Sponsor Certificate. An Officer’s Certificate of the Sponsor substantially in the form of Exhibit H addressing such other matters that DOE reasonably requests.

(c)                                       Major Project Participant Certificates. A certificate from each Major Project Participant (other than PG&E, the California Independent System Operator, any Borrower Compliance Entity that is delivering the relevant certificate under other sections of this Loan Guarantee Agreement, Escrow Associates, LLC and any Person that is a Major Project Participant solely because it provides a Support Instrument in connection with a Major Project Document) substantially in the form of Exhibit K and addressing such other matters that DOE requests.

4.2.20. Contractor Subordination. DOE has received a subordination agreement from each of the contractors and suppliers identified on Schedule 4.2.20, pursuant to which such party subordinates its interest under the applicable contract identified on Schedule 4.2.20 to the lien of the Deed of Trust, which subordination agreement shall be in the form of Exhibit P or such other form as may be reasonably acceptable to DOE.

4.2.21. Additional Documents. DOE has received such other documents, certifications, or consents relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as DOE reasonably requests.

SECTION 4.3.               Quarterly Conditions Precedent to Advances.

The obligation of DOE to approve each Advance (other than the first Advance to the extent the First Advance Date occurs on or prior to the three (3) month anniversary of the Guarantee Agreement Date) is subject to the prior satisfaction (or waiver), as determined by DOE of each of the following conditions precedent (and of any deliverable, as to its form and substance) (the “Quarterly Conditions Precedent”) as of the most recent Quarterly Approval Date:

4.3.1. Construction Progress Report; Construction Budget.

DOE has received an Officer’s Certificate from each of the Borrower and the Independent Engineer certifying that as of such Quarterly Approval Date:

(a)                                           there is no reason to believe that anything is incorrect or misleading in any material respect in the most recent Construction Progress Report;

(b)                                           there have been no changes to the Construction Budget since (i) the Guarantee Agreement Date in respect of the first Quarterly Approval Date or (ii) the previous Quarterly Approval Date in respect of any succeeding Quarterly Approval Date, except for Approved Construction Changes;

(c)                                            construction of the Project is proceeding in accordance with the Project Plans, the Construction Budget, the Financial Plan and the Project Milestone Schedule, and the Project is expected to achieve Operational Completion by the Anticipated Operational Completion Date;

(d)                                           the Project is expected to achieve Project Completion by the Guaranteed Project Completion Date;

(e)                                       nothing has occurred since the date of the most recent Construction Progress Report or the date of the Independent Engineer’s most recent site visit, whichever is later, that could reasonably be expected to prevent construction of the Project in accordance with the Project Milestone Schedule and the Construction Budget; and

(f)                                        the Borrower has achieved the targets projected in the Project Milestone Schedule to occur prior to such Quarterly Approval Date.

4.3.2. Base Case Projections.

DOE has received either (i) certification from the Borrower that there are no changes to the Base Case Projections that have had, or could reasonably be expected to have, a Material Adverse Effect and that there are no material changes to the assumptions therein or (ii) certified updated Base Case Projections that are acceptable to DOE.

4.3.3. Permits and Approvals.

(a)                                      All Required Approvals required for the Project as of the applicable Quarterly Approval Date are listed on Part I of Schedule 4.3.3 (as may have been amended by the Borrower since the previous Quarterly Approval Date), and DOE has received fully executed copies of each of the Required Approvals listed on Part I of such schedule (as may have been amended by the Borrower since the previous Quarterly Approval Date), together with an Officer’s Certificate of the Borrower to the effect that: (i) the copies of such Required Approvals delivered pursuant to this Section 4.3.3 are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters); (ii) no term or condition of any of such Required Approvals delivered pursuant to this Section 4.3.3 has been amended from the form thereof delivered pursuant to this Section 4.3.3; (iii) each such Required Approval delivered pursuant to this Section 4.3.3 has been validly issued, is in full force and effect and Non-Appealable; (iv) all conditions precedent to the effectiveness of any such Required Approval delivered pursuant to this Section 4.3.3 have been satisfied (other than conditions not required to be satisfied as of the applicable Quarterly Approval Date that do not require the discretionary approval of a third party); (v) the Borrower has no reason to believe that any of such Required Approvals delivered pursuant to this Section 4.3.3 shall be revoked; and (vi) the Required Approvals described in Part I of Schedule 4.3.3 (as may have been amended by the Borrower since the previous Quarterly Approval Date) are all of the Required Approvals that are necessary or required to be obtained as of the applicable Quarterly Approval Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of their respective Properties or, to the Borrower’s Knowledge, any Project Participant or any of their respective Properties.

(b)                                      All Required Approvals not required for the Project as of the applicable Quarterly Approval Date are listed on Part II of Schedule 4.3.3 (as may have been amended by the Borrower since the previous Quarterly Approval Date), and DOE has received an Officer’s Certificate of the Borrower to the effect that the Borrower has no reason to believe that it or any other Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant (as applicable) shall fail to obtain the Required Approvals set forth on Part II of Schedule 4.3.3 (as may have been amended by the Borrower since the previous Quarterly Approval Date) in the ordinary course free of any unduly burdensome conditions or requirements at such time or times as may be required under the Transaction Documents or as is otherwise necessary to avoid any material delay in, or impairment to, the performance of the transactions as contemplated by the Transaction Documents.

4.3.4. Proceedings and Other Documents.

DOE has received (i) certification from the Borrower that all corporate and similar proceedings concluded since the last Quarterly Approval Date are in proper form and substance, (ii) original counterparts or copies certified by the Borrower of all Additional Project Documents entered into since the last Quarterly Approval Date and (iii) such other evidence as DOE reasonably requests in order to evidence the consummation of the transactions contemplated thereby and compliance with the Quarterly Conditions Precedent.

4.3.5. Cash Grant Eligibility. DOE shall have received:

(a)                                           An Officer’s Certificate from the Sponsor dated as of such Quarterly Advance Date and certifying (i) as to those factual matters (other than factual matters described in Section 4.3.5(a)(ii) hereof) as to which the Sponsor is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.3.6 hereof, and which will be relied upon in such opinion, substantially in the form of the corresponding certificate delivered on the Guarantee Agreement Date except to the extent that (A) counsel to the Sponsor reasonably requests changes; (B) the relevant facts or law (including administrative interpretations thereof) have, in the good faith opinion of DOE or DOE’s counsel, changed; (C) DOE or DOE’s counsel requests in good faith reasonable changes to correct errors or omissions in the corresponding certificate delivered on the Guarantee Agreement Date, determined in their reasonable judgment; (D) the scope of the conclusions in the cash grant opinion to be delivered differ from those of the corresponding opinion on the Guarantee Agreement Date (taking into account all of the requirements as to reasonableness and otherwise with respect to such opinion in Section 4.3.6); or (E) as the Sponsor, DOE and their respective counsel shall agree, and (ii) that the Projected Cash Grant Basis is not materially less than described in the cost eligibility study report delivered pursuant to Section 4.1.7(c)(i) hereof.

(b)                                           An Officer’s Certificate from SunPower dated as of such Quarterly Advance Date and certifying as to factual matters as to which SunPower is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.3.6 hereof, and which will be relied upon in such opinion, substantially in the form of the corresponding certificate delivered on the Guarantee Agreement Date except to the extent that (i) counsel to SunPower reasonably requests changes; (ii) the relevant facts or law (including administrative interpretations thereof) have, in the good faith opinion of DOE or DOE’s counsel, changed; (iii) DOE or DOE’s counsel requests in good faith reasonable changes to correct errors or omissions in the corresponding certificate delivered on the Guarantee Agreement Date, determined in their reasonable judgment; (iv) the scope of the conclusions in the cash grant opinion to be delivered differ from those of the corresponding opinion on the Guarantee Agreement Date (taking into account all of the requirements as to reasonableness and otherwise with respect to such opinion in Section 4.3.6); or (v) as SunPower, DOE and their respective counsel shall agree.

(c)                                       An Officer’s Certificate from the Borrower dated as of such Quarterly Advance Date and certifying as to factual matters as to which the Borrower is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.3.6 hereof, and which will be relied upon in such opinion, substantially in the form of the corresponding certificate delivered on the Guarantee Agreement Date except to the extent that (i) counsel to the Borrower reasonably requests changes; (ii) the relevant facts or law (including administrative interpretations thereof) have, in the good faith opinion of DOE or DOE’s counsel, changed; (iii) DOE or DOE’s counsel requests in good faith reasonable changes to correct errors or omissions in the corresponding certificate delivered on the Guarantee Agreement Date, determined in their reasonable judgment; (iv) the scope of the conclusions in the cash grant opinion to be delivered differ from those of the corresponding opinion on the Guarantee Agreement Date (taking into account all of the requirements as to reasonableness and otherwise with respect to such opinion in Section 4.3.6); or (v) as the Borrower, DOE and their respective counsel shall agree.

4.3.6. Cash Grant Opinion. DOE shall have received a cash grant opinion dated as of such Quarterly Approval Date from tax counsel reasonably satisfactory to DOE, in form satisfactory to DOE and in substance reasonably satisfactory to DOE as to the matters discussed in the cash grant opinion provided pursuant to Section 4.1.12 hereof, relying solely upon, with respect to factual matters, (a) the Transaction Documents, (b) the Merger Documents, (c) the Independent Engineer Report, and (d) the items delivered to DOE pursuant to Sections 4.1.7(c)(i), 4.3.5(a), 4.3.5(b), and 4.3.5(c) hereof, and subject to qualifications, assumptions, representations and exceptions reasonably satisfactory to DOE, that there have been no changes in facts or Applicable Law that should adversely affect in any material manner the legal conclusions contained in the cash grant opinion provided pursuant to Section 4.1.12 hereof.

4.3.7.   Receipt of Evidence of Insurance. All required insurance is in place and in full force and effect, with all premiums due thereon paid in full, together with a certificate from the Borrower Insurance Advisor confirming the same.

4.3.8. Quarterly Certificates

DOE has received:

(a)                                      Borrower Certificate. An Officer’s Certificate of the Borrower regarding the matters required to be certified by it as set forth in this Section 4.3 and other matters that DOE reasonably requests. Matters requiring certification of the Borrower pursuant to this Section  4.3.8(a) may be included in the Quarterly Reporting Certificate substantially in the form of Exhibit L and otherwise delivered as part of the Quarterly Reporting Package pursuant to Section  6.1.5 hereof.

(b)                                      Sponsor Certificate. An Officer’s Certificate of the Sponsor substantially in the form of Exhibit H and otherwise regarding the matters that DOE reasonably requests.

(c)                                       Independent Engineer Certificate. A certificate of the Independent Engineer and otherwise regarding the matters required to be certified by it as set forth in this Section 4.3 in substantially the form attached as Exhibit M.

4.3.9. Additional Documents.

DOE has received such other documents, certifications, or consents relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as DOE reasonably requests.

SECTION 4.4.               Conditions Precedent to Each Advance.

The obligation of DOE to approve any Advance (including the first Advance) is subject to the prior satisfaction (or waiver), as determined by DOE, of each of the following conditions precedent (and of any deliverable, as to its form and substance) as of the date of the relevant Master Advance Notice (or such other date specified in this Section 4.4).

4.4.1. Master Advance Notice and Invoices.

DOE has received an executed Master Advance Notice delivered in accordance with the terms of Section 2.2.1 hereunder, together with all certificates and documentation required under this Section 4.4 (and, in the case of the first Advance, Section 4.2).

4.4.2. Quarterly Conditions Precedent.

All Quarterly Conditions Precedent were satisfied on the immediately preceding Quarterly Approval Date.

4.4.3. Representations and Warranties.

Each of the representations and warranties made (or deemed made) by any Borrower Entity or Major Project Participant in any Transaction Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or a similar qualifier, in which case it shall be true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time).

4.4.4. Covenants.

Each Borrower Entity is in compliance in all material respects with its obligations under each Financing Document to which it is a party.

4.4.5. Events of Default.

No Event of Default or Potential Event of Default has occurred or is continuing.

4.4.6. Material Adverse Effect.

Since the Guarantee Agreement Date, for the first Advance, and since the previous Advance Date, for each succeeding Advance, no event (including any legal, arbitral or other dispute review proceeding or any Change of Law) has occurred or could reasonably be expected to occur that has had or could reasonably be expected to have a Material Adverse Effect.

4.4.7. Debt to Equity Ratio.

Both before and after giving effect to the Advance and associated Equity Contributions, the Debt to Equity Ratio, has and will not exceed the Maximum Debt to Equity Ratio.

4.4.8. Permits and Approvals.

(a)                                 All Required Approvals required for the Project as of the date of the relevant Master Advance Notice are listed on Part I of Schedule 4.4.8 (as may have been amended by the Borrower since the delivery of the previous Master Advance Notice), and DOE has received fully executed copies of each of the Required Approvals listed on Part I such schedule (as may have been amended by the Borrower since the delivery of the previous Master Advance Notice), together with an Officer’s Certificate of the Borrower to the effect that: (i) the copies of such Required Approvals delivered pursuant to this Section 4.4.8 are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters); (ii) no term or condition of any of such Required Approvals delivered pursuant to this Section 4.4.8 has been amended from the form thereof delivered pursuant to this Section 4.4.8; (iii) each such Required Approval delivered pursuant to this Section 4.4.8 has been validly issued, is in full force and effect and Non-Appealable; (iv) all conditions precedent to the effectiveness of any such Required Approval delivered pursuant to this Section 4.4.8 have been satisfied (other than conditions not required to be satisfied as of the date of the applicable Master Advance Notice that do not require discretionary approval of a third party); (v) the Borrower has no reason to believe that any of such Required Approvals delivered pursuant to this Section 4.4.8 shall be revoked; and (vi) the Required Approvals described in Part I of Schedule 4.4.8 (as may have been amended by the Borrower since the delivery of the previous Master Advance Notice) are all of the Required Approvals that are necessary or required to be obtained as of the applicable Quarterly Approval Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of their respective Properties or, to the Borrower’s Knowledge, any Project Participant or any of their respective Properties.

(b)                                 All Required Approvals not required for the Project as of the date of the relevant Master Advance Notice are listed on Part II of Schedule 4.4.8 (as may have been amended by the Borrower since the delivery of the previous Master Advance Notice), and DOE has received an Officer’s Certificate of the Borrower to the effect that the Borrower has no reason to believe that it or any other Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant (as applicable) shall fail to obtain the Required Approvals set forth on Part II of Schedule 4.4.8 (as may have been amended by the Borrower since the delivery of the previous Master Advance Notice) in the ordinary course free of any unduly burdensome conditions or requirements at such time or times as may be required under the Transaction Documents or as is otherwise necessary to avoid any material delay in, or impairment to, the performance of the transactions as contemplated by the Transaction Documents.

4.4.9. Litigation.

There is no pending or, to the Borrower’s Knowledge, threatened Action (in writing) (i) that relates to the Project or to any transaction contemplated by any of the Transaction Documents, (ii) that relates to the legality, validity or enforceability of any of the Transaction Documents, or (iii) to which any Borrower Entity (other than any Action contemplated under clause (i) above) or, to the Borrower’s Knowledge, any other Major Project Participant is a party, that (in the case of clause (i) or (iii) above), either singly or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect or would not, in DOE’s determination, have a Material Adverse Effect on DOE’s interest.

4.4.10. No Violation of Law.

The Borrower is in compliance with all Applicable Laws in all material respects and the making of the requested Advance will not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which the Borrower is a party or any judgment or approval to which it is subject.

4.4.11. Fees and Expenses; Taxes.

(a)                                      Fees. Receipt of payment of all Guaranteed Loan Fees and fees of Independent Consultants then due in connection with the Project.

(b)                                      Taxes; Costs and Periodic Expenses. All required Taxes and all other costs, fees and Periodic Expenses (other than fees payable to Independent Consultants) due in connection with the execution, delivery, filing, registration, recordation or performance of the Transaction Documents or the perfection of the security interests in the Collateral (i) have been paid in full, (ii) are to be paid with the proceeds of the requested Advance or (iii) are to be paid by other arrangements satisfactory to DOE.

4.4.12. Davis-Bacon Requirements.

DOE shall have received a certificate from the Borrower, dated as of the date of the relevant Master Advance Notice, certifying that the Borrower has complied with all Davis-Bacon Requirements including any retroactive compliance. The Borrower has included, in each of its Davis-Bacon Act Covered Contracts, the Davis-Bacon Requirements.

4.4.13. Program Requirements.

The Borrower is in compliance with the Program Requirements; provided, however, that the Borrower shall be required to comply with any changes to U.S. Department of Energy and Federal Financing Bank legal and financial requirements, policies, and procedures applicable to the Title XVII program that occur after the Guarantee Agreement Date only to the extent that such requirements, policies, and procedures and such changes have the force of law.

4.4.14. Recovery Act Requirements.

DOE has received an Officer’s Certificate of the Borrower, substantially in the form of Exhibit W, dated as of a date not earlier than fifteen (15) Business Days prior to the relevant Requested Advance Date, stating that the Borrower has timely complied in all material respects with its reporting obligations under Section 6.24(a) with respect to the Recovery Act.

4.4.15. Certificates for Each Advance.

DOE has received:

(a)                                 Borrower Certificate. A Master Advance Notice containing certifications of the Borrower regarding (i) the matters required to be certified by it as set forth in this Section 4.4, (ii) reaffirming the certifications delivered pursuant to Section 4.2.19(a), as applicable, and (iii) other matters that DOE reasonably requests.

(b)                                 Sponsor Certificate. An Officer’s Certificate of the Sponsor, regarding the matters required to be certified by it as set forth in this Section 4.4, substantially similar to that delivered pursuant to Section 4.2.19(b) and addressing such other matters that DOE reasonably requests.

(c)                                  Independent Engineer’s Certificate. An Independent Engineer’s Certificate regarding the matters required to be certified by it as set forth in this Section 4.4 in substantially the form attached as Exhibit E.

(d)                                 Total Funding Certificate. A Borrower’s certificate certifying that Total Funding Available is sufficient to pay Total Project Costs (including Debt Service through Project Completion, Guaranteed Loan Fees, Periodic Expenses, any identified Cost Overruns and the funding of the Debt Service Reserve Account).

4.4.16. Construction Budget.

Certification from the Borrower and Independent Engineer that (a) there have been no changes to the Construction Budget since the date of the most recent Master Advance Notice, except for Approved Construction Changes, and (b) the aggregate amounts to be expended for each category of Project Costs do not exceed the aggregate amounts budgeted for such costs in the then-approved Construction Budget.

4.4.17. Independent Engineer’s Report.

Receipt of the Independent Engineer’s Report, certified as being true and accurate and reporting as to the following:

(a)                                      Construction Progress. Evaluation of progress of the construction of the Project in accordance with the Project Plan, the Construction Budget, and the Project Milestone Schedule;

(b)                                 Expected completion dates. Expectation that the Project will achieve Operational Completion and Project Completion by the Guaranteed Operational Completion Date and Guaranteed Project Completion Date, as applicable;

(c)                                  Other Matters. Other matters reasonably requested by DOE.

4.4.18. Receipt of Evidence.

Each of the following conditions has occurred and DOE has received satisfactory evidence of such occurrence:

(a)                                      Lien Waivers. (i) Each Construction Contractor and any Subcontractors (except those that have individual contract values less than Five Hundred Thousand Dollars ($500,000.00), but not to exceed Ten Million Dollars ($10,000,000) in the aggregate) have unconditionally and irrevocably waived and released all Liens, statutory or otherwise, that it may have or acquire on any portion of the Collateral or the Project with respect to work performed prior to the last submission for payment; (ii) each Construction Contractor and any Subcontractors (except those that have individual contract values less than Five Hundred Thousand Dollars ($500,000.00), but not to exceed Ten Million Dollars ($10,000,000) in the aggregate) have irrevocably waived and released all Liens, statutory or otherwise, that it may have or acquire on any portion of the Collateral or the Project with respect to work performed subsequent to the last submission for payment, conditioned only on receipt of payment for such work; and (iii) all unpaid balances that are due or unsettled claims with any Construction Contractor or any Subcontractor, if any, have been fully paid, other than any such claims that qualify under clause (iii) of the definition of Permitted Liens.

(b)                                      Title Continuation. DOE has received a a pending disbursements endorsement to the Title Policy in the form of attached Exhibit J (or such other form as may be reasonably acceptable to DOE) insuring as of the date of the relevant Master Advance Notice that Borrower owns, as applicable, good and marketable fee title, a valid leasehold interest or a valid easement in and to each element of the Project Site and that the lien of the Deed of Trust is a first and prior lien upon such Real Property as security for the Secured Obligations pursuant to the terms of this Loan Guarantee Agreement, subject only to the Permitted Liens.

(c)                                       Prime Contractor Indemnity. The applicable Construction Contractor has agreed to indemnify DOE, pursuant to a written agreement in form and substance satisfactory to DOE in its reasonable discretion, with respect to any Lien claims that may be made by any Subcontractor of such Construction Contractor from whom any lien waiver was not delivered to DOE pursuant to clauses (i) and (ii) of Section 4.4.18(a). For the avoidance of doubt, such Construction Contractor indemnity shall be required with respect to Lien claims by any Subcontractor from whom a lien waiver is not required to be delivered to DOE under the terms of Section 4.4.18(a) because the applicable contract value is less than Five Hundred Thousand Dollars ($500,000.00).

4.4.19. Subordination Agreements.

DOE has received each of the subordination agreements that Borrower is required to deliver pursuant to Section 6.19.

4.4.20. Additional Documents.

DOE has received such other documents, certifications, or consents relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents that DOE reasonably requests.

4.4.21. Cash Grant Eligibility and Cash Grant Opinion. If a notice described in Section 6.1.9 hereof shall have been provided to DOE at any time since the immediately preceding Advance Date, DOE shall have received:

(a)                                      An Officer’s Certificate from the Sponsor dated as of the date of the relevant Master Advance Notice and certifying (i) as to those factual matters (other than factual matters described in Section 4.4.21(a)(ii) hereof) as to which the Sponsor is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.4.21(d)  hereof, and which will be relied upon in such opinion, substantially in the form of the corresponding certificate delivered on the Guarantee Agreement Date except to the extent that (A) counsel to the Sponsor reasonably requests changes; (B) the relevant facts or law (including administrative interpretations thereof) have, in the good faith opinion of DOE or DOE’s counsel, changed; (C) DOE or DOE’s counsel requests in good faith reasonable changes to correct errors or omissions in the corresponding certificate delivered on the Guarantee Agreement Date, determined in their reasonable judgment; (D) the scope of the conclusions in the cash grant opinion to be delivered differ from those of the corresponding opinion on the Guarantee Agreement Date (taking into account all of the requirements as to reasonableness and otherwise with respect to such opinion in Section 4.4.21(d)); or (E) as the Sponsor, DOE and their respective counsel shall agree, and (ii) that the Projected Cash Grant Basis is not materially less than described in the cost eligibility study report delivered pursuant to Section 4.1.7(c)(i) hereof.

(b)                                      An Officer’s Certificate from SunPower dated as of the date of the relevant Master Advance Notice and certifying as to factual matters as to which SunPower is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.4.21(d) hereof, and which will be relied upon in such opinion, substantially in the form of the corresponding certificate delivered on the Guarantee Agreement Date except to the extent that (i) counsel to SunPower reasonably requests changes; (ii) the relevant facts or law (including administrative interpretations thereof) have, in the good faith opinion of DOE or DOE’s counsel, changed; (iii) DOE or DOE’s counsel requests in good faith reasonable changes to correct errors or omissions in the corresponding certificate delivered on the Guarantee Agreement Date, determined in their reasonable judgment; (iv) the scope of the conclusions in the cash grant opinion to be delivered differ from those of the corresponding opinion on the Guarantee Agreement Date (taking into account all of the requirements as to reasonableness and otherwise with respect to such opinion in Section 4.4.21(d)); or (v) as SunPower, DOE and their respective counsel shall agree.

(c)                                       An Officer’s Certificate from the Borrower dated as of the date of the relevant Master Advance Notice and certifying as to factual matters as to which the Borrower is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.4.21(d) hereof, and which will be relied upon in such opinion, substantially in the form of the corresponding certificate delivered on the Guarantee Agreement Date except to the extent that (i) counsel to the Borrower reasonably requests changes; (ii) the relevant facts or law (including administrative interpretations thereof) have, in the good faith opinion of DOE or DOE’s counsel, changed; (iii) DOE or DOE’s counsel requests in good faith reasonable changes to correct errors or omissions in the corresponding certificate delivered on the Guarantee Agreement Date, determined in their reasonable judgment; (iv) the scope of the conclusions in the cash grant opinion to be delivered differ from those of the corresponding opinion on the Guarantee Agreement Date (taking into account all of the requirements as to reasonableness and otherwise with respect to such opinion in Section 4.4.21(d)); or (v) as the Borrower, DOE and their respective counsel shall agree.

(d)                                 DOE shall have received a cash grant opinion dated as of the date of the relevant Master Advance Notice from tax counsel reasonably satisfactory to DOE, in form satisfactory to DOE and in substance reasonably satisfactory to DOE as to the matters discussed in the cash grant opinion provided pursuant to Section 4.1.12 hereof, relying solely upon, with respect to factual matters, (i) the Transaction Documents, (ii) the Merger Documents, (iii) the Independent Engineer Report, and (iv) the items delivered to DOE pursuant to Sections 4.1.7(c)(i), 4.4.21(a), 4.4.21(b), and 4.4.21(c) hereof, and subject to qualifications, assumptions, representations and exceptions reasonably satisfactory to DOE, that the Project should qualify for Cash Grants in amounts not less than, and by the dates, set forth in Exhibit T.

4.4.22. CEQA Litigation Support Instruments. Unless the Settlement has occurred in a manner satisfactory to DOE, DOE shall have received (a) satisfactory evidence, including the Borrower’s certification that any CEQA Litigation Support Instruments have been issued in the CEQA Support Required Amount and (b) if the CEQA Litigation Support Instruments include a Total Guarantee being delivered, or otherwise amended or modified, with respect to such Advance, a legal opinion, in form and substance satisfactory to the Collateral Agent, regarding the due execution, authorization, delivery and enforceability of the Total Guarantee; provided that, if the Total Guarantee guarantees all the Secured Obligations, then such legal opinion shall only be issued on the date of the issuance of the Total Guarantee and no bring-down of such legal opinion shall be required prior to each Advance so long as the Total Guarantee continuously remains in full force and effect.

4.4.23. CEQA Litigation Support Instruments. Unless the Settlement has occurred, DOE shall have received fully executed originals of one or more CEQA Litigation Support Instruments in the aggregate amount of not less than the CEQA Support Required Amount.

SECTION 4.5.               Semi-Annual Conditions Precedent to Advances.

The obligation of DOE to approve each Advance (other than any Advances occurring on or prior to the six (6) month anniversary of the Guarantee Agreement Date) is subject to the prior satisfaction (or waiver), as determined by DOE, of each of the following conditions precedent (and of any deliverable, as to its form and substance) as of the most recent Semi-Annual Approval Date:

4.5.1. Cash Grant Eligibility.

(a)                                 An Officer’s Certificate from the Sponsor dated as of the most recent Semi- Annual Approval Date and certifying (i) as to those factual matters (other than factual matters described in Section 4.5.1(a)(ii) hereof) as to which the Sponsor is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.5.2  hereof, and which will be relied upon in such opinion, substantially in the form of the corresponding certificate delivered on the Guarantee Agreement Date except to the extent that (A) counsel to the Sponsor reasonably requests changes; (B) the relevant facts or law (including administrative interpretations thereof) have, in the good faith opinion of DOE or DOE’s counsel, changed; (C) DOE or DOE’s counsel requests in good faith reasonable changes to correct errors or omissions in the corresponding certificate delivered on the Guarantee Agreement Date, determined in their reasonable judgment; (D) the scope of the conclusions in the cash grant opinion to be delivered differ from those of the corresponding opinion on the Guarantee Agreement Date (taking into account all of the requirements as to reasonableness and otherwise with respect to such opinion in Section 4.5.2); or (E) as the Sponsor, DOE and their respective counsel shall agree, and (ii) that the Projected Cash Grant Basis is not materially less than described in the cost eligibility study report delivered pursuant to Section 4.1.7(c)(i) hereof.

(b)                                 An Officer’s Certificate from SunPower dated as of the most recent Semi-Annual Approval Date and certifying as to factual matters as to which SunPower is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.5.2  hereof, and which will be relied upon in such opinion, substantially in the form of the corresponding certificate delivered on the Guarantee Agreement Date except to the extent that (i) counsel to SunPower reasonably requests changes; (ii) the relevant facts or law (including administrative interpretations thereof) have, in the good faith opinion of DOE or DOE’s counsel, changed; (iii) DOE or DOE’s counsel requests in good faith reasonable changes to correct errors or omissions in the corresponding certificate delivered on the Guarantee Agreement Date, determined in their reasonable judgment; (iv) the scope of the conclusions in the cash grant opinion to be delivered differ from those of the corresponding opinion on the Guarantee Agreement Date (taking into account all of the requirements as to reasonableness and otherwise with respect to such opinion in Section 4.5.2); or (v) as SunPower, DOE and their respective counsel shall agree.

(c)                                  An Officer’s Certificate from the Borrower dated as of the most recent Semi- Annual Approval Date and certifying as to factual matters as to which the Borrower is required to make a representation under the cash grant opinion required to be provided pursuant to Section 4.5.2 hereof, and which will be relied upon in such opinion, substantially in the form of the corresponding certificate delivered on the Guarantee Agreement Date except to the extent that (i) counsel to the Borrower reasonably requests changes; (ii) the relevant facts or law (including administrative interpretations thereof) have, in the good faith opinion of DOE or DOE’s counsel, changed; (iii) DOE or DOE’s counsel requests in good faith reasonable changes to correct errors or omissions in the corresponding certificate delivered on the Guarantee Agreement Date, determined in their reasonable judgment; (iv) the scope of the conclusions in the cash grant opinion to be delivered differ from those of the corresponding opinion on the Guarantee Agreement Date (taking into account all of the requirements as to reasonableness and otherwise with respect to such opinion in Section 4.5.2); or (v) as the Borrower, DOE and their respective counsel shall agree.

4.5.2. Cash Grant Opinion.

DOE shall have received a cash grant opinion dated as of the most recent Semi-Annual Approval Date from tax counsel reasonably satisfactory to DOE, in form satisfactory to DOE and in substance reasonably satisfactory to DOE as to the matters discussed in the cash grant opinion provided pursuant to Section 4.1.12 hereof, relying solely upon, with respect to factual matters, (a) the Transaction Documents, (b) the Merger Documents, (c) the Independent Engineer Report, and (d) the items delivered to DOE pursuant to Sections 4.1.7(c)(i), 4.5.1(a), 4.5.1(b), and 4.5.1(c) hereof, and subject to qualifications, assumptions, representations and exceptions reasonably satisfactory to DOE, that the Project should qualify for Cash Grants in amounts not less than, and by the dates, set forth in Exhibit T.

SECTION 4.6.               Determination of Satisfaction of Conditions Precedent.

The satisfaction of any condition precedent to the Guarantee Agreement Date or to the making of any Advance or any Quarterly Approval Date shall be determined by DOE, and it shall be entitled (but not required) to consult with the Independent Engineer or any of its other Independent Consultants in making such determinations.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

The Borrower makes all of the following representations and warranties to and in favor of DOE as of (i) the Guarantee Agreement Date, (ii) each Quarterly Approval Date, (iii) each Advance Date and (iv) the Project Completion Date, except as such representations and warranties relate to an earlier date and all of these representations and warranties shall survive the Guarantee Agreement Date:

SECTION 5.1.               Organization.

The Borrower (i) is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business in the State of California and in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect and (iii) has all requisite limited liability company power and authority to (A) own or hold under lease and operate the property it purports to own or hold under lease; (B) carry on its business as now being conducted and as proposed to be conducted in respect of the Project; (C) incur Indebtedness and create Liens on all and any of its Properties; and (D) execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

SECTION 5.2.               Authorization; No Conflict.

The Borrower has duly authorized, executed and delivered the Transaction Documents to which it is a party, and neither its execution and delivery thereof nor its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms hereof or thereof does or will (i) contravene its Organizational Documents or any Applicable Laws, (ii) contravene or result in any breach or constitute any default under any Governmental Judgment, (iii) contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its Properties, under any agreement or instrument to which it is a party or by which it or any of its Properties may be bound, except for any Permitted Liens or (iv) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained, which are in full force and effect.

SECTION 5.3.               Legality; Validity; Enforceability.

Each Transaction Document, each of the CEQA Litigation Support Instruments and each of the NRG Cash Grant Shortfall Security and the SunPower Cash Grant Shortfall Security is a legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, subject to Bankruptcy Laws and general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity.

SECTION 5.4.               Capitalization.

All of the Equity Interests of the Borrower have been duly authorized, validly issued, are fully paid and non-assessable and are owned by the Holding Company, free and clear of all Liens other than Liens created under the Equity Pledge Agreement. After giving effect to the condition precedent set forth in Section 4.1.17, there are no outstanding options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of the Borrower or any agreements or arrangements for the issuance by the Borrower of additional Equity Interests. After giving effect to the condition precedent set forth in Section 4.1.17, the Borrower does not have outstanding (i) any securities convertible into or exchangeable for its Equity Interests or (ii) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, its Equity Interests.

SECTION 5.5.               Title.

The Borrower owns and has valid legal and beneficial title to, or a valid leasehold interest in, the Project Site and the personal property and other assets and revenues of the Borrower on which it purports to grant Liens pursuant to the Security Documents, in each case free and clear of any Lien of any kind, except for Permitted Liens.

SECTION 5.6.               Real Property.

(a)                                 Each Lease for any portion of the Project Site is valid and subsisting; neither the Borrower nor, to the knowledge of Borrower, the applicable Project Participant is in default in any material respect under any such Lease, and no event has occurred which, with the giving of any applicable notice or passage of time or both, would result in such a default; and the Borrower enjoys peaceful and undisturbed possession of the portion of the Project Site that is the subject of any such Lease and the right to continue to enjoy such possession during the time when such Property is necessary or desirable for the development, construction, ownership, operation or maintenance of the Project subject to any Permitted Liens.

(b)                                      Each easement used in connection with the Project is valid and subsisting; neither the Borrower nor, to the knowledge of Borrower, the applicable Project Participant is in default in any material respect under any such easement, and no event has occurred which, with the giving of any applicable notice and passage of time, could result in such a default; and the Borrower enjoys peaceful and undisturbed use of the portion of the real property that is the subject of any such easement and the right to continue to enjoy such use during the time when any such easement is necessary or desirable for the development, construction, ownership, operation or maintenance of the Project subject to any Permitted Liens.

(c)                                       No condemnation or eminent domain proceeding has been commenced with respect to all or any portion of any Real Property or for the relocation of roadways providing access to such Real Property except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)                                      Except for those disclosed in the Title Policy approved by DOE, there are no current or pending special or other assessments (other than for ad valorem taxes) for public improvements or otherwise affecting any Real Property that would reasonably be expected to result in a Material Adverse Effect.

(e)                                       The Borrower has not suffered, permitted or initiated the joint assessment of any Real Property with any other real property constituting a separate tax lot. The Real Property has been legally subdivided, and for all purposes the Real Property may be mortgaged, conveyed and otherwise dealt with as separate legal lots or parcels; provided that, easement parcels shall not be required to be separate legal lots or parcels.

(f)                                        There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any of the Borrower’s Real Property (other than those restrictions on transfer set forth in the Financing Documents or the Land Lease Agreement).

(g)                                       Other than as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower reasonably expects, as and when necessary, for the development, construction, ownership, operation and maintenance of the Project, to have all utilities available at the title lines of the Project Site, and to the extent the same pass through adjoining private land, are located within valid public or unencumbered private easements which inure to the benefit of the Real Property or to the benefit of the Borrower and its successors and assigns and run with the land.

(h)                                      Other than as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower reasonably expects, as and when necessary for the development, construction, ownership, operation and maintenance of the Project, to have all roads completed and dedicated to public use and accepted by all Governmental Authorities or the subject of access easements which inure to the benefit of the Real Property or to the benefit of the Borrower and its successors and assigns and run with the land.

SECTION 5.7.               Security Interests; Liens.

(a)                                      Pursuant to the Security Documents, the Collateral Agent (for the benefit of the Secured Parties) has a perfected first priority Lien in the Collateral, subject only to Permitted

Liens. Such security interest in the Collateral is and, with respect to any subsequently acquired Property, when so subsequently acquired, will be superior and prior to the rights of all third Persons (other than Permitted Liens) now existing or hereafter arising, whether by way of deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise. All documents and instruments, including the Deeds of Trust and financing statements, have been recorded or filed for record in such manner and in such places as are required and all other action as is necessary or desirable have been taken to establish and perfect the Collateral Agent’s Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents. All Taxes and filing fees and Periodic Expenses that are due and payable in connection with the execution, delivery or recordation of the Deed of Trust and the financing statements, or the execution, issuance and delivery of the FFB Promissory Notes, or the mortgaging of the mortgaged property under the Deed of Trust, have been paid.

(b)                                      Except for Permitted Liens, the Borrower has not created or suffered to exist, and is not under any obligation to create, and has not entered into any transaction or agreement that would result in the imposition of, any Lien upon any of its revenues, properties or assets. There are no Liens on the Equity Interests of the Borrower, except for Permitted Liens.

SECTION 5.8.               Required Approvals.

(a)                                      All Required Approvals required for the Project as of each date on which this representation is made are listed on Part I of Schedule 4.1.6, 4.2.5, 4.3.3 or 4.4.8 (as such Schedules exist on each such date) and:

(i)                                              DOE has received fully executed copies of each of the Required Approvals listed on Part I of such schedules;

(ii)                                           the copies of such Required Approvals delivered to DOE as of the date on which this representation is made are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(iii)                                        no term or condition of any of such Required Approvals has been amended from the form delivered to DOE as of the date on which this representation is made;

(iv)                                       each such Required Approval has been validly issued, is in full force and effect and Non-Appealable;

(v)                                          all conditions precedent to the effectiveness of any such Required Approval have been satisfied (other than conditions not required to be satisfied as of the date on which this representation is made that do not require discretionary approval of a third party); and

(vi)                                       the Borrower has no reason to believe that any of such Required Approvals shall be revoked.

(b)                                      All Required Approvals not required for the Project as of the date on which this representation is made are listed on Part II of Schedule 4.1.6, 4.2.5, 4.3.3 or 4.4.8 (as such Schedules exist on each such date), respectively, and the Borrower has no reason to believe that it or any other Borrower Entity or, to the Borrower’s Knowledge, any relevant Major Project Participant (as applicable) shall fail to obtain the Required Approvals set forth on Part II of such schedule in the ordinary course free of any unduly burdensome conditions or requirements at such time or times as may be required under the Transaction Documents or as is otherwise necessary to avoid any material delay in, or impairment to, the performance of the transactions as contemplated by the Transaction Documents.

(c)                                       The Required Approvals described in Section 5.8(a) are all of the Required Approvals that are necessary or required to be obtained as of the Guarantee Agreement Date and as of each date thereafter that this representation is made, as applicable, under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of their respective Properties or, to the Borrower’s Knowledge, any Project Participant or any of their respective Properties.

(d)                                      The Borrower, each Borrower Entity and, to the Borrower’s Knowledge, each other Major Project Participant is in compliance in all material respects with all Required Approvals that are, as of each date of this representation, required to be obtained by or are, as of the date of this representation, otherwise applicable to such Person.

SECTION 5.9.               Insurance.

All Required Insurance that is required to be in full force and effect as of the date this representation is made is in full force and effect.

SECTION 5.10.   Intellectual Property.

(a)                                      The Borrower owns or holds or can obtain at the appropriate time on terms that are commercially reasonable for the solar energy industry a valid and enforceable license, permit, certificate, franchise, or other authorization or right to use (subject to Bankruptcy Laws and general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity) the Technology and Intellectual Property Rights necessary to (i) design, construct, operate, use and maintain the Project in a commercially reasonable manner and as contemplated under the Major Project Documents in connection with the Project, and (ii) exercise its rights and perform its Obligations under the Major Project Documents and the EPC Contract in connection with the Project.

(b)                                      The Technology and the Intellectual Property Rights licensed to Borrower under the EPC Contract and the use thereof by Borrower in accordance with the terms of the EPC Contract does not infringe upon or misappropriate the Intellectual Property Rights or other rights of any other Person, and (ii) no process, method, substance, part or other material contemplated under the Major Project Documents or otherwise employed by the Borrower infringes, or will infringe, upon or misappropriates, or otherwise violates, the Intellectual Property Rights of any other Person. The Borrower shall indemnify DOE for the full amount of any damages from claims that may be asserted (whether or not validly asserted) against DOE by any Person in connection with the breach, misappropriation, or other violation of the Intellectual Property Rights of such Person in connection with the Project.

SECTION 5.11.        Litigation, Labor Disputes.

(a)                                      Except as set forth on Schedule 4.1.18, there is no pending or, to the Borrower’s Knowledge, threatened (in writing) Action that relates to (i) the Project or to any transaction contemplated by any of the Transaction Documents, (ii) the legality, validity or enforceability of any of the Transaction Documents, or (iii) any Borrower Entity or, to the Borrower’s Knowledge, any other Major Project Participant is a party to, that (excluding any Action contemplated under clause (i) or (ii) above) either singly or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect.

(b)                                      The Borrower has not failed to observe, in any material respect, any Governmental Judgment that has, or could reasonably be expected to have, a Material Adverse Effect. There is no injunction, writ, or preliminary restraining order of any nature issued by a Governmental Authority directing that any transactions contemplated by any of the Transaction Documents not be consummated as herein or therein provided.

(c)                                       No Governmental Judgment has been entered against the Borrower or any Borrower Entity that has, or could reasonably be expected to have, a Material Adverse Effect.

(d)                                      There are no strikes, slowdowns or work stoppages by the employees of any of the Borrower or, to the Borrower’s Knowledge, any Major Project Participant on-going or threatened in writing that have caused or could reasonably be expected to cause a Material Adverse Effect.

(e)                                       None of the Actions set forth on Schedule 4.1.18 has or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.12.        Tax.

(a)                                      The Borrower has filed all material tax returns required by Applicable Laws to be filed by it and has paid (i) all income Taxes payable by it and (ii) all other Taxes and assessments payable by it that have become due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, for which reserves have been established to the extent required by GAAP and permitted by the Applicable Regulations).

(b)                                      Except for those items set forth on Schedule 5.12(b), no withholding Taxes are payable by the Borrower to any Governmental Authority in connection with any amounts payable by the Borrower under or in respect of the Financing Documents.

(c)                                       No Borrower Compliance Entity owes any delinquent Indebtedness to any Governmental Authority of the U.S., including Tax liabilities, unless the delinquency has been resolved with the appropriate Governmental Authority in accordance with the standards of the Debt Collection Improvement Act.

SECTION 5.13.        Financial Statements.

Each of the Financial Statements of the Borrower and the Sponsor delivered to DOE has been prepared in accordance with GAAP and presents fairly, in all material respects, the financial condition of the Borrower or the Sponsor (as the case may be) as of the respective dates of the balance sheets included therein and the results of operations of the Borrower or the Sponsor for the respective periods covered by the statements of income included therein. Except as reflected in such Financial Statements, there are no material liabilities or obligations of the Borrower or the Sponsor, as applicable, of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with GAAP. Since the date of delivery of such Financial Statements, neither the Borrower nor the Sponsor has incurred or assumed any material liabilities or obligations that would be required to be disclosed in accordance with GAAP.

SECTION 5.14.        Business; Contracts; Powers of Attorney; Contingency Fees.

(a)                                      The Borrower has not conducted any business, other than the business contemplated by the Transaction Documents and such other business as may be related to the Project.

(b)                                      The Borrower is not a party to or bound by any contract other than those contracts permitted under the Financing Documents.

(c)                                       Except as provided for in the Financing Documents, the Borrower has not executed and delivered any powers of attorney.

(d)                                      No Borrower Entity has entered into any agreements with financial and/or other professional advisors that provide for payment of a contingent fee computed as a percentage of the amount of the FFB Commitment.

SECTION 5.15.        Transactions with Affiliates.

Except (i) as set forth on Schedule 5.15 and (ii) for Permitted Affiliate Transactions, the Borrower is not a party to any contract or agreement with, and does not have any other loan commitment to, any Borrower Affiliate or SunPower. The Borrower is not a party to any agreement requiring the payment of development fees, the Advances, the Guaranteed Loans or the Maximum Capitalized Interest Amount (other than fees payable to DOE and FFB in accordance with the Financing Documents).

SECTION 5.16.        No Additional Fees.

The Borrower has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents.

SECTION 5.17.        Investments; Subsidiaries.

The Borrower has not made any Investments other than Permitted Investments. The Borrower has no subsidiaries and does not beneficially own any Equity Interests of any other Person.

SECTION 5.18.        Sufficiency of Project Documents.

(a)                                      All fee, leasehold, easement and other real property interests, utility and other services, means of transportation, facilities, and all other materials and rights that are or can reasonably be expected to be necessary for the development, construction, ownership, operation and maintenance of the Project in accordance with Applicable Laws and the Transaction Documents have been procured under the Project Documents or, at the time such rights or materials are required, will be commercially available to the Project at the Project Site on terms consistent with the Construction Budget and the Base Case Projections and, to the extent appropriate, arrangements therefor have been made on terms consistent with the Construction Budget and the Base Case Projections for all such interests, services, means of transportation, facilities, materials and rights.

(b)                                      As of any date on which this representation is made or deemed made, DOE has received a true, complete and correct copy of each of the Project Documents and any Support Instrument related thereto (including all exhibits, schedules, protocols and side letters referred to therein or delivered pursuant thereto, if any, and all amendments, modifications, additions, waivers thereto or thereof) that is in effect as of such date. Since the Guarantee Agreement Date, none of the Project Documents or Support Instruments have been amended or modified, except in accordance with this Loan Guarantee Agreement. Prior to the execution of each such Project Document, the Borrower believed, after having made a reasonable investigation with respect thereto, that each party to each such Project Document or Support Instrument would be able to carry out its Obligations in accordance therewith and nothing has come to the attention of the Borrower to cause it to believe that any such Person will not be able to carry out its Obligations in accordance therewith.

(c)                                       As of any date on which this representation is made or deemed made, (i) each Project Document and any Support Instrument related thereto that is necessary or desirable in connection with the construction, completion, operation or maintenance of the Project as of such date is in full force and effect and all conditions precedent to the Obligations of the respective parties under the Project Documents required to be performed as of such date have been satisfied (or, where required, with the written consent of DOE, waived); (ii) no event has occurred that gives the Borrower, or, to the Borrower’s Knowledge, any Project Participant, the right to terminate any Project Document or any related Support Instrument; (iii) the Borrower is not in default of any material term or provision of any Project Document or related Support Instrument; and (iv) to the Borrower’s Knowledge, no Project Participant is in default of any material term or provision of any Project Document or related Support Instrument.

(d)                                      (i) All representations, warranties and other factual statements made by the Borrower or any other Borrower Entity in any Project Document to which such entity is a party are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or a similar qualifier, in which case it shall be true and correct in all respects) as of any date on which this representation or warranty is made, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time); and (ii) to the Borrower’s Knowledge, all representations, warranties and other factual statements made by each Project Participant in each Project Document (other than the Borrower and the Borrower Entities) are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or a similar qualifier, in which case it shall be true and correct in all respects) as of any date on which this representation or warranty is made, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time).

(e)                                       The Borrower believes that it is technically feasible for the Project Facility to be constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Application.

SECTION 5.19.        Project Milestone Schedule and Construction Budget; Operating Forecasts and Base Case Projections.

(a)                                      As of the time at which this representation is made or deemed made (or in the case of the making of this representation solely on the Guarantee Agreement Date with respect to the Base Case Projections, as of the time such Base Case Projections were delivered pursuant to Section 4.1.2(a)(vii)), the Project Plans, the Construction Budget, the Financial Plan, the Project Milestone Schedule and the Base Case Projections, as amended or supplemented by Approved Construction Changes, (i) are complete and based on reasonable assumptions, (ii) are consistent with the provisions of the Project Documents, (iii) have been prepared in good faith and with due care and (iv) fairly represent the Borrower’s expectation as to the matters covered thereby.

(b)                                      The Project Milestone Schedule, as amended or supplemented by Approved Construction Changes, accurately specifies in summary form the work that each Construction Contractor proposes to complete on or before the deadlines specified therein.

(c)                                       As of the Guarantee Agreement Date, the Construction Budget represents the Borrower’s best estimate of Total Project Costs anticipated to be incurred to construct the Project Facility in the manner contemplated by the Transaction Documents. Since the Guarantee Agreement Date, the Construction Budget has not been amended or changed in any material respect other than with respect to Approved Construction Changes.

(d)                                      As of the Guarantee Agreement Date, the Advance Schedule represents the Borrower’s best estimate of the expected dates and amounts of proposed Advances and Equity Contributions to fund the Borrower’s Project Costs. Since the Guarantee Agreement Date, the Advance Schedule has not been amended or changed in any material respect other than with respect to Approved Construction Changes.

(e)                                       The Borrower’s good faith estimate and belief as of each date this representation is made is that (i) Project Completion will occur no later than the Guaranteed Project Completion Date and (ii) Total Funding Available is sufficient to achieve Project Completion.

SECTION 5.20.        Sufficient Funds.

Total Funding Available will be sufficient to achieve Project Completion.

SECTION 5.21.        Use of Proceeds.

The Borrower has used and shall continue to use the proceeds of all Advances in accordance with the terms and conditions of all applicable Financing Documents.

SECTION 5.22.        Fees and Enforcement.

Other than amounts that have been paid in full or with respect to which arrangements satisfactory to DOE have been made, no fees or Taxes, including documentary, stamp, transaction, registration, or similar Taxes are required to have been paid to ensure the legality, validity, enforceability, priority or admissibility in evidence in applicable jurisdictions of any Transaction Documents.

SECTION 5.23.        Compliance with Applicable Laws.

(a)                                 The Borrower is in compliance with, and has conducted (or caused to be conducted) its business and operations and the business and operations of the Project in compliance with all Environmental Laws and all other Applicable Laws in all material respects.

(b)                                 No notices of violation of any Applicable Law have been issued, entered or received by the Borrower that have not been cured with no remaining liability to the Borrower, other than those that are immaterial.

SECTION 5.24.        Environmental Laws.

(a)                                      All Required Approvals for the Project relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, or (v) the use, generation, storage, transportation or disposal of toxic or Hazardous Substances or wastes (vi) natural resources (including threatened and endangered species) or (vii) other environmental, health or safety matters have been obtained, and the Borrower has not received, nor is the Borrower aware of any facts or circumstances that could reasonably be expected to result in, any complaint, order, directive, claim, citation or notice by any Governmental Authority that is, or could reasonably be expected to become material and relates to its then-existing obligations with respect to the foregoing.

(b)                                      Except as set forth on Schedule 5.24(b), none of the Borrower, any Borrower Entity nor, to the Borrower’s Knowledge, any other Person, has used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, under or about the Project Facility or transported thereto or therefrom, any Hazardous Substances that could reasonably be expected to form the basis of an Environmental Claim or cause the Project to be subject to any restrictions arising under Environmental Laws or otherwise result in material harm to human health or safety, natural resources or the environment.

(c)                                       Except as set forth on Schedule 4.1.18 (as in effect on the Guarantee Agreement Date, as may be updated with DOE’s prior written consent), there is no Environmental Claim pending or, to the Borrower’s Knowledge, threatened against the Borrower or any Borrower

Entity, or against any Person whose liability for any Environmental Claim the Borrower or any Borrower Entity has retained or assumed either contractually or by operation of law. There is not and has not been any condition, circumstance, action, activity or event with respect to the Project, the Borrower or, to the Borrower’s Knowledge, the Project Site that could reasonably be expected to form the basis of any violation of any Environmental Law or otherwise result in material harm to human health or safety, or natural resources or the environment.

(d)                                      The Borrower has provided to DOE all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Borrower regarding environmental matters pertaining to the Project (other than those documents prepared directly by DOE pursuant to the National Environmental Policy Act), or the environmental condition of the Project or Project site, or the compliance (or noncompliance) by the Borrower or any Borrower Entity with any Environmental Laws.

SECTION 5.25.        U.S. Government Requirements.

(a)                                      Davis-Bacon Requirements. The Borrower has complied with all Davis-Bacon Requirements, including any retroactive compliance, and included in each of its Davis-Bacon Act Covered Contracts, the Davis-Bacon Requirements.

(b)                                      Buy American Provisions. The Project does not involve the construction, alteration, maintenance, or repair of a “public building” or “public work” within the meaning of the Buy American Provisions and, therefore, is not subject to the Buy American Provisions.

(c)                                       U.S. Preference. The Borrower has used good faith efforts to maximize U.S.- manufactured content in Project facilities and components, taking into account availability, cost, technical performance, reliability, efficiency, warranty coverage and related commercial terms.

(d)                                      Foreign Asset Control Regulations. Neither the making of any Advances nor the use of the proceeds thereof by the Borrower or at the direction of the Borrower will violate the Foreign Asset Control Regulations.

(e)                                       Prohibited Persons.

(i)                                              None of the Borrower Entities or Borrower Entity Controlling Persons is a Prohibited Person. No event has occurred and no condition exists that is likely to result in any Borrower Entity or Borrower Entity Controlling Person becoming a Prohibited Person.

(ii)                                           To the Borrower’s Knowledge, (A) none of the Major Project Participants or Persons that Control a Major Project Participant is a Prohibited Person and (B) no event has occurred and no condition exists that is likely to result in any Major Project Participant or Persons that Control a Major Project Participant becoming a Prohibited Person.

(f)                                        Anti-Terrorism Order.

(i)                                              Each Borrower Entity and each Borrower Entity Controlling Person, is in compliance with the Anti-Terrorism Order and has not previously violated the Anti- Terrorism Order.

(ii)                                           To the Borrower’s Knowledge, each Major Project Participant and each Person that Controls a Major Project Participant is in compliance with the Anti-Terrorism Order and has not previously violated the Anti-Terrorism Order.

(g)                                       Corrupt Practices Laws; OFAC.

(i)                                              Each Borrower Entity, each Borrower Entity Controlling Person, and each of their respective employees and agents have complied with OFAC and all applicable Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project and, otherwise, conduct the Project in compliance with OFAC and all applicable Corrupt Practices Laws. The internal management and accounting practices and controls of each Borrower Entity and each Borrower Entity Controlling Person are adequate to ensure compliance with all Corrupt Practices Laws.

(ii)                                           To the Borrower’s Knowledge, each Major Project Participant, each Person that Controls a Major Project Participant, and each of their respective employees, and agents is in compliance with OFAC and all Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project and, otherwise, are conducting all activities in connection with the Project in compliance with OFAC and all applicable Corrupt Practices Laws.

(h)                                      Investment Company Act. The Borrower is not required to register as an “investment company” and it is not “controlled” by a company required to register as an “investment company” under the Investment Company Act.

(i)                                          PUHCA. The Borrower is an “exempt wholesale generator” as defined in the Public Utility Holding Company Act. No Secured Party shall, solely by reason of its ownership or operation of the Project or the Borrower upon the exercise of remedies under the Security Documents (without regard to any other asset or entity owned or controlled by such Secured Party or its Affiliates), become subject to the provisions of 18 C.F.R. §§ 366.2, 366.21, 366.22 or 366.23.

(j)                                         Lobbying. No proceeds of the Advances have been or will be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress.

(k)                                      ERISA.

(i)                                              The Borrower does not and has not operated or sponsored any Employee Benefit Plans. The ERISA Affiliates have (A) operated the Pension Plans in compliance with their terms and with all applicable provisions and requirements of the Internal

Revenue Code, ERISA and other applicable Federal or state laws and (B) performed all their respective obligations under such plans in all material respects.

(ii)                                           No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to give rise to any material liability to the Borrower or the ERISA Affiliates.

(iii)                                        Except to the extent required under Section 4980B of the Internal Revenue Code or comparable state law or as properly recognized in the Financial Statements most recently delivered to DOE pursuant to Section 6.1, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any ERISA Affiliate.

(iv)                                       As of the most recent valuation date for any Pension Plan, (A) the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually and in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), has not had and would not reasonably be expected to have a Material Adverse Effect and (B) no Pension Plan has been determined to be in “at risk” status within the meaning of Section 303(i) of ERISA or Section 430(i) of the Code.

(v)                                          The execution and delivery of this Loan Guarantee Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Internal Revenue Code.

(vi)                                       All liabilities under each Pension Plan are (A) funded to at least the minimum level required by Applicable Law or, if higher, to the level required by the terms governing the Pension Plans (B) provided for or recognized in the Financial Statements most recently delivered to DOE pursuant to Section 6.1 to the extent required by and in accordance with GAAP and (C) estimated in the formal notes to the Financial Statements most recently delivered to DOE pursuant to Section 6.1 to the extent required by and in accordance with GAAP.

(vii)                                    (A) The Borrower is not and will not be a “plan” within the meaning of Section 4975(e) of the Internal Revenue Code, (B) the assets of the Borrower do not and will not constitute “plan assets” within the meaning of Section 3(42) of ERISA and the United States Department of Labor Regulations set forth in 29 C.F.R. 2510.3-101, (C) the Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA and (D) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans. The Borrower further agrees to deliver to the Loan Servicer such certifications or other evidence of compliance with the provisions of this Section 5.25(k) as the Loan Servicer or DOE may from time to time request.

SECTION 5.26.        No Judgment Liens; No Indebtedness.

(a)                   The Borrower (i) does not have a judgment lien against any of its property for a debt owed to the United States of America or any other creditor and (ii) does not have any indebtedness owed to the U.S. or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. Section 285.13(d), including any Tax liabilities, except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with the standards of the Debt Collection Improvement Act of 1996.

SECTION 5.27.        Insolvency Proceedings; Solvency.

(a)                   The Borrower is not insolvent and is not the subject of any pending, or to the Borrower’s Knowledge, threatened, Insolvency Proceedings.

(b)                   The Borrower is and, upon the incurrence of any Indebtedness under the Financing Documents and after giving effect to the transactions contemplated hereby, will be, solvent.

SECTION 5.28.        No Defaults; Material Adverse Effect.

(a)              No Event of Default or Potential Event of Default has occurred and is continuing. Neither the Borrower nor any Borrower Entity has (i) breached any of its material obligations under any Financing Document or (ii) issued, entered or received any notice of breach of any Financing Document that has not been cured or waived.

(b)              No Material Adverse Effect has occurred or could reasonably be expected to occur.

SECTION 5.29.        Certain Program Requirements.

(a)                   Eligibility. The Project qualifies as an “Eligible Project” under Title XVII and is not a research, development, or demonstration project or a project that employs Commercial Technologies (as defined in the Applicable Regulations) in service in the U.S.

(b)                   U.S. Nexus. The Project will be constructed and operated in the U.S., the employment of the new or significantly improved technology in the Project has the potential to be replicated in other commercial projects in the United States and this technology is or is likely to be available in the United States for further commercial application.

(c)                    Useful Life. The Maturity Date occurs prior to the end of the period equal to the lesser of (i) thirty (30) years or (ii) ninety percent (90%) of the projected useful life of the Project’s major physical assets.

(d)                   No Tax-Exempt Indebtedness. The Guaranteed Loans do not finance or refinance, either directly or indirectly, tax-exempt indebtedness obligations, consistent with the requirements of Section 149(b) of the Internal Revenue Code.

(e)                    Recovery Act Reporting. The Borrower has taken all necessary steps to be in compliance with its reporting obligations under Section 6.24(a) with respect to the Recovery Act.

SECTION 5.30.        Full Disclosure.

(a)                   Other than Predictive Information, the statements and information of the Borrower contained in any certificate of the Borrower or FFB Document, taken together with all documents, reports or other written information pertaining to the Project, together with all updates of such information from time to time, that have, in each case, been furnished by or on behalf of the Borrower or any other Borrower Entity (including, without limitation, by the Sponsor) to DOE, the Loan Servicer or any Independent Consultant, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made. For the avoidance of doubt, with respect to the deliverables furnished by the Borrower under Section 4.1.2, the representation contained in this Section 5.30(a) is made as of the date of the Ratings Delivery Package Date only.

(b)                   There is no fact known to the Borrower that has not been disclosed to DOE in writing that could reasonably be expected to be material to DOE’s decision to enter into this Loan Guarantee Agreement or the DOE Guarantee or to DOE’s decision to issue the DOE Guarantee or authorize any Advance or that could otherwise reasonably be expected to have a Material Adverse Effect.

(c)                    All existing documents and agreements known to the Borrower that are material in the context of the Transaction Documents or that have the effect of varying any of the Transaction Documents or the Project have been disclosed to DOE in writing.

SECTION 5.31.        Cash Grant Application.

As of each Cash Grant Application Date, all factual information and the representations of the Borrower set forth in the applicable Cash Grant Application will be true, correct and complete in all material respects. No Federal tax credit under Section 45 or Section 48 of the Internal Revenue Code has been claimed or will be claimed by any Person with respect to any assets or property included in the Project or electricity produced by the Project. As of each Cash Grant Application Date, the Borrower will have made every election that is necessary to claim and apply for the applicable Cash Grant.

SECTION 5.32.        Cash Grant Compliance.

(a)                                      The Borrower will meet the standards for applicant and property eligibility set forth in the Cash Grant Guidance. The Borrower reasonably estimates that the aggregate Cash Grant proceeds will be sufficient to timely repay the Guaranteed Cash Grant Bridge Loan. Such estimate is, as of the Guarantee Agreement Date, (i) based on the Borrower’s good faith reasonable judgment (after due inquiry) as to the best available assumptions as to all factual matters material to such estimates, (ii) has been calculated in good faith and with due care and (iii) fairly represents the Borrower’s best expectations as to the amount of the Cash Grants.

(b)                                      From and after the filing of any Cash Grant Application for the Project, the factual information and the representations of the Borrower set forth in such Cash Grant Application are (i) true, correct and complete in all material respects, (ii) based on the Borrower’s good faith reasonable judgment (after due inquiry) as to the best available assumptions as to all factual matters material to the figures set forth therein, (iii) consistent with the provisions of the Financing Documents in all material respects, (iv) prepared in good faith and with due care and (v) fairly represent the Borrower’s good faith reasonable expectations (after due inquiry) as to the matters covered thereby. No federal tax credit has been or shall be claimed by any Person with respect to any asset or property included in the Project or any electricity produced by the Project.

SECTION 5.33.        Ownership by Disqualified Person.

As of the Guarantee Agreement Date and each Cash Grant Application Date, the Borrower is a Delaware limited liability company that is not treated as a corporation for U.S. federal income tax purposes.

SECTION 5.34.        Cargo Preference Act.

To the extent required by the United States Maritime Administration, Borrower is in compliance with the requirements of the Cargo Preference Act of 1954, as amended, and related regulations.

ARTICLE 6
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the date all Secured Obligations (other than inchoate indemnity obligations) are paid in full and the FFB Commitment has terminated, unless DOE waives compliance in writing:

SECTION 6.1.               Information Covenants.

At its own expense the Borrower shall furnish or cause to be furnished to DOE, in each case (x) in unalterable electronic format (except for the financial model, which shall be finished in Excel file format) with a reproduction of the signatures where required and (y) upon request by DOE, in other electronic format, the following items:

6.1.1.    Monthly Reports.

(a)                   Within fifteen (15) Business Days after the end of each month prior to the Project Completion Date, a Construction Progress Report certified by an Authorized Officer of the Borrower and the Independent Engineer as being accurate and complete in all material respects based upon the Borrower’s good faith reasonable estimates of information contained therein and certification that the Project is expected to achieve Operational Completion and Project Completion by the Guaranteed Operational Completion Date and Guaranteed Project Completion Date, as applicable; and

(b)                   Within fifteen (15) Business Days after the end of each month falling after the Operational Completion Date, an Operations Report covering the previous monthly period and certified by an Authorized Officer of the Borrower as being accurate and complete in all material respects based upon the Borrower’s good faith reasonable estimates of information contained therein;

6.1.2.    Quarterly Financial Statements. Within forty five (45) days after the end of each fiscal quarter of the Borrower:

(a)                            unaudited Financial Statements of the Borrower as at the end of such quarterly period; and

(b)                            a discussion and analysis by a Financial Officer of the Borrower of the business and operations of the Borrower with respect to such quarter, including (A) a statement of all material financial transactions (other than any transactions contemplated under the Transaction Documents) and a report of all transactions involving the Borrower, on the one hand, and on the other hand any other Borrower Entity (other than any such transaction under the O&M Agreement or the Delivery Term Security Maintenance Agreement), (B) for each such quarter that includes all or a portion of the Construction Period, calculations showing the Debt to Equity Ratio and (C) for each such quarter that includes all or a portion of the Operating Period, calculations showing compliance with the requirements of Section 6.16 and certification of such compliance

6.1.3.    Annual Financial Statements and Reports. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year:

(a)                                      audited Financial Statements of the Borrower for such Fiscal Year, accompanied by a report and opinion of the Borrower’s Accountant to the effect that such Financial Statements present fairly the financial condition, results of operations, shareholder’s equity and cash flows of the Borrower for such Fiscal Year, which report and opinion should be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                      a discussion and analysis by management of the Borrower of the Borrower’s business and operations at the end of such Fiscal Year, including with respect to the matters set forth in clause 6.1.2(b) above; and

(c)                                       a report detailing a comparison between the Operating Revenues, Operating Costs and Debt Service projected to be received or paid in such Fiscal Year pursuant to the applicable Operating Budget for such Fiscal Year and the Operating Revenues, Operating Costs and Debt Service actually received or paid in such Fiscal Year.

6.1.4.    Certification by Financial Officer.

Each time Financial Statements of the Borrower are delivered pursuant to clauses 6.1.2(a) and 6.1.3(a) hereof such Financial Statements shall be certified by a Financial Officer of the Borrower (in the case of Financial Statements delivered pursuant to clause 6.1.2(a), in a Quarterly Reporting Certificate, and in the case of Financial Statements delivered pursuant to clause 6.1.3(a) in an Officer’s Certificate of a Financial Officer of the Borrower in the form of Exhibit I-2) as having been prepared in accordance with GAAP on a consistent basis and as fairly presenting in all material respects the financial condition of the Borrower as of the date thereof and the results of operations and cash flows of the Borrower for the periods presented. Such certification also shall include a certification that the Person has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and (i) that other than as set out in such Financial Statements, there are no liabilities or obligations of the Borrower that are required to be presented in such Financial Statements in accordance with GAAP and (ii) that no Event of Default or Potential Event of Default exists, or if such certification cannot be made, the nature and period of existence of such Event of Default or Potential Event of Default and what corrective action the Borrower has taken or proposes to take with respect thereto.

6.1.5.             Quarterly Reporting Package. Within forty five (45) days after the end of each fiscal quarter of each Fiscal Year, each certified by an Officer’s Certificate of the Borrower:

(a)        for each fiscal quarter that includes all or a portion of the Construction Period: (i) a summary construction report, which shall include a detailed assessment of the Project’s performance in comparison with the Construction Budget and Project Milestone Schedule then in effect for such period, including (A) basic data relating to construction of the Project Facility, (B) a description and explanation of any Event of Loss, Actions or other material disputes between the Borrower and any Person and (C) any material non-compliance with any Required Approval then in effect and (ii) an updated Project Milestone Schedule and an updated Construction Budget, reflecting any Approved Construction Changes (or certification that no changes or updates are then required);

(b)        for each fiscal quarter that includes all or a portion of the Operating Period: (i) a summary operating report, which shall include a detailed assessment of the Project’s performance in comparison with the Project Plans then in effect for such period, including basic data relating to the operation of the Project, pricing information, unusual maintenance activity, material casualty losses, material disputes between the Borrower and any Person and material non-compliance with any Governmental Approvals, (ii) an updated Operating Plan for the next four fiscal quarters, an updated Operating Forecast for the next four fiscal quarters, and, if requested by DOE, updated Base Case Projections in form and substance satisfactory to DOE and (iii) upon the request of DOE, an Authorized Officer of the Borrower shall schedule a date to discuss any updated Operating Plan, updated Operating Forecast, updated Base Case Projections and such other matters relating to the Project as DOE reasonably requests; and

(c)        all other items indicated in Section 6.1.2 as being part of the Quarterly Reporting Package, together with a Quarterly Reporting Certificate;

6.1.6.             Financial Statements of Sponsor.

Promptly after the same become available, unaudited quarterly and audited annual Financial Statements of the Sponsor prepared in accordance with GAAP and certified by a Financial Officer of the Sponsor pursuant to an Officer’s Certificate in the form of Exhibit I-3 as having been prepared in accordance with GAAP on a consistent basis and as fairly presenting in all material respects the financial condition of the Sponsor as of the date thereof and the results of operations and cash flows of the Sponsor for the periods presented.

6.1.7.             Management Letters.

Promptly, but in any event within five (5) Business Days, after the Borrower’s receipt thereof, a copy of any management letter or other material communications received by the Borrower from the Borrower’s Accountant in relation to its financial, accounting and other systems, management or accounts or the Project (other than communications received in the ordinary course of business).

6.1.8.             Reporting Obligations. Promptly, but in any event within five (5) Business Days, after the Borrower obtains Knowledge thereof or information pertaining thereto, notice of:

(a)        the occurrence of any event that constitutes an Event of Default or Potential Event of Default, specifying the nature thereof, together with an Officer’s Certificate of the Borrower indicating any steps the Borrower has taken or proposes to take to remedy the same;

(b)        any Action, pending or threatened in writing (i) against the Borrower or any of its property, (ii) with respect to the Project or any Transaction Document or (iii) against any other Project Participant that, in each case, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect and of any material developments with respect to any of the foregoing;

(c)        any proceeding or legislation by any Governmental Authority specifically affecting (i) the Project, the Borrower, any of its property or its Equity Interests or (ii) a Project Participant that, in each case, could reasonably be expected to have a Material Adverse Effect, including any developments with respect to any of the foregoing;

(d)        any change in the Authorized Officers of the Borrower, including certified specimen signatures of any new Person so appointed and satisfactory evidence of the authority of such Person, or any change in the Borrower’s Accountant and the reason therefor;

(e)        any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or indulgence or breach in any material respect of any Transaction Document or Required Approval; or any execution of any new material agreement, that is not otherwise approved, consented to or accepted pursuant to the terms of the Transaction Documents;

(f)         any material notice or correspondence received or initiated by the Borrower relating to the Project or any Transaction Document or any material notice or correspondence received or initiated by the Borrower relating to any Required Approval, but excluding notices or correspondence received or initiated in the ordinary course of business or otherwise previously delivered pursuant to any Transaction Document;

(g)        any Lien (other than a Permitted Lien) being granted or established or becoming enforceable over any of the Borrower’s Properties or the Equity Interests in the Borrower, together with a description thereof;

(h)        any proposed material change in the nature or scope of the Project or the business or operations of the Borrower, together with a description thereof;

(i)         any casualty damage or loss to the Project (i) in excess of Five Million Dollars ($5,000,000) for a single event or in excess of Ten Million Dollars ($10,000,000) annually in the aggregate or (ii) affecting one or more transformers;

(j)         any notice of a delinquent payment owed by the Borrower to, or to the Borrower by, (i) any Major Project Participant if such payment is more than thirty (30) days delinquent or (ii) any other party under the Project Documents if such payment is more than ninety (90) days delinquent and in either case, if the amount of any such delinquent payment is in excess of Two Hundred Fifty Thousand Dollars ($250,000), in each case together with a copy of all correspondence received or sent by the Borrower with respect to such delinquent payment;

(k)        any material correspondence from any Major Project Participant relating to (i) any material delay in the completion of the Project or (ii) any event that could reasonably be expected to interrupt the operation of the Project for more than thirty (30) Business Days;

(l)         any notice of interruption of the ability of PG&E to receive material quantities of deliveries under the HPR II PPA or HPR III PPA or any event that could reasonably be expected to interrupt the ability of PG&E to receive material quantities of deliveries under the HPR II PPA or HPR III PPA for more than ten (10) consecutive Business Days;

(m)       any notice from PG&E regarding the payment of an invoice submitted to PG&E by the Borrower other than a notice given by PG&E in the ordinary course of business;

(n)        any one or more events, conditions or circumstances (including government action) that exist or have occurred or in the judgment of the Borrower are expected as imminent that could reasonably be expected to have a Material Adverse Effect, together with a description thereof;

(o)        any non-compliance of any Reserve Letter of Credit with the criteria established with respect thereto and any event, condition or circumstance that represents or could reasonably be expected to lead to non-compliance by any issuer with the required criteria with respect thereto or the renewal thereof;

(p)        the occurrence of any Event of Force Majeure affecting, or that either the Borrower or any other Project Participant claims would affect, the performance by such Person of any obligation under any Transaction Document, together with copies of all notices, calculations, data and other correspondence between such Project Participant and the Borrower in respect of any such Event of Force Majeure;

(q)        any material dispute between (a) the Borrower and any Project Participant or (b) between the Borrower, any Project Participant and any Governmental Authority, in each case relating to the Project;

(r)         upon request by DOE, copies of any data relating to the performance of tests under any Project Document;

(s)         the occurrence of any event that could reasonably be expected to cause a reduction in the Operating Revenues of the Borrower for any Fiscal Year by more than ten percent (10%) of the amount estimated therefor in the then applicable Operating Forecast;

(t)         any proposed cancellation or material change in any Required Insurance maintained by the Borrower or by any other Person for the benefit of the Borrower with respect to the Project and after Borrower obtains knowledge of any occurrence that has or could reasonably be expected to result in any premium increase in excess of ten percent (10%) over the cost then in effect for any insurance contract, or any cancellation or non-renewal of, any policy of Required Insurance or any Required Insurance coverage required to be maintained hereby or by any other Transaction Document, notice (including a summary description) of such event and within thirty (30) days after an Authorized Officer obtains knowledge of such event, a report describing such event and the potential insurance-related impact thereof;

(u)        notice and a copy of any periodic reports submitted by the Borrower to PG&E pursuant to the HPR II PPA and HPR III PPA;

(v)        notice and a copy of any other material report filed or required to be filed by any Project Participant with any Governmental Authority relating to the Project;

(w)       the occurrence of (i) an ERISA Event, (ii) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (iii) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), (iv) the commencement of contributions by the Borrower or any ERISA Affiliate to any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code or (v) the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan sponsor concerning an ERISA Event; and

(x)        the Borrower’s or Sponsor’s receipt of a written demand for Recapture Damages.

6.1.9.            Cash Grant Determination. As soon as possible, but in any event within five (5) Business Days, after either of the Sponsor or the Borrower obtains Knowledge regarding any change in facts or in Applicable Law which might reasonably be expected to adversely affect in any manner or way the eligibility of the Project to qualify for Cash Grants in the amounts, and by the dates, set forth in Exhibit T.

6.1.10.  Governmental and Environmental Indemnity Claims and Reports. As soon as available, but in any event:

(a)      within seven (7) Business Days after any such report is submitted, a copy of any report required to be filed by the Borrower (or on behalf of the Borrower) with any Governmental Authority other than in the ordinary course of business;

(b)      within one (1) Business Day after the Borrower obtains Knowledge of any accident related to the Project having a material and adverse impact on the environment or on human health (including any accident resulting in the loss of life), notice thereof, and within twenty (20) Business Days thereafter a report describing such accident, the impact of such accident and the remedial efforts required and (as and when taken) implemented with respect thereto;

(c)       within twenty (20) Business Days after the close of each Fiscal Year, a report, satisfactory to DOE in its reasonable discretion, summarizing any actual or alleged violations of and the status of compliance with Environmental Laws in connection with the Project over the preceding year, with sufficient information (as determined by DOE) to allow DOE to monitor the Project’s performance with respect to the environment and its compliance with Environmental Laws, and including a narrative summary of the results of environmental monitoring or sampling activity, including, but not limited to, (A) copies of the annual compliance certification required under Title V of the Clean Air Act; (B) Discharge Monitoring Reports for the preceding calendar year submitted in accordance with the Clean Water Act; (C) a summary of any spills or releases required to be reported during the previous calendar year under applicable Environmental Laws; (D) any summaries relating to compliance with the federal Endangered Species Act and (E) a summary of any violations of Environmental Laws during the previous calendar year, together with a description of any remedial or corrective action taken with respect thereto;

(d)      within two (2) Business Days after the Borrower obtains Knowledge thereof, any pending or asserted Environmental Claim by any Governmental Authority or any other Person or Persons, and any threatened Environmental Claim that could materially impact the Project, together with a copy of any correspondence relating thereto and a description of any steps the Borrower is taking and proposes to take with respect thereto;

(e)       unless otherwise required more quickly under Environmental Law, within two (2) Business Days after delivery thereof, any report, plan or other written communication required to be delivered to any Governmental Authority pursuant to: (i) the Biological Opinion; (ii) the SHPO Clearance Letter; and (iii) the Final Environmental Assessment, and any amendments, supplements or other modifications of any of the foregoing; and

(f)       immediately, any proposed changes to the Project that would alter the implementation of the “Proposed Action” as described in the Final Environmental Assessment.

6.1.11.      Annual Safety Audit. Within twenty (20) Business Days after its completion, a copy of the report regarding the required annual safety audit pursuant to Section 6.17;

6.1.12.      Additional Project Documents and Governmental Approvals. As soon as available, but in no event later than ten (10) Business Days after the receipt thereof by the Borrower, copies of any Additional Project Documents obtained or entered into by the Borrower after the Guarantee Agreement Date;

6.1.13.      Additional Audit Reports. As soon as available, but in any event within ten (10) Business Days after the receipt thereof by the Borrower, copies of all other material annual or interim reports submitted to the Borrower by the Borrower’s Accountant;

6.1.14.  Other Reports and Filings. Promptly upon transmission thereof, copies of all financial information, statutory audits, proxy materials and other information and reports, if any, that the Borrower has delivered to the Securities and Exchange Commission or any successor regulatory authority;

6.1.15.  Insurance Certificate. On or before the tenth Business Day after renewal of the insurance policies in respect of the Required Insurance, an annual certificate with respect to Required Insurance (in form and substance reasonably satisfactory to DOE) conforming to the insurance requirements of Schedule 6.3(b);

6.1.16.  Other Information. Reasonably promptly upon request, such other information or documents as DOE reasonably requests; and

6.1.17.      Information Made Available.

(a)      In accordance with Section 609.10(d)(19) of the Applicable Regulations, (i) the information that will be made available to DOE is as set forth in the Financing Documents and (ii) any information will be made publicly available to the extent required by applicable federal law; and

(b)      without limiting the generality of clause (a) above, all correspondence, books, documents, papers and records relating to the structuring, negotiation and execution of this Loan Guarantee Agreement and the transactions contemplated herein, including this Loan Guarantee Agreement, the Financing Documents, the pre-application, the Application, the term sheet and all supporting documentation, Financial Statements, audit reports of independent accounting firms, permits and regulatory approvals furnished or otherwise made available to DOE, will be handled in accordance with all applicable federal laws, rules, or regulations, including the Trade Secrets Act, 18 U.S.C.

Section 1905, and the Freedom of Information Act, 5 U.S.C. Section 552, and DOE’s implementing regulations at 10 C.F.R. 1004.

SECTION 6.2.     Books, Records and Inspections; Accounting and Auditing Matters.

(a)             The Borrower shall (i) keep proper records and books of account in which full, true and correct entries in accordance with GAAP and all Applicable Laws are made in respect of all dealing and transactions relating to the business and activities of the Borrower, and (ii) maintain adequate management information and cost control systems and make arrangements reasonably satisfactory to DOE (A) for overseeing the financial operations of the Borrower, including its cash management, accounting and financial reporting, (B) for overseeing the Borrower’s relationship with DOE and the Borrower’s Accountant and (C) for facilitating the effective and accurate audit and performance evaluation of the Project pursuant to the Applicable Regulations and Program Requirements;

(b)             Each set of Financial Statements the Borrower delivers shall be prepared in accordance with GAAP consistently applied except to the extent that there have been any changes to such accounting principles or the application thereof noted in such Financial Statements and all financial records of the Borrower shall be maintained at the principal executive office of the Borrower;

(c)             The Borrower shall (i) consult and cooperate with DOE regarding the Project upon DOE’s request, (ii) upon reasonable notice (to be given not more than once in any calendar quarter unless an Event of Default or potential Event of Default has occurred and is continuing, in which case such frequency limitation shall not apply), permit officers and designated representatives of DOE, its agents, the Comptroller General and the Independent Consultants to visit and inspect the Project and any other facilities and Properties of the Borrower (provided that at all times during such visit and inspection, each such visiting Person will comply with all site safety rules disclosed by the Borrower or its representative), (iii) upon reasonable notice, provide to officers and designated representatives of DOE, its agents, the Comptroller General and the Independent Consultants access to any pertinent books, documents, papers and records of the Borrower for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of the Borrower with the representatives of the Borrower, (iv) afford proper facilities for such inspection, shall make copies (at the Borrower’s expense) of any records that are subject to such inspection, shall make available all information related to the Project, including all patents, technology and proprietary rights owned or controlled by the Borrower and utilized in the construction, startup or operation of the Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, compliance with environmental requirements, adequacy of health and safety conditions and all other matters with respect to the Project and (v) exercise commercially reasonable efforts to cause each Major Project Participant to make available to DOE, its agents, the Comptroller General and the Independent Consultants the same rights of inspection and access to its books and records that such Major Project Participant makes available to the Borrower;

(d)             The Borrower shall upon the request of DOE, with reasonable advance notice, make the Borrower’s Accountant available to communicate with DOE, the Comptroller General and the Independent Consultants and their representatives at any reasonable time regarding any of the Borrower’s accounts and operations;

(e)             In the event that the Borrower’s Accountant should cease to be the accountant of the Borrower for any reason, the Borrower shall appoint and maintain as the Borrower’s Accountant another firm of independent public accountants, which firm shall be nationally recognized; and

(f)             The Borrower shall retain all records relating to expenditures with respect to which Advances were made for five (5) years after the Advance was made with respect to such expenditure.

SECTION 6.3.     Maintenance of Existence, Property and Insurance.

(a)             The Borrower shall preserve and maintain (i) its legal existence and (ii) all of its licenses, rights, privileges and franchises material to the conduct of its business and the Project.

(b)             The Borrower shall keep its present and future Properties insured as required by and in accordance with the terms and provisions described on Schedule 6.3(b). The Borrower shall obtain and maintain and shall pursue any contractual remedies to cause other Persons required to provide Required Insurance, including any Construction Contractor and the Operator, to obtain and maintain such Required Insurance or alternate coverage provided for on Schedule 6.3(b) or in their respective Project Documents, as the case may be.

(c)             In the event that the Borrower fails to procure or maintain (or cause to be procured and maintained) the Required Insurance, DOE may (but shall not be obligated to) take out the Required Insurance and pay the premiums in connection therewith. All amounts so advanced for such purpose by DOE shall become an additional Secured Obligation owed by the Borrower to DOE and, within ten (10) days of demand by DOE, the Borrower shall pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date reimbursement is due.

SECTION 6.4.     Compliance with Applicable Laws; Environmental Laws; Governmental Approvals.

(a)             The Borrower shall, with respect to the design, construction, operation and maintenance of the Project, pursue all contractual remedies available to it in a commercially reasonable manner to cause each Project Participant to (i) comply with and conduct its Property, business and operations in compliance with all Applicable Laws, including all Environmental Laws, in all material respects and (ii) procure, maintain and comply in all material respects with all Required Approvals.

(b)             Notwithstanding the foregoing, the Borrower shall fully comply in all respects with (i) the Biological Opinion; (ii) the SHPO Clearance Letter; and (iii) the Proposed Design Features and Proposed Action as described in the Final Environmental Assessment, and any amendments, supplements or other modifications to any of the foregoing including preparing and submitting all reports and other information and taking all actions required by such documents.

SECTION 6.5.     Taxes, Duties, Expenses and Liabilities.

(a)             The Borrower shall pay or arrange for the payment before they become overdue of all present and future (i) Taxes (including stamp taxes), duties, fees, Periodic Expenses, or other charges payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of this Loan Guarantee Agreement, any other Transaction Documents and any other documents related to this Loan Guarantee Agreement (other than those Taxes that it is contesting in good faith and by appropriate proceedings for which reserves have been established to the extent required by GAAP); provided that the Borrower shall promptly pay any valid, final judgment rendered upon the conclusion of any relevant Action enforcing any Tax and cause it to be satisfied of record and (ii) claims, levies, or liabilities (including claims for labor, services, materials and supplies), for sums that have become due and payable and that have or, if unpaid, might become a Lien (other than a Permitted Lien) upon the Property of the Borrower (or any part thereof).

(b)             The Borrower shall duly and punctually pay and discharge its Obligations in respect of any Indebtedness permitted under Section 7.1 when due, subject to the terms and conditions of this Loan Guarantee Agreement and the other Financing Documents.

(c)             From and after the creation of the Borrower, the Borrower has not been, is not and shall not be, a member of an affiliated or consolidated group for federal or state tax purposes (except as otherwise required by a Change of Law).

SECTION 6.6.     Proper Legal Form.

The Borrower shall take all action to ensure that each of the Transaction Documents is in proper legal form under the respective governing laws selected in such Transaction Document, without any further action required with respect to such legal form for the enforcement of such Transaction Documents.

SECTION 6.7.     Construction and Approved Construction Changes.

The Borrower shall apply the proceeds of the Advances exclusively to Eligible Project Costs (including reimbursement of Equity Contributions that fund Eligible Project Costs prior to the time such Equity Contributions are required) and shall use its commercially reasonable efforts to cause (i) Operational Completion to be achieved on or prior to the Anticipated Operational Completion Date and (ii) Project Completion to be achieved on or prior to the Guaranteed Project Completion Date, in each case within the Construction Budget.

The Borrower shall cause all Approved Construction Changes to be reflected in a revised Project Milestone Schedule or Construction Budget, as the case may be, and delivered to DOE as contemplated by Section 6.1.5.

SECTION 6.8.     Diligent Construction of Project.

The Borrower shall construct and complete, or cause to be constructed and completed, the Project Facility diligently in accordance with the Project Plans, the Construction Contracts and the other Transaction Documents, Required Approvals, the Project Milestone Schedule and the Construction Budget.

SECTION 6.9.     Acceptance and Startup Testing.

The Borrower shall (a) consult with and provide, or cause to be provided, reasonable notice to the Loan Servicer and Independent Engineer regarding provisions related to startup and testing of facility and equipment pursuant to the Construction Contracts and the O&M Agreement; (b) provide the Independent Engineer with the opportunity to observe the startup and testing of the Project Facility and (c) at the request of DOE, provide DOE and the Independent Engineer with any data or reports received by the Borrower in connection with any of the startup testing of the Project Facility.

SECTION 6.10.   Operating Plan; Operations.

(a)              From and after the Operational Completion Date, the Borrower shall or shall cause the Project to operate in all material respects pursuant to the Operating Plan then in effect. The Borrower shall conduct, and shall cause the Operator to conduct, the operations of the Project on the basis of customary commercial practice and arm’s-length arrangements, or as otherwise set forth in the Project Documents, with due diligence and efficiency and under the supervision of qualified and experienced management.

(b)              The Borrower shall (i) keep (or cause to be kept) all its Properties in good working order and condition to the extent necessary to ensure that its business can be conducted properly at all times, (ii) operate, maintain and repair the Project or cause the Project to be operated, maintained and repaired materially in accordance with the standards set forth in the O&M Agreement, manufacturer’s recommendations and Required Approvals, (iii) possess all equipment necessary for the operation of the Project and maintain such spare parts and inventory or renew and replace such equipment, in each case as consistent with the Transaction Documents and the “reasonable and prudent operator” standard and (iv) maintain or cause to be maintained at the Project Site a complete set of plans and specifications for the Project.

(c)               The Borrower shall maintain or cause to be maintained at the Project Site a complete set of plans and specifications for the Project.

SECTION 6.11.   Operating Budget.

6.11.1.                         Submission and Approval of Operating Budget.

(a)              For each Fiscal Year during the Operating Budget Period, as soon as it is available, but in any event at least forty-five (45) days prior to the commencement of the Operating Budget Period (and prior to the commencement of each Fiscal Year during the Operating Budget Period), the Borrower shall submit to DOE and the Independent Engineer for approval by DOE the Operating Budget for such Fiscal Year prepared by the Borrower. Each Operating Budget shall be consistent with the Base Case Projections and be accompanied by certification of an Authorized Officer of the Borrower that, to the best of such Authorized

Officer’s Knowledge, the Operating Budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 6.11.

(b)                                           DOE will make commercially reasonable efforts to promptly review each proposed Operating Budget and, no later than ten (10) Business Days prior to the time the Operating Budget is scheduled to become effective, reasonably approve or disapprove each line item in the proposed Operating Budget.

(c)                                            A proposed Operating Budget shall become effective on the later of (i) the first day of the relevant Fiscal Year (or, for any Fiscal Year in which the Phase Operation Date for Phase 1 occurs, such date) and (ii) the date DOE or the Loan Servicer advises the Borrower that DOE has approved such Operating Budget. If DOE does not approve an Operating Budget, DOE shall advise the Borrower of the items that are disapproved and the reason for such disapproval.

(d)                                           If all or any part of an Operating Budget is disapproved, the Borrower shall comply with all approved aspects of such Operating Budget. With respect to those aspects of any Operating Budget that are not approved, the Borrower and DOE shall continue to discuss such aspects in good faith and the Operating Budget for the preceding Fiscal Year related to such disapproved items, adjusted for inflation as specified in the last sentence of this Section 6.11.1(d)  (or, in the case of any Operating Budget intended to be effective prior to the Project Completion Date, the amounts contemplated by Exhibit D-3 of the O&M Agreement), shall be applicable and for all purposes hereof be deemed to be part of the approved Operating Budget for the current Fiscal Year until such time as such aspects of the Operating Budget for the current Fiscal Year have been approved in writing by DOE. The inflation adjustment for any disapproved items shall be equal to the lesser of (i) the annual inflation adjustment assumed with respect to each such disapproved item in the Base Case Projections as of the Guarantee Agreement Date and (ii) the Borrower’s good faith estimate of the inflation increase (or decrease) with respect to each such disapproved item since the date of the Operating Budget for the preceding Fiscal Year.

(e)                                            Each Operating Budget shall (i) be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower and written assumptions stated therein which the Borrower believes to be reasonable as to all factual and legal matters material to such estimates, and reflect the Borrower’s best estimate of the future results of the Borrower and the Project and (ii) except in the case of the Initial Operating Budget, be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, previous years. Each Operating Budget shall include (A) fair and good faith reasonable estimates of Operating Revenues, Operating Costs (both fixed and variable) on an individual line item basis for the Project and projected Debt Service and pro forma cash flow projections for each period covered by such Operating Budget, (B) a summary of the Project’s major maintenance schedule to the end of the then current long term major maintenance cycle (and related scheduled outages), (C) the Borrower’s fair and good faith reasonable estimates of any Capital Expenditures (but excluding Project Costs) for the succeeding five (5) years and the envisioned effect of any contemplated major maintenance activities on the Project’s operations and (D) such other information as may be reasonably requested by DOE.

6.11.2.                         Amendments to Operating Budget.

If at any time during any Fiscal Year (a) total Operating Costs to be paid during the balance of such Fiscal Year, exceed or are reasonably expected to exceed the allowance provisions of Section 7.16, then the Borrower shall deliver a proposed amendment to the then current Operating Budget to DOE and the Independent Engineer and such proposed amendment shall become effective on the date it is approved by DOE. At the time the Borrower submits such proposed amendment, the Borrower shall certify the purpose of such amendment and that such amendment is reasonably necessary or advisable for the operation and maintenance of the Project. The Borrower shall comply with the approved Operating Budget (subject to the allowance provisions of Section 7.16) until the proposed amendment is approved by DOE. For the avoidance of doubt, nothing in this Section 6.11.2 shall be interpreted to disallow the application of Loss Proceeds on terms and conditions set forth in Section 6.22, incurrence of capital expenditures on terms and conditions set forth in Section 7.5, incurrence of Major Maintenance Costs (as that term is defined in the Accounts Agreement) on terms and conditions set forth in the Accounts Agreement, the application of Performance Liquidated Damages on the terms and conditions set forth in Section 3.4.3(a), the application of proceeds from a Permitted Disposition on the terms and conditions set forth in Section 3.4.3(d), the application of Major Project Document Breach Damages or Major Project Document Termination Damages or the application of funds to settle disputes in accordance with the terms and conditions set forth in Section 7.19.

SECTION 6.12.        Performance of Obligations.

(a)                                           The Borrower shall maintain in full force and effect each of the FFB Documents and each of the other Financing Documents to which it is a party in accordance with the respective terms thereof.

(b)                                           The Borrower shall (i) perform and observe all of its covenants and obligations contained in any Transaction Document or Required Approval in all material respects, (ii) take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Transaction Document or Required Approval (except for the expiration of any Transaction Document or Required Approval in accordance with its terms and not as a result of a breach or default thereunder by the Borrower) and (iii) enforce against the relevant Project Participant each material covenant or obligation under each Project Document to which such Person is a party in accordance with its terms.

SECTION 6.13.        Replacement of Certain Project Participants.

The Borrower shall, (after consulting with DOE and to the extent the Borrower deems such action prudent and commercially reasonable) exercise its rights (if any, which may include termination) against (a) the Operator in accordance with and as permitted by the O&M Agreement if the Operator is not operating the Project in accordance with the O&M Agreement and each other Transaction Document to which it is a party, (b) the EPC Contractor in accordance with and as permitted by the EPC Contract, if the EPC Contractor is not in compliance with the EPC Contract or other Transaction Documents to which it is a party or (c) any Person party to a Project Document in accordance with and as permitted by such Project Document if such Person is not in compliance with such Project Document. Prior to, or promptly after, any termination, the Borrower shall enter into a replacement agreement with a new operator, EPC contractor or other Person, as the case may be, on terms and conditions and with a counterparty reasonably acceptable to DOE.

SECTION 6.14.        Accounts; Cash Deposits.

The Borrower shall maintain, or cause to be maintained, in full force and effect each of the Project Accounts in accordance with the terms of the Accounts Agreement. The Borrower shall instruct each Person remitting cash to or for the account of the Borrower to deposit such cash in accordance with the terms of the Accounts Agreement and shall otherwise comply with the provisions thereof. The Borrower shall remit any amounts received by it or received by third parties on its behalf to the Collateral Agent for deposit in accordance with the terms of the Accounts Agreement.

SECTION 6.15.        Debt Service Reserve.

The Borrower shall establish and maintain in accordance with the provisions of the Accounts Agreement a reserve for Debt Service (the “Debt Service Reserve”). The Debt Service Reserve shall consist of any combination of cash and Reserve Letters of Credit. Beginning not later than the earlier of (i) the Operational Completion Date and (ii) the date that is six (6) months prior to the First Payment Date, the amount on deposit in or credited to the Debt Service Reserve shall at all times be no less than the Debt Service Reserve Requirement.

SECTION 6.16.        Debt to Equity Ratio.

The Borrower shall maintain, during the Availability Period, a Debt to Equity Ratio no greater than the Maximum Debt to Equity Ratio.

SECTION 6.17.        Safety Audit.

Not less frequently than annually, the Borrower shall cause the Operator to conduct, a safety audit of the Project in a manner reasonably satisfactory to DOE, including an analysis of whether the Project is in compliance with all Applicable Laws and Environmental Laws in all material respects and each such safety audit shall result in the prompt preparation of a written report with respect thereto that shall be delivered to DOE and the Independent Engineer for review and approval by DOE. The Borrower shall provide for the prompt correction of any deficiencies identified in such safety audit and for the operation and maintenance of the Project in accordance with any recommendations set forth therein.

SECTION 6.18.        Independent Consultants.

The Borrower (a) shall cooperate in all respects with each Independent Consultant and (b) shall ensure that each Independent Consultant is provided with all information reasonably requested by such Independent Consultant in fulfilling its duties to DOE and ensure that any information that it may supply to such Independent Consultant is accurate and not, by omission of information or otherwise, misleading in any material respect at the time such information is provided.

SECTION 6.19.        Title; Rights to Land.

The Borrower shall preserve and maintain good and valid title to such Real Property interests as are necessary and sufficient to construct, operate and maintain the Project on the Project Site in accordance with the requirements of the Transaction Documents. The Borrower shall obtain and deliver to DOE a subordination agreement in the form of Exhibit P or such other form as may be reasonably acceptable to DOE from each Subcontractor with whom Borrower enters into a contract after the date of this Loan Guarantee Agreement that provides for aggregate payments to the contractor or supplier equal to or in excess of $25,000,000.

SECTION 6.20.        Creation and Perfection of Security Interests; Additional Documents; Filings and Recordings.

(a)                                           The Borrower shall promptly execute and deliver, from time to time as reasonably requested by the Loan Servicer, DOE or the Collateral Agent at the Borrower’s expense, such other documents as shall be necessary or advisable or that the Loan Servicer, DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

(b)                                           The Borrower shall, at its own expense, promptly take all actions that have been or shall be requested by the Loan Servicer, DOE, the Collateral Agent or that the Borrower knows are necessary to establish, maintain, protect, perfect and continue the perfection of the first priority (subject to Permitted Liens) security interests of the Secured Parties created by the Security Documents and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action. Without limiting the generality of the foregoing, the Borrower shall, at its own expense, (i) execute or cause to be executed and shall file or cause to be filed or register or cause to be registered such financing statements, continuation statements, fixture filings and mortgages or deeds of trust in all places necessary or advisable (in the opinion of counsel for the Loan Servicer, DOE or the Collateral Agent) to establish, maintain and perfect such security interests and in all other places that the Loan Servicer, DOE or the Collateral Agent shall reasonably request, (ii) discharge all other Liens (other than Permitted Liens) or other claims adversely affecting the rights of the Secured Parties in the Collateral; and (iii) deliver or publish all notices to third parties that may be required to establish or maintain the validity, perfection or priority of any Lien created pursuant to the Security Documents.

(c)                                            The Borrower shall promptly do everything necessary or advisable in the judgment of the Loan Servicer, DOE or the Collateral Agent (including filing, registering and recording all necessary documents and paying all fees, taxes, levies, imposts and Periodic Expenses in connection therewith) to (i) create security arrangements, including, as applicable, the establishment of a pledge or the perfection of any Lien or, as applicable, the enforceability of a Lien as against the Borrower and any subsequent lienor (including a judgment lienor), holder of a charge, or transferee for or not for value, in bulk, by operation of law, or otherwise, in each case granted, with respect to future assets in accordance with the requirements of all Applicable

Laws, or the law of any other jurisdiction, as applicable, (ii) maintain the security and pledges created by the Security Documents in full force and effect at all times (including, as applicable, the priority thereof); and (iii) preserve and protect the Collateral and protect and enforce its rights and title, and the rights and title of the Secured Parties, to the security created by the Security Documents. Furthermore, the Borrower shall cause to be delivered to the Loan Servicer such opinions of counsel and other related documents as may be reasonably requested by the Loan Servicer, DOE or the Collateral Agent to assure compliance with this Section 6.20(c).

(d)                                           If the Borrower shall at any time acquire any interest in Property that is Collateral but is not covered by the Security Documents or enter into any Additional Project Document, the Borrower shall promptly (i) as applicable: (A) execute, deliver and record an amendment or supplement to the Security Documents, satisfactory in form and substance to DOE, or (B) enter into a Direct Agreement with the Collateral Agent, in each case, as necessary in order to grant the Collateral Agent a first priority lien or security interest (as applicable) in such Property, subject only to Permitted Liens, and otherwise in form and substance satisfactory to the Loan Servicer and the Collateral Agent and (ii) ensure that such lien or security interest shall be valid and effective.

SECTION 6.21.        Event of Loss.

If any material Event of Loss shall occur with respect to the Project or any part thereof, the Borrower shall (i) diligently pursue all of its rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event, (ii) not, without the written consent of DOE compromise or settle any claim with respect to any Event of Loss involving an amount in excess of Ten Million Dollars ($10,000,000) per claim and (iii) pay or apply all Loss Proceeds received by the Borrower and stemming from such event in accordance with Section 3.4.3(b) and Section 6.22.

SECTION 6.22.        Application of Loss Proceeds.

(a)                                           All Loss Proceeds received by the Borrower shall be applied as provided in this Section 6.22. To the extent the Borrower is entitled to receive Loss Proceeds, Loss Proceeds shall be paid by the relevant insurers, reinsurers and Governmental Authorities, as applicable, directly to the Collateral Agent as loss payee and, if paid to the Borrower, such Loss Proceeds shall be received in trust and for the benefit of the Collateral Agent segregated from other funds of the Borrower, and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement). Any Loss Proceeds received by either of the Collateral Agent or the Borrower shall promptly be deposited into, or credited to the Loss Proceeds Account.

(b)                                           Upon the occurrence of any Event of Loss, the Loss Proceeds from which are not reasonably expected to exceed Ten Million Dollars ($10,000,000) (such Event of Loss, a “Minimum Threshold Event of Loss”), the Borrower shall apply or cause to be applied such Loss Proceeds to the payment of the costs of repair or restoration of the portion of the Project lost or damaged, and the Parties shall deliver written instruction to the Collateral Agent to disburse such Loss Proceeds in accordance with this Section 6.22.

(c)                                            Upon the occurrence of any event other than Minimum Threshold Event of Loss, disbursement of funds by the Collateral Agent to the Borrower shall be permitted if, and only if, DOE after consultation with the Independent Engineer determines that:

(i)                                                        repair or replacement of the relevant portion of the Project is technically and economically feasible; and

(ii)                                                     the Borrower is in compliance with such other conditions and requirements as DOE shall, acting reasonably, consider appropriate in the circumstances.

(d)                                           Borrower’s Notice. In respect of any Event of Loss that is not a Minimum Threshold Event of Loss as to which DOE has consented to the repair and restoration in accordance with clause (b), the Borrower shall, on the first Business Day of each month until such restoration and repair has been completed and the contractors performing such restoration or repair work have been paid in full, deliver to the Collateral Agent and DOE the following:

(i)                                                        a detailed summary of the work performed in connection with any such restoration or repair during the preceding month and the itemized expenses that are then due and payable, together with copies of all invoices, conditional (upon payment only) lien waivers from the contractors performing such restoration or repair work and other information and documents reasonably requested by DOE with respect to such restoration or repair work; and

(ii)                                                     proposed Transfer/Withdrawal Instructions directing the Collateral Agent to disburse to the contractors performing such restoration or repair work amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account in the respective amounts then due and payable to such contractors.

(e)                                            Upon the completion of any such restoration and repair work, or if restoration and repair work is not undertaken pursuant to this Section 6.22, the Loan Servicer shall deliver written instructions to the Collateral Agent, instructing the Collateral Agent to apply any amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account to the prepayment of the Guaranteed Loans on the second Business Day following receipt of such instructions, in accordance with Section 3.4.3(b).

SECTION 6.23.        Technology.

(a)                                           The Borrower shall not take any action that would prevent it from exercising any Intellectual Property Rights granted to the Borrower under the EPC Contract, or that would otherwise materially conflict with or adversely affect such Intellectual Property Rights granted to the Borrower.

(b)                                           The Borrower shall take all commercially reasonable actions necessary to maintain and protect the Borrower’s rights and interests in the Technology and Intellectual Property Rights necessary to construct, operate, use and maintain the Project, including (i) protecting the secrecy and confidentiality of all confidential information and trade secrets having material value to the Project by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute appropriate confidentiality and, where applicable, invention assignment agreements and (ii) taking all commercially reasonable actions necessary to protect the Technology that is a trade secret having a material value to the Project from falling into the public domain as a result of any action by the Borrower.

(c)                                            If the Borrower becomes aware of any matieral breach or violation of any of the terms or conditions of its intellectual property rights in connection with the Project, the Borrower shall take commercially reasonable actions necessary to protect such rights granted to the Borrower, including, if appropriate in Borrower’s reasonable determination, and provided the Borrower has standing, suing for an injunction against such violation or breach.

SECTION 6.24.        Compliance with Certain U.S. Government Requirements.

(a)                                           Recovery Act. The Borrower shall timely comply with the reporting requirements set out in Section 1512(c) of Title XV of Division A of the Recovery Act. Such reporting shall be made in accordance with the procedures set out or otherwise referenced in 2 C.F.R. Section 176.50 and the OMB Implementing Guidance and, in each case, any amendment, supplement or successor thereto. DOE may require in its notice that such reporting relate back to the date hereof. Accordingly, Borrower shall at all times maintain such records as may be necessary, in the event DOE issues such notice, to undertake such reporting obligations.

(b)                                           Lobbying Requirements. The Borrower shall comply with all requirements of 31 U.S.C. §1352, including (i) if any funds have been paid or will be paid to any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress (as defined for purposes of 31 U.S.C. §1352), an officer or employee of Congress, or an employee of a Member of Congress in connection with the Guaranteed Loans, the Borrower shall complete and submit Standard Form-LLL, “Disclosure Form to Report Lobbying,” in accordance with its instructions and (ii) no proceeds of the Advances will be expended to pay any Person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress.

(c)                                            Environmental. The Borrower shall comply with Environmental Laws in all material respects. Notwithstanding the generality of the foregoing, the Borrower shall fully comply in all respects with (i) the Biological Opinion ; (ii) the SHPO Clearance Letter; and (iii) the Project Design Features and Proposed Action as described in the Final Environmental Assessment and any amendments, supplements or other modifications of any of the foregoing.

(d)                                           Use of U.S. Government Funds. The Borrower shall comply with Section 609.10(c) of the Applicable Regulations regarding the prohibition on the use of funds obtained from the U.S. Government, or from a loan or other instrument guaranteed by the U.S. Government, for the payment of Credit Subsidy Costs, administrative fees, or other fees charged by or paid to DOE relating to the Applicable Regulations, except to the extent explicitly authorized by an act of Congress.

(e)                                            Program Requirements. The Borrower shall timely comply with all other Program Requirements and shall reasonably cooperate with DOE to achieve compliance with any U.S. Department of Energy and FFB legal and financial requirements, policies, and procedures, and changes thereto, applicable to the Title XVII program that are not otherwise Program Requirements.

(f)                                             Prohibited Persons.

(i)                                                        The Borrower shall provide immediate written notice (including a brief description) to DOE if, at any time, it learns that the representations made with respect to Prohibited Persons (including the debarment regulations) were erroneous when made or have become erroneous by reason of changed circumstances.

(ii)                                                     If any Major Project Participant or any Person that Controls a Major Project Participant becomes (whether through a transfer or otherwise) a Prohibited Person, the Borrower shall, within thirty (30) days of Knowing that such Person has become a Prohibited Person, engage and continue to engage in constructive discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other migration measures.

(g)                                            Patriot Act. The Borrower shall establish and maintain an anti-money laundering compliance program if and as required by the Patriot Act.

(h)                                           Davis-Bacon Act.

(i)                                                        In accordance with Section 1702(k) of Title XVII, beginning on the Guarantee Agreement Date, all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by the Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, including but not limited to those wages set forth in Schedule 6.24(h). The contract clauses set forth in Exhibit N shall be incorporated into all Davis-Bacon Act Covered Contracts.

(ii)                                                     The Borrower shall, on DOE’s behalf and in accordance with subparagraph (b)(3)(i) of Exhibit N, maintain the payrolls described in such subparagraph (hereinafter “certified payrolls”) that shall be provided weekly by each DBA Contract Party and shall systematically review such certified payrolls for compliance with the Davis-Bacon Act. The Borrower shall promptly notify DOE in writing if it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers an incident that the Borrower reasonably believes to be a case of such non-compliance. In such instances, the Borrower shall forward to DOE (1) the complaint or a written summary of the non-compliant incident, (2) a summary of the Borrower’s investigation into such complaint or such incident, (3) a summary of the Borrower’s resolution (or proposed resolution) of the compliant or incident, (4) the relevant certified payrolls and (5) any other information requested by DOE regarding the complaint or incident. Certified payrolls shall be maintained by the Borrower for three (3) years after the date of completion of the Davis-Bacon Act Covered Contract. Copies of certified payrolls and basic payroll records shall be maintained by each DBA Contract Party for three (3) years after the date of completion of the Davis-Bacon Act Covered Contract. Pursuant to the third sentence of subparagraph (b)(3)(ii)(A) of Exhibit N, DOE directs that the Borrower shall, in lieu of satisfying the requirement set forth therein (i) maintain such certified payrolls at a site designated by the Borrower and shall make such payrolls available to DOE and the U.S. Department of Labor when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements, and (ii) periodically report payroll information to DOE in such electronic or other form as DOE may require. Certified payrolls maintained by the Borrower shall be considered federal government records for the purposes of the Freedom of Information Act, 42 U.S.C. § 552.

(iii)                                                       If the Borrower, the Sponsor or any Affiliate of the Borrower or the Sponsor intends to enter into: (i) enter into a Davis-Bacon Act Covered Contract after the Financial Closing Date; (ii) materially change the scope of work of any Davis-Bacon Act Covered Contract; or (iii) exercise any option to extend the term of a Davis-Bacon Act Covered Contract to perform work for a period of time for which it was not obligated under the terms of the original contract (subsections (i), (ii) and (ii) collectively, “Davis- Bacon Actions”), the Borrower shall provide DOE: (A) a statement of the work for any DBA Contract Party that will perform construction, alteration, or repair of a building or work financed in whole or in part by the Guaranteed Loan; (B) notice of intent to exercise any option described in subsection (iii) above; and (C) any other information requested by DOE relating to such Davis-Bacon Action. This information shall be provided no less than ten Business Days prior to the occurrence of such Davis-Bacon Action. Promptly after execution of any Davis-Bacon Act Covered Contract, or other document evidencing a Davis-Bacon Action, a copy of such document shall be provided to DOE.

(i)                                               ERISA Covenants.

(i)                                                             The Borrower shall do, and shall cause each of its ERISA Affiliates to do, each of the following: (A) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code or other federal or state law, (B) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Internal Revenue Code, (C) timely make all required contributions to any Pension Plan, (D) in the case of the Borrower, not become a party to any Multiemployer Plan and, in the case of any ERISA Affiliate, not become party to any Multiemployer Plan except as would not reasonably be expected to have a Material adverse Effect, (E) ensure that all liabilities under each Pension Plan are either (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Pension Plan or (ii) provided for or recognized in the Financial Statements most recently delivered to the Loan Servicer under Section 6.1 and (F) ensure that the contributions or premium payments to or in respect of each Pension Plan is and continues to be promptly paid at no less than the rates required under the rules of such Pension Plan and in accordance with the most recent actuarial advice received in relation to such Pension Plan and Applicable Law.

(ii)                                                          The Borrower shall not, nor shall it permit any of ERISA Affiliate to, (A) terminate any Pension Plan so as to result in any material (in the opinion of DOE) liability to the Borrower or any ERISA Affiliate, (B) permit to exist any ERISA Event, or any other event or condition, that presents the risk of a material (in the opinion of DOE) liability to any ERISA Affiliate, (C) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any material (in the opinion of DOE) liability to the Borrower or any ERISA Affiliate, (D) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder that could result in any material (in the opinion of DOE) liability to the Borrower or any ERISA Affiliate or (E) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of an employee pension benefit plan subject to Title IV of ERISA) materially (in the opinion of DOE) to exceed the fair market value of the Pension Plan’s assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan.

(j)                                              CCR Registration. The Borrower shall maintain its CCR registration at all times.

(k)                                           Corrupt Practices Laws.

(i)                                                             All Borrower Entities and their respective officers, directors, employees and agents shall comply with all applicable Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project;

(ii)                                                          All Borrower Entities and their respective officers, directors, employees and agents shall otherwise conduct the Project and the Borrower’s business in compliance with all applicable Corrupt Practices Laws.

(iii)                                                       The internal management and accounting practices and controls of all Borrower Entities shall at all times be adequate to ensure compliance with all Corrupt Practices Laws.

(iv)                                                      If any Major Project Participant, person that Controls a Major Project Participant, or any of their respective employees or agents fail to comply with OFAC and all applicable Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project or, otherwise, in conducting activities in connection with the Project, the Borrower shall, within 30 days of Knowing that such Person has so failed to comply, engage and continue to engage in constructive discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

SECTION 6.25.        Anti-Terrorism Order.

If any Major Project Participant or Person that Controls a Major Project Participant fails to comply with the Anti-Terrorism Order, the Borrower shall, within 30 days of Knowing that such Person has so failed to comply, engage and continue to engage in constructive discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

SECTION 6.26.        Borrower Bankruptcy Remote.

The Borrower shall do all things necessary to maintain its corporate existence separate and apart from any other Borrower Entity including:

(a)                                      maintaining at least one independent director who (i) is not currently and has not been during the five years preceding the date of this Loan Guarantee Agreement an officer, director, or employee of any other Borrower Entity or SunPower and (ii) is not a stockholder or member of any other Borrower Entity or SunPower;

(b)                                      conducting its business from an office separate from those of any other Borrower Entity (but which may be located in the same facility as any other Borrower Entity);

(c)                                       having stationery and other business forms and a telephone number separate from those of any other Borrower Entity;

(d)                                      being at all times adequately capitalized in light of its contemplated business;

(e)                                       providing at all times for its own operating expenses and liabilities from its own funds (including Advances and Equity Contributions);

(f)                                        maintaining its assets, funds and transactions separately from those of any other Borrower Entity, reflecting such assets and transactions in financial statements separate and distinct from those of any other Borrower Entity, and evidencing such assets and transactions by appropriate entries in books and records separate and distinct from those of any other Borrower Entity;

(g)                                       holding itself out to the public under the Borrower’s own name as a legal entity separate and distinct from any other Borrower Entity;

(h)                                      holding regular duly noticed meetings, or obtaining appropriate consents, of its board of directors (or equivalent governing body), and making and retaining minutes of such meetings, as are necessary or appropriate to authorize all of the Borrower’s actions required by law to be authorized by its board of directors (or equivalent governing body);

(i)                                          not engaging in any transaction with any other Borrower Entity, except as permitted by this Loan Guarantee Agreement;

(j)                                         not maintaining any joint account with any other Borrower Entity or becoming liable as a guarantor or otherwise with respect to any debt or contractual obligation of any other Borrower Entity (other than solely by reason of being a member of a unitary group for state tax purposes);

(k)                                      not directing or participating in the management of any other Borrower Entity;

(1)                                      not making any payment or distribution of assets with respect to any obligation of any other Borrower Entity or granting an adverse claim on any of its assets to secure any obligation of any other Borrower Entity;

(m)                                  not making loans or advances or otherwise extending credit to any other Borrower Entity; and

(n)                                      not holding itself out as having agreed to pay, or as being liable (primarily or secondarily) for, any obligations of any other Borrower Entity (other than solely by reason of being a member of a unitary group for state tax purposes).

SECTION 6.27.        Internal Controls.

The Borrower, the Holding Company, NRG Solar Sunrise LLC, the Intermediate Parent Company and the Sponsor shall:

(a)                                      Maintain internal accounting controls, sufficient to provide reasonable assurances that:

(i)                                                             transactions will be executed in accordance with management’s general or specific authorizations,

(ii)                                                          transactions will be recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets,

(iii)                                                       access to assets will be permitted only in accordance with management’s general or specific authorization, and

(iv)                                                      the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)                                      Establish internal controls and reporting systems that are reasonably expected to them to satisfy the reporting obligations under the Financing Documents and promptly identify any cost overruns.

(c)                                       Record, store, maintain, and operate their records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under their exclusive ownership and direct control (including all means of access thereto and therefrom).

(d)                                      Disclose in writing to their outside auditors and any audit committee:

(i)                                                             any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect their ability to record, process, summarize and report financial information,

(ii)                                                          any fraud, whether or not material, that involves management or other employees who have a significant role in such entity’s internal controls over financial reporting, and

(iii)                                                       promptly provide copies of any disclosures referred to in this clause (d) to DOE.

SECTION 6.28.        Corporate Governance.

The Borrower, the Holding Company, NRG Solar Sunrise LLC, the Intermediate Parent Company and the Sponsor shall:

(a)                                      No later than six months after the Guarantee Agreement Date, adopt a written code of ethics that will be applicable to all employees and be consistent with the requirements of Item 406 of Regulation S-K, promulgated under the Securities Act of 1933 (as amended). Such code of ethics must be reasonably satisfactory to DOE, and copies thereof, and any amendments thereto, shall be provided promptly to DOE,

(b)                                      Cause each of their respective directors and officers to comply with the provisions of SEC Exchange Act Rule 13b2-2 in dealing with their auditors to assure their independence in the preparation of the reports required by the Financing Documents, as if such rules were otherwise applicable to them with respect to the preparation of such reports, and

(c)                                       Establish procedures, reasonably satisfactory to DOE, to insure that their auditors comply with the auditor independence rules established by the SEC pursuant to Section 10A of the Securities Exchange Act, as if applicable to such auditors with respect to any reports provided to DOE pursuant to the Financing Documents.

SECTION 6.29.        Cash Grant Application.

(a)                                      The Borrower shall comply with (i) all Cash Grant Application requirements (including any preliminary filing requirements), (ii) all obligations set forth in the Cash Grant Guidance, including all annual filing requirements and the delivery of all reports, certificates and other such documents as required thereunder, and (iii) all limitations set forth in the Cash Grant Guidance relating to (A) transfers to Disqualified Persons and (B) claims in respect of any Section 45 or Section 48 tax credits. The Borrower shall make every election that is necessary to claim and apply for the Cash Grant in accordance with the Cash Grant Guidance and Applicable Law.

(b)                                      As soon as practicable following, and in any case within sixty (60) days after the Placed in Service Date for a phase of the Project, the Borrower shall (i) prepare and file, or cause to be filed, a Cash Grant Application for such phase of the Project as a single property with the United States Treasury Department in a manner consistent with the Cash Grant Guidance and Applicable Law and otherwise true, correct and complete in all material respects; (ii) provide all supporting documentation required to be filed with such Cash Grant Application or subsequently thereto in accordance with the Cash Grant Guidance; (iii) promptly respond to all requests for further information with respect to such Cash Grant Application; and (iv) make other related filings that are necessary or advisable with regard to the Cash Grants.

SECTION 6.30.        Cash Grant Guidance Terms and Conditions.

(a)                                      During the Recapture Period for each respective Cash Grant Borrower shall comply with the Cash Grant Guidance and the Cash Grant Terms and Conditions, including all requirements to file annual performance reports, file annual certifications that neither the Project nor interest therein has been disposed of to a Disqualified Person, and that the Project continues to qualify as “specified energy property” (as such terms are defined in the Cash Grant Terms and Conditions) and maintain proper project, financial and accounting records.

(b)                                      To the extent required by the Cash Grant Guidance and the Cash Grant Terms and Conditions during the Recapture Period for each respective Cash Grant, Borrower shall deliver to the U.S. Department of the Treasury (i) no later than twenty-one (21) days following the anniversary of the Placed in Service Date and for each successive anniversary of the Placed in Service Date for the next five years thereafter, an annual project performance report and a certification that no direct or indirect equity interests in the Project have been transferred to a Disqualified Person and (ii) the certification that the Project continues to qualify as “specified energy property” (as such terms are defined in the Cash Grant Terms and Conditions). During the Recapture Period Borrower shall cause maintain proper financial and accounting records with respect to the Qualifying Costs incurred with respect to the Project in accordance with the requirements of the Cash Grant Guidance and Cash Grant Terms and Conditions

SECTION 6.31.        Cargo Preference Act.

The Borrower shall comply at all times with all requirements (if any) of the Cargo Preference Act applicable to the Project.

SECTION 6.32.        Update of Required Approvals’ Schedules.

(a)                                      If, prior to the First Advance Date, Part I or Part II of Schedule 4.2.5 needs to be revised in accordance with Section 4.2.5 to accurately represent the status of any Required Approvals, the Borrower will promptly submit an updated Schedule 4.2.5 to the Loan Servicer reflecting such changes, together with the documentation relating to such changes; provided that no such update shall (i) without the consent of DOE, be deemed to cure the falsity of any certification, representation or warranty previously made to DOE under this Loan Guarantee Agreement or (ii) cause any certification, representation or warranty previously made to DOE under this Loan Guarantee Agreement that was true when made to be false.

(b)                                      If, prior to any Quarterly Approval Date or a date of each Advance (as applicable), Part I or Part II of Schedule 4.3.3 or Schedule 4.4.8 (as applicable) needs to be revised in accordance with Section 4.3.3 or Section 4.4.8 (as the case may be) to accurately represent the status of any Required Approvals, the Borrower will promptly submit an updated Schedule 4.3.3  and Schedule 4.4.8 to the Loan Servicer reflecting such changes, together with the documentation relating to such changes; provided that no such update shall (i) without the consent of DOE, be deemed to cure the falsity of any certification, representation or warranty previously made to DOE under this Loan Guarantee Agreement or (ii) cause any certification, representation or warranty previously made to DOE under this Loan Guarantee Agreement that was true when made to be false.

SECTION 6.33.        Interest Rate Swaption Agreements.

On or before the date that is thirty (30) days after the Guarantee Agreement Date, the Borrower shall deliver to the Loan Servicer fully executed copies of the Interest Rate Swaption

Agreements, each in form and substance reasonably satisfactory to DOE, and each Interest Rate Swaption Agreement shall have become effective pursuant to its terms.

SECTION 6.34.        Maintenance of the CEQA Litigation Support Instruments.

Until the date of the Settlement of all Project Claims (if any) filed or asserted prior to the date of Settlement of the Project Claims asserted in Carrizo Commons v. County of San Luis Obispo (San Luis Obispo Superior Court Case No. CV 110314) (the “CEQA Litigation Support Release Date”), the Borrower shall maintain (or cause to be maintained) the CEQA Litigation Support Instruments in full force and effect. Upon the CEQA Litigation Support Release Date, all CEQA Litigation Support Instruments shall be released by DOE. Any determination regarding the particular CEQA Litigation Support Instruments to be provided in order to meet the requirements of this Section 6.34 shall be made by SunPower on or before each CEQA Litigation Support Determination Date; provided that if SunPower fails to make any election on or before such CEQA Litigation Support Determination Date then the form(s) of CEQA Litigation Support Instruments last so elected by SunPower shall be deemed to also apply to the six-month period beginning on such CEQA Litigation Support Determination Date.

SECTION 6.35.        Maintenance of the Cash Grant Shortfall Security.

(a)                                      Until such time as the Cash Grant Bridge Loans have been repaid in full, the Borrower shall maintain (or cause to be maintained) the Cash Grant Shortfall Security in full force and effect.

(b)                                      All amounts of Pre-Completion Revenues that are on deposit in the Restricted Payment Account after the Cash Grant Support Release Date will, subject to the requirements of section 4.10 of the Accounts Agreement, reduce the Base Equity Commitment dollar for dollar.

(c)                                       On the Cash Grant Support Release Date, the Base Equity Commitment will, subject to the requirements of section 4.10 of the Accounts Agreement, be reduced dollar for dollar for each dollar on deposit in the Restricted Payment Account; provided that such reduction will not, in any event, exceed the positive difference, if any, between the Actual Aggregate Cash Grant Security Support and Phase 3 Cash Grant Support Amount.

(d)                                      On the Cash Grant Support Release Date, the Cash Grant Shortfall Security will be reduced dollar for dollar, pro rata (in a ratio reflective of the then current relative amounts of the NRG Cash Grant Shortfall Security and the SunPower Cash Grant Shortfall Security), in an amount equal to the positive difference, if any, between the Actual Cash Grant Security Support and the Phase 3 Cash Grant Support Amount. For the avoidance of doubt, no Cash Grant Shortfall Security will be released under this Section 6.35(d) unless all amounts then on deposit in the Restricted Payment Account shall have first been applied to reduce the Base Equity Commitment on the Cash Grant Support Release Date.

(e)                                       For the avoidance of doubt, there shall be no requirement to replenish or repost collateral released pursuant to Section 6.35(c) or Section 6.35(d).

ARTICLE 7
NEGATIVE COVENANTS

The Borrower covenants and agrees that until the date all Secured Obligations (other than inchoate indemnity obligations) are paid in full and the FFB Commitment has terminated, unless DOE waives compliance in writing:

SECTION 7.1.               Indebtedness.

The Borrower shall not, nor shall it agree to, incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for:

(a)                                      Indebtedness incurred under the Financing Documents;

(b)                                      Capital Leases and purchase money Indebtedness, in each case, incurred by the Borrower to finance the acquisition of Immaterial Equipment, in an aggregate amount at any time not in excess of $500,000, and any refinancings, renewals or extensions thereof; provided that any such Indebtedness (i) shall be secured only by the Immaterial Equipment acquired (and any accessions, additions and replacements, and any proceeds arising from the Disposition, of such Immaterial Equipment) in connection with the incurrence of such Indebtedness and (ii) shall not exceed an amount equal to one hundred percent (100%) of the aggregate consideration paid to acquire such asset; and

(c)                                       Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the ordinary course of business, to the extent such amounts and expenses are not unpaid more than ninety (90) days past the due date therefor.

SECTION 7.2.               Liens.

The Borrower shall not, nor shall it agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral or any of its other property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

SECTION 7.3.               Leases.

The Borrower shall not enter into any agreement or arrangement to acquire by Lease the use of any Property or equipment of any kind (including by sale-leaseback or otherwise), except for Permitted Leases in an amount not in excess of the amount budgeted therefor in the Construction Budget or Operating Forecast, as applicable.

SECTION 7.4.               Loans, Advances and Investments.

The Borrower shall not make or permit to remain outstanding any loans, extensions of credit or advances by the Borrower to or Investments by the Borrower in (whether by acquisition of any stocks, notes or other securities or obligations) any Person, except for Permitted Investments or as expressly provided in the Transaction Documents as in effect on the Guarantee Agreement Date.

SECTION 7.5.               Capital Expenditures.

The Borrower shall not make any Capital Expenditure in any year except for (i) expenditures contemplated by the Construction Budget or any Operating Budget, (ii) expenditures made from the proceeds of insurance to the extent permitted by the Financing Documents, (iii) to the extent any required Major Maintenance Cost constitutes Capital Expenditures, such Capital Expenditures, but solely to the extent of funds on deposit in the Major Maintenance Reserve Account, (iv) expenditures from amounts that are available and could have been paid as Restricted Payments to the Sponsor under Section 7.10 and (v) other Capital Expenditures in an aggregate in any Fiscal Year not in excess of Five Million Dollars ($5,000,000), but solely to the extent any funds required for such Capital Expenditures are provided to the Borrower by the Sponsor (or its Affiliates) as equity contributions; provided that, in each case, in no event shall any Capital Expenditure permitted under this Section 7.5 expand the capacity of the Project in any material respect, change the nature or functional purpose of the Project or permit any activities that are prohibited under Section 7.21.

SECTION 7.6.               Subsidiaries; Partnerships.

The Borrower shall not: (i) form or have any Subsidiaries, (ii) enter into any partnership or a joint venture, (iii) acquire any Equity Interests in or make any capital contribution to any other Person, (iv) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person or (v) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than the O&M Agreement or any other operating agreements executed by the Borrower with DOE’s consent.

SECTION 7.7.               Ordinary Course of Conduct; No Other Business.

The Borrower shall not: (i) engage in any business other than the acquisition, ownership, design, development, construction, financing, implementation, completion, operation and maintenance of the Project in accordance with and as contemplated by the Transaction Documents, (ii) undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of the Project, (iii) change its name or take any other action that might adversely affect the Liens created by the Security Documents or (iv) fail to maintain its existence and its right to carry on its business.

SECTION 7.8.               Merger; Bankruptcy; Dissolution;  Transfer of Assets.

The Borrower shall not, nor shall it agree to:

(a)                                           enter into any transaction of merger or consolidation (other than pursuant to the Merger Documents);

(b)                                           liquidate, wind up or dissolve itself or otherwise commence any Insolvency Proceeding in respect of itself or file any petition or pass a resolution seeking the same;

(c)                                            dispose of all or any part of its Property, including its interest in the Project (including leases or subleases related to the Project Site), whether now owned or hereafter acquired, except for Permitted Dispositions; or

(d)                                           acquire by purchase or otherwise the business, Property or fixed assets of, or Equity Interests or other evidence of beneficial ownership interests in any Person, other than (i) purchases or other acquisitions of inventory or materials or spare parts or Capital Expenditures each in the ordinary course of business in accordance with the applicable budget or (ii) purchases or other acquisitions permitted by the Transaction Documents; or

(e)                                            transfer or release (other than as permitted by clause (c) above) of the Collateral, or other similar actions.

SECTION 7.9.               Organizational Documents; Fiscal Year;  Legal Form; Capital Structure.

The Borrower shall not (i) amend or modify its Organizational Documents (other than to correct minor or technical errors that do not change any Person’s rights or obligations or to consummate transactions permitted by the Financing Documents) or (ii) amend or modify its legal form, its Fiscal Year or its capital structure (including the issuance of any options, warrants or other rights with respect thereto).

SECTION 7.10.        Restricted Payments.

(a)                                           The Borrower shall not reduce its capital or declare or make or authorize any dividend or any other payment or distribution of cash or property to its equity investors on account of any Equity Interest (each of the foregoing a “Restricted Payment”) unless the Borrower satisfies each of the following conditions to DOE’s satisfaction:

(i)                                                                  the Borrower provides DOE and the Collateral Agent not less than ten (10) Business Days’ notice of its request to make a Restricted Payment;

(ii)                                                               such Restricted Payment is made within forty-five (45) days following a Payment Date;

(iii)                                                            no other Restricted Payment has been made during the then current semi-annual period;

(iv)                                                           the Project Completion Date has occurred;

(v)                                                              no Potential Event of Default or Event of Default then exists or would exist after giving effect to any such Restricted Payment;

(vi)                                                           all reserves in the Debt Service Reserve Account, the O&M Reserve Account and the Major Maintenance Reserve Account have been fully funded (or secured by Reserve Letters of Credit), both before and after the Restricted Payment is made;

(vii)                                                        the Historical Debt Service Coverage Ratio for the immediately preceding rolling twelve (12) months (or the applicable shorter stub period) and the Projected Debt Service Coverage Ratio for the immediately succeeding rolling twelve (12) months, in each case measured from the Payment Date referred to in Section 7.10(a)(ii), is at least 1.20 to 1.00; and

(viii)                                                     at least one (1) scheduled principal payment has been made;

provided that, notwithstanding the foregoing, if (x) no Event of Default or Potential Event of Default has occurred or is continuing, (y) the Project Completion Date has occurred and (z) all Guaranteed Cash Grant Bridge Loans have been, together with all fees and interest accrued thereon, fully repaid in accordance with Section 3.4.3(g) or otherwise, the Borrower may make a Restricted Payment, in an amount not to exceed the proceeds of the Cash Grants not used to repay all Guaranteed Cash Grant Bridge Loans, together with all fees and interest accrued thereon, in full, to the Holding Company for further distribution to the direct and indirect owners of the Holding Company (or as otherwise directed by the Sponsor); provided further that, in the event that the Borrower receives Interest Rate Swaption Proceeds after the Project Completion Date and all Project Costs incurred during the Construction Period have been paid in full, then the Borrower may make a Restricted Payment in an amount not to exceed to (A) 100% of such Interest Rate Swaption Proceeds multiplied by (B) the percentage equal to (1) the Equity Contribution component of the Debt to Equity Ratio divided by (2) the sum of the Guaranteed Loan component of the Debt to Equity Ratio and the Equity Contribution component of the Debt to Equity Ratio, provided further that the Borrower may make the payment contemplated by Section 6.1(d) of the Equity Funding Agreement and such payment shall not be deemed a Restricted Payment.

In all cases in accordance with Section 7.10(a) above and, in any event, Restricted Payments (other than Restricted Payments described in the proviso to Section 7.10(a)) cannot be made until all past due mandatory prepayments have been made pursuant to Section 3.4.3 and all such Restricted Payments permitted hereunder will only include Monies on deposit in or credited to the Restricted Payment Account on the Payment Date that coincides with the date of such Restricted Payment (or the immediately preceding Payment Date if such Restricted Payment is not made on a Payment Date).

(b)                                      For the avoidance of doubt:

(i)                                     Nothing in Section 7.10(a) shall preclude the Borrower from withdrawing cash on deposit in the Restricted Payment Account (without satisfying the conditions above) as long as such cash is used for the purposes of the Project and if the prior written consent of DOE has been obtained.

(ii)                                  Borrower may make up to three (3) reimbursements of Equity Contributions that shall have previously funded Eligible Project Costs, and such reimbursements shall not be deemed to be a Restricted Payment; provided that (A) the Debt to Equity Ratio after giving effect to such reimbursement would be no greater than the Maximum Debt to Equity

Ratio and (B) either (x) the Debt to Equity Ratio has previously reached the Maximum Debt to Equity Ratio at least once or (y) the aggregate Equity Contributions are in excess of the Base Equity Commitment.

(iii)                               Nothing in Section 7.10(a) shall preclude the Borrower from transferring funds in accordance with section 4.10 of the Accounts Agreement (A) prior to the Cash Collateral Support Release Date, with DOE’s consent, for the purposes of paying any Existing Cost Overruns and (B) after the Cash Collateral Support Release Date, for the purposes of paying any Existing Cost Overruns and to reduce any Base Equity Commitment, in accordance with section 4.10 of the Accounts Agreement; provided, however, that no such reduction of Base Equity Commitment shall occur until the DOE (in consultation with the Independent Engineer) has determined, to its reasonable satisfaction, that all Existing Cost Overruns have been fully funded.

SECTION 7.11.        Redemption or Issuance of Stock.

The Borrower shall not redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests now or hereafter outstanding (or any options or warrants issued by the Borrower with respect to its Equity Interests) or set aside any funds for any of the foregoing or issue any Equity Interests to any other Person.

SECTION 7.12.        Other Transactions.

Except for the Transaction Documents in effect as of the Guarantee Agreement Date, the Borrower shall not, directly or indirectly, enter into any transaction or series of related transactions with any Person (including any Borrower Affiliate or SunPower) (i) other than in the ordinary course of business and on an arm’s-length basis or (ii) whereby the Borrower might pay more than the fair market value for the products of others.

SECTION 7.13.        Accounts.

The Borrower shall not establish or maintain any bank accounts other than the Project Accounts.

SECTION 7.14.        Commissions.

The Borrower shall not pay:

(a)                                      any commission or fee to the Sponsor or any Affiliate of the Sponsor or SunPower for furnishing guarantees, counter-guarantees or similar credit support for any obligations undertaken in connection with the Project (other than as set forth in clause (b) below); or

(b)                                      any fee to the Sponsor or any Affiliate of the Sponsor with respect to or in connection with the development, construction, financing or operation of the Project, including salaries, bonuses, commissions, management fees, consulting fees, and technical assistance fees other than as agreed in the O&M Agreement, the EPC Contract and other Transaction Documents as of the Guarantee Agreement Date.

SECTION 7.15.                         Amendment of and Notices Under Transaction Documents.

The Borrower shall not (other than to correct minor or technical errors that do not change any Person’s rights or obligations), except with the prior written consent of DOE:

(a)                                 directly or indirectly agree to any material amendment, modification, termination, replacement, supplement, consent or waiver or waive any right to consent to any amendment, modification, termination, replacement, supplement or waiver of any right with respect to, or assign any of the respective duties or obligations under:

(i)                                any Project Document, except for Change Orders under any Construction Contract that (A) do not change the Construction Budget or the Project Milestone Schedule, except for Approved Construction Changes, (B) could not reasonably be expected to delay the occurrence of Operational Completion beyond the Guaranteed Project Completion Date and (C) could not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower shall give DOE and the Independent Engineer prompt written notice of such Change Orders;

(ii)                             any Governmental Approval or other Required Approval, the effect of which could reasonably be expected to have a Material Adverse Effect;

(iii)                          any Financing Document; or

(iv)                         any agreement replacing the Operator;

For the avoidance of doubt, any increase in the amount of Development Term Security (as such term is defined in each Power Purchase Agreement) under any Power Purchase Agreement shall be a material amendment to such Power Purchase Agreement.

(b)                                 certify, consent to or otherwise permit through a Change Order or otherwise “Final Completion” to occur under the EPC Contract; provided that DOE will not unreasonably withhold or delay any request by Borrower to consent to such action;

(c)                                  enter into any agreement other than any Financing Document restricting its ability to amend or otherwise modify any of the Transaction Documents; or

(d)                                 amend or modify any of the CEQA Litigation Support Instruments, the NRG Cash Grant Support Security or the SunPower Cash Grant Support Security or consent to any amendment or modification thereof (except to amend, modify or replace the same, as permitted by the Loan Guarantee Agreement).

SECTION 7.16.                           Operating Costs Expenditures; Approved Construction Changes; Amendments.

(a)                                 The Borrower shall not (i) without having first proposed an amendment to the then-current Operating Budget in accordance with Section 6.11.2 (and DOE having approved such amendment in accordance with such Section), incur or pay any Operating Costs that are not contemplated in such Operating Budget (other than application of Loss Proceeds on terms and conditions set forth in Section 6.22, incurrence of Capital Expenditures on terms and conditions set forth in Section 7.5, or incurrence of Major Maintenance Costs (as that term is defined in the Accounts Agreement) on terms and conditions set forth in the Accounts Agreement, the application of Performance Liquidated Damages on the terms and conditions set forth in Section 3.4.3(a), the application of proceeds from a Permitted Disposition on the terms and conditions set forth in Section 3.4.3(d), the application of Major Project Document Breach Damages or Major Project Document Termination Damages or the application of funds to settle disputes in accordance with the terms and conditions set forth in Section 7.19), except to the extent payment of such Operating Costs would not cause aggregate expenditures for the period covered by such Operating Budget to exceed 105% of the aggregate amount of expenditures contemplated in such Operating Budget for the period covered, (ii) without having notified DOE, incur or pay any Operating Costs if aggregate expenditures for any category of such Operating Budget for the applicable time period exceed 107.5% of the aggregate expenditures contemplated for such category in such Operating Budget for such period or (iii) fail to incur or pay any Operating Costs contemplated in such Operating Budget except to the extent that such unincurred or unpaid Operating Costs would not result in aggregate expenditures to be less than 90% of the aggregate amount of fixed Operating Costs contemplated for such period in such Operating Budget. The Borrower shall promptly (and in any event within five (5) Business Days) provide notice to DOE of any proposed expenditure in excess of such threshold.

(b)                                 The Borrower shall not materially change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any material changes, reallocations, amendments, modifications, or supplements (each a “Construction Change”) of any of the provisions of any of the Project Plans, the Construction Budget, the Financial Plan, the Project Milestone Schedule or the Base Case Projections, except for the following Construction Changes (“Approved Construction Changes”):

(i)                           any Construction Change that (A) has been submitted in writing by the Borrower to DOE (including an explanation in reasonable detail of the reasons for such Construction Change) and (B) has received a written approval from DOE (such approval not to be unreasonably withheld or delayed); or

(ii)                        any Construction Change to (i) allocate contingencies to Borrower Project Costs set forth in the Construction Budget or (ii) change the Project Milestone Schedule; provided that such Construction Change (A) could not reasonably be expected to result in a material breach of either Power Purchase Agreement, (B) does not extend any Major Project Milestone or any critical path item that could reasonably be expected to result in a Major Project Milestone being missed, (C) could not reasonably be expected to cause the Operational Completion Date to occur later than the Guaranteed Operational Completion Date or (D) could not reasonably be expected to result in a Material Adverse Effect; provided further that the date of any Major Project Milestone may be moved as a result of an event that constitutes an Event of Force Majeure under the EPC Contract (as the EPC Contract is in effect on the Guarantee Agreement Date) to the extent such Event of Force

Majeure affords the Borrower schedule relief under the related milestone in the Power Purchase Agreements and, in such case, the Borrower shall present to DOE for approval any mitigation or recovery plan necessitated by such Event of Force Majeure, which approval will not be unreasonably withheld, conditioned or delayed; provided, further, however that, with respect to any “Network Upgrades” listed on Schedule 1.1, the above proviso shall not apply and the date of any such Major Project Milestone may be moved as a result of any scheduling change with respect to such “Network Upgrade”; provided that, the Borrower, promptly after receiving notice thereof, notifies DOE of such scheduling change and, in such case, the Borrower shall present to DOE for approval any mitigation or recovery plan necessitated by such scheduling change, which approval will not be unreasonably withheld, conditioned or delayed.

SECTION 7.17.                         Other Agreements.

The Borrower shall not enter into or become a party to any agreement, contract or loan commitment outside the ordinary course of business other than (i) the Transaction Documents as in effect on the Guarantee Agreement Date (or amended with DOE’s consent), (ii) agreements, contracts or loan commitments expressly contemplated or permitted by the Transaction Documents as in effect on the Guarantee Agreement Date, (iii) the Interest Rate Swaption Agreements or (iv) as contemplated by the Construction Budget, Project Milestone Schedule, the Operating Plan or the Operating Forecast.

SECTION 7.18.                         Hedging Agreements.

The Borrower shall not enter into any Hedging Agreement, foreign currency trading or other speculative transactions other than (a) the Interest Rate Swaption Agreements and (b) any such Hedging Agreement consented to in writing by DOE.

SECTION 7.19.                         Compromise or Settlement of Disputes.

The Borrower shall not agree or otherwise consent to settle or compromise: (i) any single Action in excess of Ten Million Dollars ($10,000,000) net of any applicable insurance proceeds received or reasonably expected to be received by the Borrower, in each case without the prior written consent of DOE or (ii) any material dispute under any Project Document without the prior written consent of DOE.

SECTION 7.20.                         Abandonment or Suspension of Project.

The Borrower shall not (i) abandon, or suspend, agree (directly or indirectly) to abandon or suspend or make any public statements regarding its intention to abandon or suspend the development, construction or operation of the Project, or take any action that could be deemed an “abandonment,” or “suspension,” or transfer the Project to any Person or (ii) notify any Major Project Participant of its intent to terminate, or agree (directly or indirectly) to the termination of, any Major Project Document or the construction or operation of the Project.

SECTION 7.21.                         Improper Use.

The Borrower shall not use, operate or occupy, or allow (directly or indirectly) the use, maintenance, operation or occupancy of, any portion of the Project Site or Project in any manner or for any purpose: (i) that would be illegal or dangerous (unless safeguarded as required by Applicable Laws); (ii) that could reasonably be expected to have a Material Adverse Effect; (iii) that may make void, voidable or cancelable, or materially increase the premium of, any insurance or warranty then in force with respect to the Project or any part thereof; or (iv) other than for the intended purpose thereof in the construction, operation and maintenance of the Project.

SECTION 7.22.                         Assignment.

Other than the assignment of the Project Documents and Governmental Approvals to the Collateral Agent as security for the benefit of the Secured Parties, the Borrower shall not assign or otherwise transfer its rights under any of the Transaction Documents or Required Approvals to any Person.

SECTION 7.23.                         Margin Regulations.

The Borrower shall not directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve of the United States, or any regulations, interpretations or rulings thereunder.

SECTION 7.24.                         Environmental Laws.

The Borrower shall not undertake any action or Release any Hazardous Substances in material violation of any Environmental Law and the Project shall not be operated in any manner that would pose a material hazard to public health or safety or to the environment.

SECTION 7.25.                         ERISA.

The Borrower shall not adopt, establish, participate in, or incur any obligation to contribute to, any Pension Plan or Multiemployer Plan or incur any liability to provide post- retirement welfare benefits other than as required under any Applicable Law. No ERISA Affiliate of Borrower shall adopt, establish, participate in, or incur any obligation to contribute to, any Pension Plan or Multiemployer Plan or incur any liability to provide post-retirement welfare benefits other than as required under any Applicable Law, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.26.                         Investment Company Act.

The Borrower shall not take any action that would result in the Borrower being required to register as an “investment company” under the Investment Company Act.

SECTION 7.27.                         Public Utility Holding Company Act.

The Borrower shall not take, nor permit any Affiliate to take any action that could result in the Borrower losing its status as an “exempt wholesale generator” as defined in the Public Utility Holding Company Act.

SECTION 7.28.                         Subordinated Debt.

The Borrower shall not incur any subordinated debt.

SECTION 7.29.                           Powers of Attorney.

The Borrower shall not grant any power of attorney to any Person, except (i) to its directors and employees in the ordinary course of business or (ii) in connection with Permitted Liens granted to the Secured Parties.

ARTICLE 8
EVENTS OF DEFAULT; REMEDIES

SECTION 8.1.                                Events of Default.

The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)                                      Failure to Make Payment Under Financing Documents. The Borrower shall fail to pay, in accordance with the terms of this Loan Guarantee Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise), (i) any principal amount of the Advances, any Capitalized Interest Amounts, interest otherwise due and payable in the respect of the Guaranteed Loans or any DOE Guarantee Payment on or before the date such amount is due or (ii) any scheduled fee, charge or other amount due under any Financing Document on or before the date such amount is due and, solely in the case of any amounts contemplated by this clause (ii), such failure to pay shall continue unremedied for a period of five (5) Business Days after the date on which such amount was due; provided that the Borrower shall not be in default under this Section 8.1(a) if it has timely remitted all such payments to the Loan Servicer but the Loan Servicer has failed to timely remit payments to FFB.

(b)                                      Misstatements; Omissions.

(i)                           Any representation or warranty confirmed or made in any Financing Document by or on behalf of the Borrower, any other Borrower Entity or in any certificate of the Borrower or any other Borrower Entity (or any Authorized Officer thereof), Financial Statement or other document provided by or on behalf of any such Person to DOE, the Collateral Agent, the Loan Servicer, or any Independent Consultant in connection with the transactions contemplated by the Transaction Documents shall be found to have been incorrect, false or misleading in any material respect when made or deemed to have been made (other than a representation or a certification as to the amount (but not the timing of or eligibility for the Cash Grant).

(ii)                        Any representation or warranty confirmed or made in any Financing Document by or on behalf of any Major Project Participant or in any certificate of a Major Project Participant (or any Authorized Officer thereof), Financial Statement or other document provided by or on behalf of any such Person to DOE, the Collateral Agent, the Loan Servicer, or any Independent Consultant in connection with the transactions contemplated by the Transaction Documents shall be found to have been incorrect, false or misleading when made or deemed to have been made, to the extent the same results in a Material Adverse Effect.

(c)                                       Covenants Without Cure Period. The Borrower or any Borrower Entity shall fail to perform or observe any of its obligations under (i) any term, covenant or agreement set forth in (i) Section 6.1.7, Section 6.1.8, Section 6.7, Section 6.20(b), Section 6.22, Section 6.29, Section 6.30 or Article 7 or (ii) any material term, covenant or agreement set forth in the Security Agreement or (iii) any negative covenants in any other Financing Document, in each case where default under the applicable term, covenant, agreement or negative covenant has not been remedied within the cure period, if any, specified for such negative covenant in such Financing Document.

(d)                                      Covenants and Other Agreements with Cure Period. The Borrower or any Borrower Entity shall fail to perform or observe any term, covenant or agreement in any Financing Document (other than those set forth in Section 8.1(c)), where such default has not been remedied within thirty (30) days after the Borrower Knew about such default or received notice from DOE that such default has occurred, in each case if such default is capable of being remedied within such time period. If the default described in this Section 8.1(d) is not reasonably capable of remedy within thirty (30) days after the Borrower receives notice of the default from DOE, the Borrower shall have an additional ninety (90) days to cure the default, as long as the Borrower commences a cure within thirty (30) days and diligently pursues such cure.

(e)                                       Environmental Matters. (i) Any Action under or relating to any Environmental Law or asserting any Environmental Claim is initiated, or (ii) any Governmental Judgment is issued relating to any Environmental Claim, Environmental Law or any Required Approval issued under any Environmental Law, in each case, that has, or could reasonably be expected to have, a Material Adverse Effect.

(f)                                        Breach or Default Under Project Documents. (i) Any Major Project Participant shall breach or default under any of its material agreements, conditions, terms or covenants contained in any Major Project Document to which it is a party and such breach or default shall continue unremedied beyond any applicable cure period set forth therein and (ii) any other Project Participant (other than a Major Project Participant) shall breach or default under its material agreements, conditions, terms or covenants contained in any Major Project Document to which it is a party and (x) such breach or default shall continue unremedied beyond any applicable cure period set forth therein and (y) such Project Participant (and Project Document) is not replaced in accordance with Section 6.13.

(g)                                       Equity Funding Agreement. Any breach of or default under the Equity Funding Agreement occurs and such default or breach continues beyond the applicable grace period.

(h)                                      Unenforceability, Termination, Repudiation or Transfer of Any Transaction Document. This Loan Guarantee Agreement, any other Financing Document or any Major Project Document or any material provision hereof or thereof at any time for any reason (i) is or becomes invalid, illegal, void or unenforceable or any party thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement, (ii) except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof or (iii) shall cease to give the Collateral Agent, FFB or DOE in any material respect the Liens, rights, powers and privileges purported to be created thereby or hereby.

(i)                                          Security Interests. Any of the Security Documents shall fail to provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Lien shall fail to have the priority contemplated therefor in such Security Documents, or any such Security Document or Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Advances, the Secured Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of the Borrower, the Sponsor or any other Person party thereto (other than DOE, the Loan Servicer or the Collateral Agent).

(j)                                         Default under Other Indebtedness. The Borrower shall default under any agreement or instrument evidencing Indebtedness for Borrowed Money (other than the Guaranted Loans) with an aggregate principal amount in excess of Five Million Dollars ($5,000,000), if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money.

(k)                                      Judgments. One or more Governmental Judgments shall be entered against (i) the Borrower and such Governmental Judgments shall not be vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) days, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability and paid therefor) exceeds Ten Million Dollars ($10,000,000) or (ii) the Sponsor (prior to the Project Completion Date) or the EPC Contractor (prior to the Operational Completion Date), and such Governmental Judgments shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days and could reasonably be expected to have a Material Adverse Effect.

(1)                                           Bankruptcy; Insolvency; Dissolution.

(i)                           Involuntary Bankruptcy, Etc. An Insolvency Proceeding has been commenced against:

(A)                                    the Borrower if such proceeding continues undismissed for sixty (60) days;

(B)                                    the Sponsor (prior to the Project Completion Date) if such proceeding continues undismissed for sixty (60) days;

(C)                               the EPC Guarantor (prior to the Operational Completion Date) if such proceeding continues undismissed for sixty (60) days; or

(D)                               or PG&E if (I) such proceeding continues undismissed for sixty (60) days and (II) could reasonably be expected to have a Material Adverse Effect.

(ii)                             Voluntary Bankruptcy, Etc.

(A)                               The institution by the Borrower of any Insolvency Proceeding with respect to itself, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any action is taken by any such Person for the purpose of effecting any of the foregoing or any analogous proceeding.

(B)                               The institution by the Sponsor (prior to the Project Completion Date) of any Insolvency Proceeding with respect to itself, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any action is taken by any such Person for the purpose of effecting any of the foregoing or any analogous proceeding.

(C)                               The institution by the EPC Guarantor (prior to the Operational Completion Date) of any Insolvency Proceeding with respect to itself, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any action is taken by any such Person for the purpose of effecting any of the foregoing or any analogous proceeding.

(D)                               The institution by PG&E of any Insolvency Proceeding with respect to itself, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any action is taken by any such Person for the purpose of effecting any of the foregoing or any analogous proceeding

(iii)                          Dissolution. The dissolution of the Borrower, the Sponsor (prior to the Project Completion Date), the EPC Guarantor (prior to the Operational Completion Date) or PG&E.

(m)                                       Governmental Approvals and Required Approvals.

(i)                                The Borrower, any other Borrower Entity or any Major Project Participant shall fail to obtain, renew, maintain or comply in all material respects with any Required Approval at any time when such Required Approval is required to be obtained, renewed, maintained or complied with;

(ii)                             any Required Approval shall, at any time when such Required Approval is required for the Project, be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect; or

(iii)                          any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval, and such proceedings could reasonably be expected to result in a Material Adverse Effect.

(n)                                           Use of Project Site. The Borrower shall cease to have the right to (i) possess and use the Project for the purpose of owning, constructing, maintaining and operating the Project in the manner contemplated by the Transaction Documents or (ii) sell or otherwise dispose of any of its leasehold or easement interest in the Project Site or its ownership of the Project other than as expressly permitted by Section 8.26 of the Deed of Trust.

(o)                                           Event of Loss. All or substantially all of the Project is destroyed or becomes permanently inoperative as a result of an Event of Loss whether because (i) it is not covered by insurance, (ii) the Loss Proceeds received from the insurance are insufficient to repair or restore the Project to allow it to operate as contemplated in the Transaction Documents or (iii) for whatever reason, the Project is not repaired or restored with the Loss Proceeds received within the time periods specified in the Transaction Documents.

(p)                                           Suspension of Construction. Prior to the Project Completion Date, construction of the Project shall be suspended, other than as a result of the occurrence of an Event of Force Majeure, for a period of sixty (60) consecutive days.

(q)                                           Suspension of Operation. From and after the Project Completion Date, the Project ceases to operate, other than as a result of the occurrence of an Event of Force Majeure, for a period of sixty (60) consecutive days; provided that, such period may be extended to up to one hundred eighty (180) consecutive days (or such longer period as the DOE may determine, in its sole discretion) from the date on which the Project ceased to operate if (a) the Project cannot be restored to operation within sixty (60) days due solely to the unavailability of the main 34.5kV to 230kV step-up transformer, (b) the Borrower has presented a reasonable plan for remediation of the issue to DOE and the Independent Engineer in the first sixty (60) days following the cessation of operation, (c) the Independent Engineer has confirmed the unavailability of the main 34.5kV to 230kV step-up transformer and the reasonableness of the mitigation plan in such sixty (60) day period and (d) such extension will not result in any counterparty to a Power Purchase Agreement having the right to terminate such Power Purchase Agreement. For the avoidance of doubt, the Borrower shall promptly provide to the Independent

Engineer any such additional information and access to the Project Site as the Independent Engineer may request in order to make the determination required in this clause (q).

(r)                                              Failure of Completion to Occur; Insufficient Funding.

(i)                                Operational Completion shall not have occurred by the Guaranteed Operational Completion Date;

(ii)                             Project Completion shall not have occurred by the Guaranteed Project Completion Date; or

(iii)                          at any time prior to the Project Completion Date, in the reasonable opinion of DOE, the remaining Project Costs necessary to achieve Project Completion exceed the Total Funding Available to the Borrower and the Borrower fails within sixty (60) days after receiving notice thereof from DOE to arrange for the provision of the requisite funds (through additional equity contributions) to achieve Project Completion on terms and conditions and from parties reasonably acceptable to DOE.

(s)                                             ERISA. (i) There occurs one or more ERISA Events that individually or in the aggregate results in or otherwise is associated with liability of the Borrower or any of its ERISA Affiliates that would reasonably be expected to have a Material Adverse Effect during the term of this Loan Guarantee Agreement; (ii) the Borrower or any of its ERISA Affiliates request a minimum funding waiver or fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; or (iii) the imposition of a Lien or other security interest on any property of the Borrower pursuant to Section 303(k) of ERISA or Section 430(k) of the Code.

(t)                                              Force Majeure. An Event of Force Majeure shall occur and continue for a period of one hundred eighty (180) consecutive days.

(u)                                           Material Adverse Effect. The occurrence of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(v)                                           Suspension and Debarment. The occurrence of any event or condition that has resulted in the debarment or suspension of the Borrower from contracting with the United States Government or any agency or instrumentality thereof under Debarment Regulations.

(w)                                         Compliance with Applicable Regulations; Program Requirements.

(i)                           The Borrower shall fail to comply with the provisions of Title XVII and such failure continues unremedied for any period of at least thirty (30) days or, in the case of a failure to comply with Section 1702(k) of Title XVII, such failure continues unremedied for ninety (90) days.

(ii)                        The Borrower fails to comply with the provisions of the Applicable Regulations; provided, however, that, if such failure is capable of being cured, and the Borrower is diligently pursuing such cure, such failure shall be an Event of Default if not remedied within ninety (90) days.

(iii)                                                  The Borrower fails to comply in all material respects with (A) all other Applicable Laws and (B) all other Program Requirements (other than the provisions of Title XVII and the Applicable Regulations), where such failure continues unremedied for at least ninety (90) days (unless such failure cannot reasonably be cured within such period and the Borrower or the Operator, as applicable, is diligently working to cure such failure according to an applicable remediation plan); provided that the Borrower shall not be in default under this clause (iii) at any time it is contesting in good faith by appropriate legal proceedings each assertion by a Governmental Authority that the Borrower is not in compliance with such Program Requirements or other Applicable Laws.

Notwithstanding the foregoing, no Event of Default shall exist under this Section 8.1(w) where the Parties have specifically agreed elsewhere in this Loan Guarantee Agreement (including in Section 6.24(k), Section 6.25, Section 8.1(y), Section 8.1(z), Section 8.1(aa), and Section 8.1(cc)) on the terms of compliance with a provision Title XVII, Applicable Regulations, Applicable Laws or Program Requirements.

(x)                                 Foreign Asset Control Regulations. The making of any Advances or the use of the proceeds thereof violates the Foreign Asset Control Regulations.

(y)                                 Prohibited Person.

(i)                                                        Any Borrower Entity or Borrower Entity Controlling Person becomes (whether through a transfer or otherwise) a Prohibited Person; provided that if any such Person (other than a Borrower Entity) that becomes a Prohibited Person is removed or replaced with a Person reasonably acceptable to DOE within thirty (30) days from the date that the Borrower Knew that such Person became a Prohibited Person (or, if such removal or replacement is not reasonably feasible, the Borrower implements other mitigation measures to the reasonable satisfaction of DOE), no Event of Default shall be deemed to have occurred.

(ii)                                                     The Borrower Knowingly enters into a transaction with a Person who is a Prohibited Person.

(iii)                                                  The Borrower enters into a transaction with a Person who is a Prohibited Person and does not remove or replace such Prohibited Person with a Person who is reasonably acceptable to DOE (or, if such removal or replacement is not reasonably feasible, does not implement other mitigation measures to the reasonable satisfaction of DOE) within thirty (30) days from the date that the Borrower Knew that such Person was a Prohibited Person.

(iv)                                                 Any of the Collateral is traded or used, directly or indirectly, by a Prohibited Person or by a Person organized in a Prohibited Jurisdiction.

(v)                                                    For the avoidance of doubt, the representation and warranty set forth in Section 5.25(e) shall have the benefit of a cure period set forth in this Section 8.1(y).

(z)                                  OFAC; Corrupt Practices Laws. Any Borrower Entity, Borrower Entity Controlling Person, Major Project Participant or their respective employees or agents fail to comply with all applicable orders, rules and regulations of OFAC and all applicable Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project or, otherwise, fail to conduct the Project in compliance with all applicable orders, rules and regulations of OFAC and all applicable Corrupt Practices Law; provided that if the Borrower shall, within 30 days of Knowing that such Person has so failed to comply, engage or continue to engage in constructive discussions with DOE regarding the removal or replacement of such person or, if such removal or replacement is not reasonably feasible, implements other mitigation measures to the reasonable satisfaction of the Guarantor, no Event of Default shall be deemed to have occurred. For the avoidance of doubt, the representation and warranty set forth in Section 5.25(g) shall have the benefit of a cure period set forth in this Section 8.1(z).

(aa)                          Anti-Terrorism Order.

(i)                                                        Any Borrower Entity or Borrower Entity Controlling Person fails to comply with the Anti-Terrorism Order; provided that if the Borrower shall, within thirty (30) days from the date that the Borrower Knew that such Person so failed to comply, engage and continue to engage in constructive discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, implement other mitigation measures to the reasonable satisfaction of DOE, no Event of Default shall be deemed to have occurred.

(ii)                                                     Any Major Project Participant or any Person that Controls any Major Project Participant fails to comply with the Anti-Terrorism Order and such Major Project Participant or Controlling Person is not removed or replaced with a Person reasonably acceptable to DOE within twenty (20) Business Days from the date that the Borrower Knew that such Major Project Participant or Controlling Person failed to comply with the Anti-Terrorism Order.

(iii)                                                  For the avoidance of doubt, any alleged breach of the representation and warranty in Section 5.25(f) shall have the benefit of the cure period set forth in this Section 8.1(aa).

(bb)                          Equity Transfers. At any time prior to the Project Completion Date, the Sponsor fails to hold, directly or indirectly, greater than 50% of the Equity Interests of the Borrower.

(cc)                            Change in Control.

(i)                                                        Prohibited Direct Transfers. Any failure of the Holding Company to own one hundred percent (100%) of the Equity Interests in the Borrower; provided, however, that notwithstanding the foregoing, DOE shall not unreasonably withhold, condition or delay its consent to a transfer of Equity Interests in the Borrower to one or more Tax Equity Investors if (x) DOE has received a written request from the Borrower that DOE consent to such transfer pursuant to a proposal for tax equity financing and (y) all terms of such proposal and DOE’s consent thereto, including all required modifications to the Transaction Documents and all requirements of Section 609.18 of the Applicable Regulations, have been complied with.

(ii)                                                     Prohibited Indirect Transfers. Subject to clause (AA) (Widely-Held Public Companies; Designated Private Companies), clause (BB) (Natural Persons), clause (CC) (Transfers Resulting in No New Person Holding a 10% or Greater Interest in Borrower), clause (DD) (Transfers Among Existing Investors), and clause (EE) (Portfolio Sales) in the proviso at the end of this Section 8.1(cc), any transfer of any Proportional Ownership Interest in the Borrower, unless DOE provides its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed if (A) the proposed transferee is a Qualified Transferee and (B) not less than thirty (30) days prior written notice of such transfer is given to DOE and the transferee (x) represents and warrants to DOE and the Borrower that it is a Qualified Transferee, and (y) delivers to DOE an organizational chart showing ownership up to the Widely-Held Public Company level or the Designated Private Company level, as applicable;

(iii)                                                  Prohibited Change of Control of Borrower. Subject to clause (AA) (Widely-Held Public Companies; Designated Private Companies), and clause (BB) (Natural Persons) in the proviso at the end of this Section 8.1(cc),

(A)                               Prior to Project Completion. At any time prior to the Project Completion Date, any transfer or other event that results in a change of Control of the Borrower;

(B)                               After Project Completion. At any time on or after the Project Completion Date, any transfer or other event that results in a change of Control of the Borrower, unless DOE provides its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed if the proposed transferee is a Qualified Transferee;

(iv)                                                 Prohibited Persons. Subject to clause (AA) (Widely-Held Public Companies; Designated Private Companies):

(A)                               Prohibited Person Transfer. The occurrence of any Prohibited Person Transfer;

(B)                               Designated Private Company or Widely-Held Public Company. Any Person that is (x) a Designated Private Company or a Widely-Held Public Company, or (y) an investor that Controls such Designated Private Company or Widely-Held Public Company, becomes a Prohibited Person; provided, that it shall not be an Event of Default under this Section 8.1(dd)(iv)(B) if (1) within 30 days from the date that the Borrower learns that a Person is a Prohibited Person the Borrower has provided to DOE a mitigation plan (which plan may include the exercise of applicable contractual rights and remedies) reasonably acceptable to DOE with respect to the removal, replacement or other arrangement regarding such Person and (2) thereafter the Borrower uses all commercially reasonable efforts to implement the agreed mitigation plan;

provided, however, that to the extent specified above in clauses (i) through (v) of this Section 8.1(cc), the following exceptions shall apply:

(AA)                      Widely-Held Public Companies; Designated Private Companies. Any transfer of an Equity Interest in a Widely- Held Public Company or a Designated Private Company is not an Event of Default and shall be disregarded in the calculation of Proportional Ownership Interests and the determination of the occurrence of a Prohibited Person Transfer;

(BB)                      Natural Persons. Any transfer of any Equity Interest by a natural Person is not an Event of Default if (x) such transfer is (1) in connection with bona fide estate planning, (2) upon death or disability of the transferor, (3) pursuant to a divorce decree respecting the transferor, (4) upon personal bankruptcy of the transferor, or (5) of Equity Interests issued pursuant to an equity incentive plan that qualifies under Rule 701 under the Securities Act of 1933, and (y) the transferee is not a Prohibited Person at the time of such transfer;

(CC)                      Transfers Resulting in No New Person Holding a 10% or Greater Interest in Borrower. Any transfer of any Proportional Ownership Interest in the Borrower is not an Event of Default if (1) after giving effect to such transfer no Person (including such Person’s Affiliates), other than (x) the Sponsor, and (y) any transferee to which DOE has expressly consented, owns or Controls ten percent (10%) or more of the Proportional Ownership Interests in the Borrower, and (2) the transferee is not directly or indirectly Controlled or owned, in any material respect, by any Governmental Authority;

(DD)                      Transfers Among Existing Investors. Any transfer of a Proportional Ownership Interest in the Borrower is not an Event of Default if the transferee either (1) had a Proportional Ownership Interest in the Borrower on the Guarantee Issuance Date, or (2) subsequently acquired a Proportional Ownership Interest with DOE’s express consent.

(EE)                        Portfolio Sales. Any transfer of a Proportional Ownership Interest in the Borrower is not an Event of Default if the

transfer is to a Qualified Transferee in connection with a sale of (x) all or substantially all of the transferor’s interest in its Renewable Energy Portfolio, or (y) a non-Controlling interest in the transferor’s interest in its Renewable Energy Portfolio.

(dd)                          Transfer to a Disqualified Person. During the Recapture Period (if any), any Recapture Liability has arisen as a result of the Borrower or Sponsor (i) becoming a Disqualified Person, or (ii) causing, permitting, or consenting to any transfer of any direct or indirect ownership interest or other interest in the Borrower or in any Project assets to a Disqualified Person or (in the case of an interest in any Project assets) to a Person that has not agreed to be jointly liable with the Borrower for Cash Grant Recapture Liabilities, unless such Cash Grant Recapture Liability arises in connection with the Lender or DOE foreclosing on the Project or directing the foreclosure on the Project.

(ee)                            Cash Grant Recapture Liabilities. Any Cash Grant Recapture Liability has arisen with respect to any asset that is included in or part of the Project and has not been satisfied by the Borrower within fifteen (15) days, unless such Cash Grant Recapture Liability arises in connection with the Lender or DOE foreclosing on the Project or directing the foreclosure on the Project.

(ff)                              Failure to Maintain Project Document Letters of Credit and the LGIA Surety Bonds. At any time, Letters of Credit representing Development Security, the Delivery Term Security, the EPC Contract Security or the Mitigation Land Security or the LGIA Surety Bonds shall not be maintained in the amounts required pursuant to the terms of this Loan Guarantee Agreement (subject to the applicable reductions and releases under the Major Project Documents).

(gg)                            Failure to Maintain CEQA Litigation Support Instruments. At any time prior to the occurrence of the Settlement, any of the CEQA Litigation Support Instruments is not in full force and effect or a default under any such CEQA Litigation Support Instrument shall occur (which, for the avoidance of doubt shall not include any event or circumstance which gives rise to any such Letter of Credit becoming capable of being drawn, as long as such Letter of Credit has been or remains capable of being drawn), such that the aggregate amount of the CEQA Litigation Support Instruments (and any proceeds thereof) is less than the CEQA Support Required Amount.

(hh)                          Failure to Maintain Cash Grant Shortfall Security. At any time until the Cash Grant Bridge Loans have been repaid in full, any of the Cash Grant Shortfall Security fails to be in full force and effect or a default under any such Cash Grant Shortfall Security shall occur (which, for the avoidance of doubt shall not include any event or circumstance which gives rise to any such Letter of Credit becoming capable of being drawn, as long as such Letter of Credit has been, remains capable of, or is being drawn), except as each may be (i) drawn in accordance with section 4.12 of the Accounts Agreement, (ii) drawn or paid in accordance with Section 3.4.3(g) or any other provision of this Loan Guarantee Agreement or (iii) reduced on or after the Cash Grant Support Release Date in accordance with the terms of this Loan Guarantee Agreement.

For the avoidance of doubt, each clause of this Section 8.1 shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

SECTION 8.2.               Remedies for Events of Default.

(a)                                 Upon the occurrence and during the continuance of an Event of Default, DOE may, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by Applicable Laws), exercise any or all rights and remedies at law or in equity (in any combination or order that DOE may elect), including, without prejudice to DOE’s other rights and remedies, the following:

(i)                                                        (A) refuse, and DOE and FFB shall not be obligated, to make or guarantee any further Advances, and the Collateral Agent shall not be obligated to make any payments from any Project Account or any Account Proceeds or other funds held by the Collateral Agent by or on behalf of the Borrower and (B) suspend or terminate the FFB Commitment;

(ii)                                                     take those actions necessary to perfect and maintain the Liens of the Security Documents;

(iii)                                                  declare and make all sums of outstanding principal and accrued but unpaid interest remaining under this Loan Guarantee Agreement and the other Financing Documents together with all unpaid fees, Periodic Expenses and charges due hereunder or under any other Financing Document, payable on demand or immediately due and payable, whereupon such amounts shall immediately mature and become due and payable;

(iv)                                                 enter into possession of the Project (or any portion thereof) and perform any and all work and labor necessary to complete the Project (or any portion thereof) or to operate and maintain the Project (or any portion thereof), apply for and obtain the appointment of a receiver with respect to the Collateral or any portion thereof (and the Borrower hereby consents thereto) or otherwise foreclose upon or take possession of any Collateral and all sums expended by any such Person in so doing, together with interest on such amount at the Late Charge Rate, shall be repaid by the Borrower to such Person upon demand and shall be secured by the Security Documents, notwithstanding that such expenditures may, together with the aggregate amount of Advances of the Guaranteed Loans, exceed the amount of the total FFB Commitment;

(v)                                                    otherwise foreclose upon or take possession and cause the sale or disposition of any Collateral;

(vi)                                                 set off and apply such amounts to the satisfaction of the Secured Obligations under all of the Financing Documents, including (A) all monies on deposit in any Project Account (including any Reserve Letter of Credit issued in lieu thereof); (B) any Account Proceeds; (C) any amounts paid under the Equity Funding Agreement including any Reserve Letters of Credit issued thereunder; or (D) any other moneys of the Borrower on deposit with the Collateral Agent or any other Secured Party;

(vii)                                              prior to the Project Completion Date, require the Sponsor to make an accelerated Equity Contribution in accordance with the terms of the Equity Funding Agreement in an amount equal to the balance of the undrawn Base Equity Commitment;

(viii)                                           cure defaults;

(ix)                                                 charge interest at the Late Charge Rate on any amounts not paid when;

(x)                                                    proceed to protect and enforce its rights and remedies by appropriate proceedings, whether for damages or the specific performance of any provision of this Loan Guarantee Agreement or any other Transaction Document, or in aid of the exercise of any power granted in this Loan Guarantee Agreement or any other Transaction Document, or by law, or proceed to enforce the payment of any amount due and payable;

(xi)                                                 exercise any and all rights and remedies available to it under any of the Transaction Documents with respect to the Project, any Borrower Entity or any other Major Project Participant and under the Security Documents or otherwise under Applicable Laws;

(xii)                                              exercise any and all rights and remedies available to it under any of the CEQA Litigation Support Instruments and the Cash Grant Shortfall Security; and

(xiii)                                           take such other actions as DOE may reasonably require to provide for the care, preservation, protection, and maintenance of all Collateral so as to enable the United States to achieve maximum recovery upon default by the Borrower on the Guaranteed Loans.

SECTION 8.3.               Automatic Acceleration.

Upon the occurrence of an Event of Default referred to in Section 8.1(1) in respect of the Borrower, (a) the FFB Commitment and, to the extent permitted under the FFB Documents, the capitalization of interest owed in respect of the Advances pursuant to Section 7(b) of each of the FFB Promissory Notes shall automatically be terminated and (b) the Guaranteed Loans, together with interest accrued thereon and all other amounts due under the Guaranteed Loans and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.

SECTION 8.4.               Remedies.

At any time when an Event of Default exists, DOE (and the Loan Servicer on DOE’s behalf) shall be entitled to instruct the Collateral Agent to exercise, or to refrain from exercising, any right, remedy, power or privilege available to or conferred upon it with respect to the Collateral or otherwise under this Loan Guarantee Agreement, any CEQA Litigation Support Instrument, the Cash Grant Shortfall Security, the Security Documents or any other Financing Document to which it is a party and direct the time, place and manner in which the Collateral Agent is to exercise any such right, remedy, power or privilege. DOE shall cause the Collateral Agent to comply with any such instruction as promptly as practicable.

SECTION 8.5.               Appointment of a Receiver.

Notwithstanding any appointment of a receiver, subject to mandatory provisions of Applicable Law, the Collateral Agent shall be entitled to retain possession and control of all cash, investments and Reserve Letters of Credit held by, or deposited with, it or its agents or nominees pursuant to any provision of this Loan Guarantee Agreement, the Accounts Agreement or any other Security Document or Financing Document.

ARTICLE 9
AGENTS AND ADVISORS

SECTION 9.1.               Appointment of Loan Servicer.

In connection with the Project, DOE hereby appoints the U.S. Department of Energy, an agency of the United States of America, acting through its Loan Guarantee Program Office, or its designee to act as Loan Servicer and authorizes it to exercise such rights, powers, authorities and discretions as are specifically delegated to the Loan Servicer by the terms of this Loan Guarantee Agreement and the other Financing Documents, together with all such rights, powers, authorities and discretions as are reasonably incidental thereto. The Loan Servicer, by its signature below, accepts such appointment.

SECTION 9.2.               Duties and Responsibilities.

(a)                                      The Loan Servicer shall not have any duties or responsibilities except those expressly set out in this Loan Guarantee Agreement or in the other Financing Documents. Notwithstanding anything to the contrary contained herein or in any other Financing Document, the Loan Servicer shall not be required to take any action that is contrary to any Applicable Law.

(b)                                      DOE, and any subsequent Person acting as Loan Servicer, or to whom any rights or responsibilities of the Loan Servicer are delegated, under the Financing Documents, shall comply with all requirements of the Applicable Regulations with respect to servicing the Advances, including:

(i)                                                        the Loan Servicer, with the assistance of the Collateral Agent, has taken and shall continue to take those actions necessary to perfect and maintain Liens on assets that are pledged as Collateral pursuant to the terms of the Security Documents;

(ii)                                                     the Loan Servicer shall keep such records concerning the Project as are necessary for facilitating the effective and accurate audit and performance evaluation of the Project pursuant to the Applicable Regulations and Program Requirements;

(iii)                                                  any assignment or transfer of the servicing, monitoring, tracking, and reporting functions performed by the Loan Servicer must be approved by DOE in writing in advance of such assignment or transfer; and

(iv)                                                 for the purpose of identifying holders with the right to receive payment under the DOE Guarantee, the Loan Servicer shall develop a procedure for tracking and identifying holders of Guaranteed Loans.

SECTION 9.3                  Rights and Obligations.

(a)                                      The Loan Servicer may:

(i)                                                        assume, absent actual knowledge or written notice to the contrary, that (A) any representation made by any Project Participant in connection with any Transaction Document is true, (B) no Event of Default or Potential Event of Default exists, (C) no Project Participant is in breach of or in default under its obligations under any Transaction Document and (D) any right, power, authority or discretion vested herein upon any other Agent or Independent Consultant has not been exercised;

(ii)                                                     assume, absent actual knowledge or written notice to the contrary, that any notice or certificate given by any Project Participant or Independent Consultant has been validly given by a Person authorized to do so and act upon such notice or certificate unless the same is revoked or superseded by a further such notice or certificate;

(iii)                                                  assume, absent actual knowledge or written notice to the contrary, that the address, telecopy and telephone numbers for the giving of any written notice to any Person hereunder is that identified in Schedule 11.1 until it has received from such Person a written notice designating some other office of such Person to replace any such address, or telecopy or telephone number, and act upon any such notice until the same is superseded by a further such written notice;

(iv)                                                 employ at the expense of the Borrower in accordance with Section 9.7, lawyers, accountants or other experts whose advice or services such Agent may reasonably determine are necessary, expedient or desirable, and pay reasonable fees and expenses for the advice or service of any such Person and may rely upon any advice so obtained; provided that no Agent shall be under any obligation to act upon such advice if it does not deem such action to be appropriate;

(v)                                                    rely on any matters of fact that might reasonably be expected to be within the Knowledge of any Project Participant or any Independent Consultant upon a certificate signed by or on behalf of such party;

(vi)                                                 conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(vii)                                              refrain from acting or continuing to act in accordance with any instructions of DOE (or the Loan Servicer on DOE’s behalf) to begin any legal action or proceeding arising out of or in connection with any Transaction Document until it has received such indemnity or security from the Borrower or such other Person (other than DOE, the Loan Servicer and FFB) as it may reasonably require (whether by payment in advance or otherwise) for all costs, claims, losses, expenses (including reasonable legal fees and expenses) and liabilities that it will or may expend or incur in complying or continuing to comply with such instructions; and

(viii)                                           seek instructions from DOE (or the Loan Servicer on DOE’s behalf) as to the exercise of any of its rights, powers, authorities or discretions hereunder, and in the event that it does so, it shall not be considered as having acted unreasonably when acting in accordance with such instructions or, in the absence of any (or any clear) instructions, when refraining from taking any action or exercising any right, power or discretion hereunder.

(b)                                 The Loan Servicer shall:

(i)                                                        except as otherwise expressly provided in any Financing Document, perform its duties in accordance with any instructions given to it by DOE (or the Loan Servicer on DOE’s behalf); and

(ii)                                                     if so instructed by DOE (or the Loan Servicer on DOE’s behalf), refrain from exercising any right, power, authority or discretion vested in it as an Agent hereunder or under the other Financing Documents (other than rights arising under this Article 9 or Section 9.13).

SECTION 9.4.               No Responsibility for Certain Conduct.

(a)                                 In connection with the Financing Documents, notwithstanding anything to the contrary expressed or implied herein or in the other Financing Documents, the Loan Servicer shall not:

(i)                                                        be bound to inquire as to (A) whether or not any representation made by any other Person in connection with any Transaction Document is true; (B) the occurrence or otherwise of any Event of Default or Potential Event of Default; (C) the performance by any other Person of its obligations under any of the Transaction Documents; or (D) any breach of or default by any other Person of its obligations under any of the Transaction Documents;

(ii)                                                     be bound to account to any Person for any sum or the profit element of any sum received by it for its own account except as expressly provided under the Financing Documents;

(iii)                                                  be bound to disclose to any Person any information relating to the Project or to any Person if such disclosure would, or might in its opinion, constitute a breach of any Applicable Law or be otherwise actionable at the suit of any Person; or

(iv)                                                 be under any fiduciary duties or obligation other than those for which express provision is made in this Loan Guarantee Agreement or in any other Financing Document to which such Person is a party.

(b)                                 The Loan Servicer shall not have any responsibility for the accuracy or completeness of any information supplied by any Person (other than such Person) in connection with the Project or for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other document referred to herein or provided for herein or therein or for any recitals, statements, representations or warranties made by the Borrower or any other

Person contained in this Loan Guarantee Agreement or any other Transaction Document or in any certificate or other document referred to or provided for in, or received by such Agent, hereunder or thereunder.

(c)           The Loan Servicer and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of banking or other business with any Person, without any duty to account therefor to the Secured Parties.

SECTION 9.5.     Defaults.

The Loan Servicer shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Potential Event of Default unless the Loan Servicer has Knowledge of such Event of Default or Potential Event of Default or has received a notice from a Project Participant, referring to this Loan Guarantee Agreement, describing such Event of Default or Potential Event of Default and stating that such notice is a “notice of default.” If the Loan Servicer has Knowledge of an Event of Default or Potential Event of Default or receives such a notice of default, the Loan Servicert shall give prompt notice thereof to DOE. The Loan Servicer shall take such action with respect to such Event of Default or Potential Event of Default as is provided in Article 8 of this Loan Guarantee Agreement; provided, however, that unless and until the Loan Servicer receives direction from DOE, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Potential Event of Default as it shall deem advisable and in the best interest of the Secured Parties.

SECTION 9.6.     No Liability.

Neither the Loan Servicer, nor any of its officers, directors, employees or agents shall be liable:

(a)           as a result of any failure by the Borrower or its Affiliates or any Person party hereto or to any other Transaction Document (except such Agent) to perform their respective obligations hereunder or under any other Transaction Document or any document referred to or provided for herein or therein or as a result of taking or omitting to take any action hereunder or in relation to any Transaction Document; or

(b)           to any Borrower Entity, Project Participant or Independent Consultant for any action taken or omitted under this Loan Guarantee Agreement or under the other Financing Documents, or in connection therewith, except to the extent caused by the gross negligence or willful misconduct of the Loan Servicer, as determined by a court of competent jurisdiction in a final non-appealable Governmental Judgment. DOE (for itself and any Person claiming through it) hereby releases, waives, discharges and exculpates the Loan Servicer for any action taken or omitted by the Loan Servicer under this Loan Guarantee Agreement or under the other Financing Documents, or in connection therewith, except to the extent caused by the gross negligence or willful misconduct of the Loan Servicer as determined by a court of competent jurisdiction in a final non-appealable Governmental Judgment.

SECTION 9.7.     Fees and Expenses of Loan Servicer.

(a)           The Borrower shall be responsible for paying the fees and expenses of the Loan Servicer in connection with the Project, the Transaction Documents and the Guaranteed Loans under all circumstances, pursuant to a separate written agreement with the Loan Servicer, without recourse to DOE by the Loan Servicer, any Borrower Entity or any other Person.

(b)           In accordance with a letter agreement to be entered into between the Borrower and the Loan Servicer, the Borrower shall (i) from time to time on demand by the Loan Servicer, indemnify the Loan Servicer against any and all costs, claims, losses, expenses (including reasonable legal fees and expenses) and liabilities, that the Loan Servicer may incur in acting in its capacity as the Loan Servicer hereunder, other than by reason of its own gross negligence or willful misconduct and (ii) without limitation of the foregoing, reimburse the Loan Servicer promptly upon demand for any out-of-pocket expenses (including reasonable legal fees and expenses) incurred by the Loan Servicer in connection with the preparation, execution, administration or enforcement of, or services provided in respect of rights or responsibilities under, the Transaction Documents.

(c)           All payments or reimbursements under this Section 9.7 shall be due and payable (i) not later than ten (10) Business Days after the Borrower’s receipt of the the Loan Servicer’s request therefor from time to time and (ii) whether or not this Loan Guarantee Agreement is terminated or any Advance is made.

(d)           The Borrower and the Loan Servicer expressly acknowledge and agree that:

(i)                      DOE shall not be financially liable to the Loan Servicer for any services rendered or expenses incurred in connection with the Project under any circumstances whatsoever, including whether any Advance occurs or under circumstances in which the Borrower fails to pay such fees and expenses;

(ii)                     the Borrower shall acknowledge and pay all fees and expenses represented by periodic invoices for services rendered by the Loan Servicer to DOE with respect to the Project upon their periodic presentation thereof by the Loan Servicer, including prior to or on the Guarantee Agreement Date;

(iii)                    while the services provided by the Loan Servicer shall be rendered for the benefit of DOE in connection with the Project, the invoices of the Loan Servicer shall be the sole responsibility of the Borrower, notwithstanding that the Loan Servicer is an agent of DOE; and

(iv)                    the Borrower specifically disclaims any implication of confidential, fiduciary or other client relationship between the Borrower or any Borrower Entity and the Loan Servicer as a result of this Section 9.7 and shall not interfere with the relationship (including the ability to terminate the agency relationship) between the Loan Servicer and DOE.

The provisions of this Section 9.7 shall survive the termination of this Loan Guarantee Agreement and the other Financing Documents.

SECTION 9.8.     Resignation and Removal.

(a)           Subject to Section 9.9, the Loan Servicer may resign its appointment hereunder at any time without providing any reason therefor by giving prior written notice to that effect to each of the other parties hereto.

(b)           Subject to Section 9.9, DOE may remove the Loan Servicer from its appointment hereunder with or without cause by giving prior written notice to that effect to each of the other parties hereto.

SECTION 9.9.     Successor Loan Servicer.

(a)           No resignation or removal pursuant to Section 9.8 shall be effective until:

(i)                      a successor for the Loan Servicer is appointed in accordance with (and subject to) the provisions of this Section 9.9;

(ii)                     the resigning or removed Loan Servicer has transferred to its successor all of its rights and obligations in its capacity as the Loan Servicer under this Loan Guarantee Agreement and the other Financing Documents; and

(iii)                    the successor Loan Servicer has executed and delivered an agreement to be bound by the terms of this Loan Guarantee Agreement and the other Financing Documents and to perform all duties required of the Loan Servicer hereunder and under the other Financing Documents.

(b)           If the Loan Servicer has given notice of its resignation pursuant to Section 9.8(a) or if DOE gives the Loan Servicer notice of removal pursuant to Section 9.8(b), then a successor to the Loan Servicer may be appointed by DOE (and, unless an Event of Default or Potential Event of Default has occurred and is continuing, with the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed) during the ninety (90) day period beginning on the date of such notice in accordance with the terms of this Loan Guarantee Agreement but, if no such successor is so appointed within ninety (90) days after the above notice, the resigning or removed Loan Servicer may appoint such a successor. If a resigning or removed Loan Servicer appoints a successor, such successor shall (i) be authorized under all Applicable Law to exercise corporate trust powers and (ii) be acceptable to DOE (and, unless an Event of Default or Potential Event of Default has occurred and is continuing, the Borrower, approval by which shall not be unreasonably withheld or delayed); provided, that if DOE and the Borrower, as applicable, do not confirm such acceptance in writing within sixty (60) days following selection of such successor by the resigning or removed Loan Servicer or otherwise appoint a successor within such sixty (60) day period, then DOE and the Borrower, as the case may be, shall be deemed to have given such acceptance and such successor shall be deemed appointed as the successor to such resigning or removed Loan Servicer hereunder.

(c)           If a successor to the Loan Servicer is appointed under the provisions of this Section 9.9, then:

(i)                      the predecessor Loan Servicer shall be discharged from any further obligation hereunder (but without prejudice to any accrued liabilities);

(ii)                     the resignation pursuant to Section 9.8(a) or removal pursuant to Section 9.8(b) of the predecessor Loan Servicer notwithstanding, the provisions of this Loan Guarantee Agreement shall inure to the predecessor Loan Servicer’s benefit as to any actions taken or omitted to be taken by it under this Loan Guarantee Agreement and the other Financing Documents while it was a Loan Servicer; and

(iii)                    the successor Loan Servicer and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor Loan Servicer had been a party hereto beginning on the date of this Loan Guarantee Agreement.

SECTION 9.10.   Due Authorization; Execution; Delivery.

The Loan Servicer is hereby authorized by DOE to execute, deliver and perform each of the Financing Documents to which the Loan Servicer is or is intended to be a party.

SECTION 9.11.   Actions.

Except as otherwise provided in this Article 9, and subject to the other provisions of this Loan Guarantee Agreement, the Loan Servicer shall take any action it requests in writing with respect to the Collateral, this Loan Guarantee Agreement or any other Financing Document to which it is a party, as applicable.

SECTION 9.12.   Delegation of Duties.

Subject to the provisions of Section 9.1 hereof, the Loan Servicer may execute any of the rights, remedies, powers, privileges, duties or obligations under this Loan Guarantee Agreement and the other Financing Documents to which it is a party either directly or by or through nominees or agents, and shall not be liable for any misconduct or negligence of any such nominee or agent appointed with due care by it hereunder.

SECTION 9.13.   Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the Patriot Act and in order to help fight the funding of terrorism and money laundering, the Collateral Agent, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The parties to this Loan Guarantee Agreement agree that they will provide the Collateral Agent with such information as it may request in order for the Collateral Agent to satisfy the requirements of the Patriot Act.

SECTION 9.14.   Authority of the Loan Servicer.

The Borrower acknowledges that the rights and responsibilities of the Loan Servicer under this Loan Guarantee Agreement with respect to any action taken by the Loan Servicer or the exercise or non-exercise by the Loan Servicer of any power, right or remedy provided for or resulting or arising out of this Loan Guarantee Agreement shall, as between the Loan Servicer and DOE, be governed by this Loan Guarantee Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Loan Servicer, and the Borrower, the Loan Servicer shall be conclusively presumed to be acting as the Loan Servicer for DOE with full and valid authority so to act or refrain from acting, and the Borrower shall not be under any obligation or entitlement to make any inquiry respecting such authority.

SECTION 9.15.   Force Majeure.

In no event shall the Loan Servicer be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Loan Servicer shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 9.16.   Representations and Warranties of the Loan Servicer.

The Loan Servicer makes all of the following representations and warranties to and in favor of DOE as of the date hereof.

(a)           Power and Authority. The Loan Servicer has the requisite power and authority to (i) execute, deliver and perform each of the Financing Documents to which it is a party and (ii) carry on its business as now being conducted.

(b)           Legal, Valid and Binding. The obligations of the Loan Servicer under the Financing Documents to which it is a party are the legal, valid and binding obligations of the Loan Servicer enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in proceedings at law or in equity).

(c)           No Consents. Neither the execution, delivery or performance by the Loan Servicer of any Financing Document to which it is a party, nor the performance by the Loan Servicer of the terms and conditions thereof requires the approval, consent or authorization of any Person other than (i) such approvals, consents and authorizations as have been obtained or (ii) as may be required from time to time in connection with the exercise of remedies provided for herein and in the other Financing Documents (as to which the Loan Servicer makes no representation or warranty).

(d)           Proceedings. There are no actions, suits or proceedings, claims or investigations pending or, to the actual knowledge of any officers of the Loan Servicer responsible for the administration of this Loan Guarantee Agreement, threatened against it that (i) challenge the validity or enforceability of any Financing Document to which it is a party or (ii) relate to the banking or trust powers of the Loan Servicer and that, individually or in the aggregate, if adversely determined would materially and adversely affect the ability of the Loan Servicer to perform its obligations under any Financing Document to which it is a party.

(e)           No Liens. There are no Liens on or against the Collateral that result from (i) claims against the Loan Servicer unrelated to the transactions contemplated by this Loan Guarantee Agreement or the other Financing Documents or (ii) affirmative acts by the Loan Servicer creating a Lien other than as contemplated or permitted by this Loan Guarantee Agreement or the other Financing Documents.

SECTION 9.17.   Survival.

The provisions of this Article 9 shall survive the termination of this Loan Guarantee Agreement.

ARTICLE 10
REIMBURSEMENT

SECTION 10.1.   Reimbursement Obligation.

If the Borrower defaults in any payment due to FFB (whether such payment is required to be made directly to FFB or to DOE for further payment to FFB) under the Guaranteed Loans or otherwise under any FFB Document, and as a result of such payment default by the Borrower, DOE becomes obligated to make any payments to FFB or otherwise makes any payments to FFB pursuant to the DOE Guarantee (a “DOE Guarantee Payment”), the Borrower shall become immediately obligated to reimburse DOE in an amount (the “DOE Guarantee Payment Amount”) equal to the sum of (i) all DOE Guarantee Payments paid by DOE to FFB and (ii) all fees, costs, expenses and other amounts incurred by DOE in connection therewith, whether by payment to FFB or otherwise; provided, however, that (A) any DOE Guarantee Payment shall not operate to satisfy the Borrower’s obligations to FFB under the Guaranteed Loan or otherwise under the FFB Documents and (B) to the extent of any DOE Guarantee Payment, DOE shall be deemed hereunder to have been granted a participation in any or all of FFB’s rights under the Financing Documents and with respect to the Collateral. Any DOE Guarantee Payment Amount shall be due and payable to DOE by the Borrower within two (2) days after Borrower’s receipt of notice from DOE.

SECTION 10.2.   Payments and Computations.

10.2.1. Interest.

The Borrower shall pay to DOE an amount (the “Borrower Reimbursement Obligations”) equal to the sum of (i) the DOE Guarantee Payment Amount and (ii) interest on the DOE Guarantee Payment Amount from the date the DOE Guarantee Payment was paid or incurred by DOE under the DOE Guarantee until payment in full by the Borrower to DOE of the DOE Guarantee Payment Amount, at a rate of interest equal to the rate of interest in effect under the FFB Note Purchase Agreement with respect to Overdue Amounts at the time of the payment default by the Borrower.

10.2.2. Method of Payment.

The Borrower shall make each payment with respect to Borrower Reimbursement Obligations hereunder (a “Borrower Reimbursement Payment”), irrespective of any right of counterclaim or set-off, in Dollars and in immediately available funds on or before the fifth (5th) Business Day following a written demand by DOE or the Loan Servicer to the Borrower indicating the DOE Guarantee Payment Amount and the date it was paid or incurred by DOE, by wire transfer to the following account, or to such other account as may be specified by DOE or the Loan Servicer from time to time:

U.S. Treasury Department

ABA No. 0210-3000-4 TREASNYC/CTR/I3NF=D89000001
OBI=LGPO Loan No. 1229 — Guarantee Reimbursement

10.2.3. Taxes.

All Borrower Reimbursement Payments by the Borrower hereunder shall be made in accordance with Section 3.1.2.

10.2.4. Calculations.

All computations of interest or fees under this Loan Guarantee Agreement shall be made by the Loan Servicer, on the same basis as payments under the FFB Note Purchase Agreement.

10.2.5. Determinations.

The Borrower and each other party hereto agrees that each determination by the Loan Servicer of an amount of interest or fees payable hereunder shall constitute prima facie evidence of the amount thereof and shall be conclusive absent manifest error.

SECTION 10.3.   Obligations Absolute.

To the fullest extent permitted by law, the Borrower Reimbursement Obligations are absolute, irrevocable and unconditional, and shall be paid strictly in accordance with the terms of this Loan Guarantee Agreement under all circumstances whatsoever, including the following circumstances, whether or not with notice to or the consent of the Borrower:

(a)           the occurrence, or the failure by DOE or any other Secured Party or any other Person to give notice to the Borrower of the occurrence, of any Event of Default or Potential Event of Default under this Loan Guarantee Agreement or any default under any of the other Financing Documents;

(b)           the extension of the time for performance of any obligations, covenants or agreements of any Person under or arising out of any of the Financing Documents;

(c)           the existence of any claim set-off, counterclaim, defense or other rights of any kind or nature that (A) the Borrower, DOE or any other Person may have at any time against FFB or any transferee or (B) the Borrower or any other Person may have at any time against DOE, whether in connection with the Financing Documents, the transactions contemplated therein or any unrelated transactions;

(d)           any failure, omission or delay on the part of (A) DOE to assert a defense to a DOE Guarantee Payment Amount under the DOE Guarantee or to otherwise contest the DOE Guarantee or (B) DOE or any other Secured Party or the Borrower to enforce, assert or exercise any other right, power or remedy conferred by this Loan Guarantee Agreement or any of the Financing Documents;

(e)           the taking or the omission on the part of DOE or any other Secured Party or the Borrower of any other actions or remedies referred to in any of the Financing Documents;

(f)            the compromise, settlement, release, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions, covenants or agreements of any Person in respect of any of the Financing Documents;

(g)           any amendment or waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Financing Documents;

(h)           the exchange, surrender, substitution or modification of any security for any of the Financing Documents;

(i)            any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the status of the Borrower or any other Person;

(j)            any release, irregularity, invalidity, illegality, lack of genuineness, unenforceability or modification affecting this Loan Guarantee Agreement, the DOE Guarantee, the Guaranteed Loans, or the other Financing Documents, or the transactions contemplated hereby or thereby;

(k)           the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings that affect the Borrower or any other Person party to any of the Financing Documents;

(1)           the release or discharge by operation of law of the Borrower from the performance or observance or any obligation, covenant or agreement contained in any of the Financing Documents;

(m)          any statement or any other document presented under the DOE Guarantee proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(n)           any determination by a court or arbitrator, or any settlement of a disputed claim by any party hereto or other Person, relating to this Loan Guarantee Agreement, the DOE Guarantee, or the other Financing Documents, or the transactions contemplated hereby or thereby;

(o)           any promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any liabilities of the Borrower, suit or taking of other action by DOE or any other Secured Party against any party liable thereon; or

(p)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 10.4.   Security.

10.4.1. Borrower Reimbursement Obligations Secured.

The parties expressly acknowledge that the Collateral pledged and assigned under the Security Documents is pledged and assigned to secure payment by the Borrower of the Borrower Reimbursement Obligations.

10.4.2. Actions.

The Borrower expressly acknowledges that DOE is free to litigate, settle or otherwise satisfy or discharge its obligation with respect to any DOE Guarantee Payment Amount, and take any action under the Security Documents or otherwise with respect to the Collateral, as it may from time to time deem appropriate, and any failure by DOE to advise, notify, or consult with the Borrower shall not be a defense to, or in any way diminish, discharge or derogate from the Borrower Reimbursement Obligations hereunder.

SECTION 10.5.   DOE Rights.

10.5.1. Rights Cumulative.

DOE’s right to reimbursement provided for in this Article 10 shall be in addition to, and not in limitation of, any other claims, rights or remedies of subrogation, reimbursement, contribution, exoneration or indemnification or similar claims, rights or remedies, whether arising under contract, by statute, or otherwise that DOE may have from time to time.

10.5.2. Subrogation.

Without limiting the generality of Section 10.5.1, upon any DOE Guarantee Payment, DOE shall be subrogated to the rights of FFB or any subsequent holder of either Guaranteed Loan, including all related Liens and Collateral.

SECTION 10.6.   Further Assurances.

The Borrower shall cooperate with DOE in connection with the exercise of any of its rights under this Article 10 and agrees, promptly upon request by DOE or the Loan Servicer, to execute, acknowledge and deliver all further instruments and documents, and take all such further acts as DOE reasonably requests from time to time in order to carry out the purposes of this Article 10 or to enable DOE to exercise and enforce its rights and remedies hereunder.

ARTICLE 11
MISCELLANEOUS

SECTION 11.1.   Addresses.

Any communications, including any notices, between or among the parties to the Financing Document shall be given to the addresses listed in Schedule 11.1. All notices or other communications required or permitted to be given under the Financing Documents shall be in writing and shall be considered as properly given (a) if delivered in Person, (b) if sent by overnight delivery service for inland delivery or international courier for international delivery, (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested, (d) if sent by facsimile or telecopy with transmission verified or (e) if transmitted by electronic mail (with such transmission verified). Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by facsimile or telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is validly transmitted if transmitted (with such transmission verified) before 2:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to the other parties in the manner set forth hereinabove.

SECTION 11.2.   Further Assurances.

The Borrower shall fully cooperate with all Persons as may be necessary to ensure that DOE receives any notices due to DOE pursuant to the Transaction Documents. Each of the parties agrees that money damages would not be a sufficient remedy for any breach of this Section 11.2 and Section 6.1.8 and agrees that in addition to all other remedies, any court or arbitrator may award specific performance or other equitable relief as a remedy for any such breach.

SECTION 11.3.   Delay and Waiver.

No delay or omission in exercising any right, power, privilege or remedy under this Loan Guarantee Agreement or any other Financing Document, including any rights and remedies in connection with the occurrence of an Event of Default or Potential Event of Default shall impair any such right, power, privilege or remedy of DOE or the other Secured Parties, nor shall it be construed to be a waiver of any right, power, privilege or remedy or of any breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single right, power, privilege or remedy, or of any breach or default be deemed a waiver of any other right, power, privilege or remedy or of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character by DOE of any right, power, privilege or remedy including any rights and remedies in connection with the occurrence of an Event of Default or Potential Event of Default or of any other breach or default under this Loan Guarantee Agreement or any other Financing Document, or any waiver by DOE of any provision or condition of this Loan Guarantee Agreement or any other Transaction Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All rights, powers, privileges and remedies, either under this Loan Guarantee Agreement or any other Financing Document or by law or otherwise afforded to DOE, shall be cumulative and not alternative and not exclusive of any other rights, powers, privileges and remedies that DOE may otherwise have.

SECTION 11.4.   Right of Set-Off.

In addition to any rights now or hereafter granted under Applicable Laws or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of the Borrower against and on account of the Secured Obligations and liabilities of the Borrower to such Secured Party under this Loan Guarantee Agreement or any other Financing Document.

SECTION 11.5.   Amendment or Waiver.

Except as otherwise provided herein, neither this Loan Guarantee Agreement nor any of the terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and signed by the Borrower, and the Loan Servicer and, to the extent it effects their respective rights or obligations, the Collateral Agent or DOE. Any amendment to or waiver of this Loan Guarantee Agreement or any of the terms hereof that constitutes a ‘modification’ within the meaning set forth in Section 502(9) of the Federal Credit Reform Act of 1990 and OMB Circular A-11 may be subject to the availability to DOE of funds appropriated by Congress to meet an increase, if any, in the Credit Subsidy Cost.

SECTION 11.6.   Entire Agreement.

This Loan Guarantee Agreement, including any agreement, document or instrument attached hereto or referred to herein, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

SECTION 11.7.   Governing Law.

This Loan Guarantee Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal law of the United States of America. To the extent that Federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law) shall be adopted as the governing Federal rule of decision, provided, however that (i) documents to which FFB is a party shall be governed by the law required by FFB and (ii) the Security Documents shall by the law required to best perfect the relevant security interest.

SECTION 11.8.   Severability.

In case any one or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties thereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

SECTION 11.9.   Calculations.

All financial data submitted pursuant to this Loan Guarantee Agreement and the other Financing Documents shall be prepared in accordance with GAAP, and all financial ratio tests applicable to the Borrower shall be based on definitions consistent with GAAP.

SECTION 11.10 Borrower’s Disclaimers.

Certain information has been, or will be, provided by the Borrower to DOE, the Collateral Agent and their respective Independent Consultants, including the Construction Budget, Project Plans, Financial Plan, Advance Schedule, Project Milestone Schedule, Base Case Projections, Operating Budget, Operating Forecasts and Employment Projections, that is based on good faith or best estimates of events or circumstances that may exist in the future (“Predictive Information”). Such Predictive Information is not intended to be an assurance of the occurrence or non-occurrence of future events or circumstances. Notwithstanding anything to the contrary in this Loan Guarantee Agreement, except to the extent the Borrower has represented, warranted or covenanted as to the accuracy of any Predictive Information, Borrower shall have no liability for the inaccuracy of any Predictive Information provided in good faith.

SECTION 11.11.  Limitation on Liability.

No claim shall be made by the Borrower or any of its Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the Agents and the Independent Consultants, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Loan Guarantee Agreement or the other Transaction Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 11.12.  Waiver of Jury Trial.

Each of the parties hereto hereby knowingly, voluntarily, and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Loan Guarantee Agreement or any other Financing Document, or any course of conduct, course of dealing, statements (whether verbal or written), or actions of the Borrower. This provision is a material inducement for each party to enter into this Loan Guarantee Agreement and the other Financing Documents.

SECTION 11.13.  Consent to Jurisdiction.

By execution and delivery of this Loan Guarantee Agreement, the Borrower irrevocably and unconditionally:

(a)             submits for itself and its Property in any legal action or proceeding against it arising out of or in connection with this Loan Guarantee Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States of America for the District of Columbia; (ii) the courts of the United States of America in and for the Southern District of New York; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; and (iv) appellate courts from any of the foregoing;

(b)             consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)             agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Schedule 11.1 or at such other address that it shall notify the Loan Servicer hereunder;

(d)             agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(e)             agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or without the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.

SECTION 11.14.  Successors and Assigns.

(a)             The provisions of this Loan Guarantee Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)             The Borrower may not assign or otherwise transfer any of its rights or obligations under this Loan Guarantee Agreement or under any Transaction Document without the prior written consent of DOE.

(c)             FFB may assign any or all of its rights, benefits and obligations under the Financing Documents and with respect to the Collateral to any financial institution in accordance with the provisions of the FFB Documents.

(d)             The Loan Servicer, acting for this purpose as an agent of the Borrower shall maintain a register for the recordation of the names and addresses of each Person that acquires an interest in the Guaranteed Loans in accordance with the provisions of the FFB Documents and the principal amounts of the Advances owing to each such Person pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, any Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Loan Guarantee Agreement, notwithstanding notice to the contrary. The register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 11.15.  Participations.

FFB may from time to time sell or otherwise grant participations in any or all of its rights and obligations under the Financing Documents and with respect to the Collateral without the consent of the Borrower. In such case, Borrower and any Agent shall continue to deal exclusively with FFB and the provisions of this Loan Guarantee Agreement shall apply as if no such participation had been sold or granted.

SECTION 11.16.  Reinstatement.

This Loan Guarantee Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 11.17.  No Partnership; Etc.

DOE and the Borrower intend that the relationship between them shall be solely that of guarantor and debtor. Nothing contained in this Loan Guarantee Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among DOE and the Borrower or any other Person. DOE shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to the Project or otherwise. All obligations to pay Real Property or other taxes, assessments, insurance premiums, and all other fees and Periodic Expenses arising from the ownership, operation or occupancy of the Project and to perform all obligations under the agreements and contracts relating to the Project shall be the sole responsibility of the Borrower.

SECTION 11.18.  Payment of Costs and Expenses.

(a)             The Borrower shall, whether or not the transactions herein contemplated are consummated, pay or reimburse, without duplication: all reasonable out-of-pocket costs and expenses of each Secured Party (including all commissions, charges, costs and expenses for the conversion of currencies and all other costs, charges and expenses, including all fees and Periodic Expenses of the legal counsel, consultants and advisors for any of the foregoing) made, paid, suffered or incurred in connection with (i) the preparation, execution and delivery of the Term Sheet, (ii) the translation, negotiation, preparation, execution and delivery and, where appropriate, authentication, registration and recordation of this Loan Guarantee Agreement, the other Transaction Documents and any other documents and instruments related hereto or thereto (including legal opinions) and (iii) the authentication, registration, translation and recordation (where appropriate) of any of the Transaction Documents and the delivery of the evidences of Indebtedness relating to the Advances and the disbursements thereof.

(b)             The Borrower also shall pay or reimburse, without duplication, all reasonable and reasonably documented out-of-pocket costs and expenses of DOE or any other Secured Party (including all commissions, charges, costs and expenses for the conversion of currencies and all other costs, charges and expenses including all fees and Periodic Expenses of the legal counsel, consultants and advisors for any of the foregoing) made, paid, suffered or incurred in connection with (A) any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Loan Guarantee Agreement or any other Transaction Document, any such other document or instrument related hereto or thereto or any Collateral, (B) the administration, preservation in full force and effect and enforcement (including with respect to a work out) of this Loan Guarantee Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including the fees and disbursements of counsel for DOE and travel costs) and (C) the fees and expenses of the Independent Engineer and other Independent Consultants from time to time retained pursuant to the Financing Documents.

(c)             The Borrower shall, whether or not the transactions herein contemplated are consummated, indemnify DOE, FFB, each other Secured Party and each of their respective officers, directors, employees, representatives, attorneys and agents (each an “Indemnified Person” and, collectively, the “Indemnified Parties”) from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding or inquiry (whether or not such Indemnified Person is a party thereto) arising out of or related to (i) the preparation, execution and delivery of the Term Sheet and (ii) the entering into and performance of any Transaction Document or the disbursement of, or use of the proceeds of, any Advance or the consummation of any transactions contemplated herein or in any Transaction Document, and including without limitation, any pollution or threat to human health or the environment that is related in any way to the Project, and further including, without limitation, all on-site and off-site activities involving Hazardous Substances, whether or not any such matters are included in any schedule to this Loan Guarantee Agreement, and any Environmental Claim against any Person whose liability for such Environmental Claim the Borrower or any Borrower Entity has assumed or retained either contractually or by operation of law, including the fees and Periodic Expenses of counsel selected by such Indemnified Person incurred in connection with any such investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 11.18 (but excluding any such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person or its officers, directors, employees, representatives, attorneys or agents, as the case may be, as determined pursuant to a final, non-appealable judgment by a court of competent jurisdiction) (collectively, “Indemnity Claims”).

(i)                   Without limitation to the provisions of clause (b) above, the Borrower agrees to defend, indemnify and hold harmless each Indemnified Person and each of its respective directors, officers, shareholders, agents, employees, participants, successors and assigns, from and against any and all Indemnity Claims.

(ii)                  All sums paid and costs incurred by any Indemnified Person with respect to any matter indemnified hereunder shall bear interest at the Late Charge Rate applicable to the Advance from the date the Borrower receives notice thereof from such Indemnified Person, until reimbursed by the Borrower, and all such sums and costs shall be added to the Secured Obligations and be secured by the Security Documents and shall be immediately due and payable on demand. Each such Indemnified Person shall promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder; provided that any failure to provide such notice shall not affect the Borrower’s obligations under this Section 11.18.

(d)             Each Indemnified Person within seven (7) Business Days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this Section  11.18, shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Person to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Person.

(e)             To the extent that the undertaking in the preceding clauses of this Section 11.18 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Laws to the payment and satisfaction of such undertakings.

(f)             The provisions of this Section 11.18 shall survive foreclosure under the Security Documents and satisfaction or discharge of the Secured Obligations, and shall be in addition to any other rights and remedies of any Indemnified Person.

(g)             Any amounts payable by the Borrower pursuant to this Section 11.18 shall be payable not later than the later of (i) ten (10) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Person and (ii) five (5) Business Days prior to the date on which such Indemnified Person expects to pay such costs on account of which the Borrower’s indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.

(h)             The Borrower shall be entitled, at its expense, to participate in the defense thereof provided that such Indemnified Person shall have the right to retain its own counsel, at the

Borrower’s expense, and such participation by the Borrower in the defense thereof shall not release the Borrower of any liability that it may have to such Indemnified Person. Any Indemnified Person against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Person is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim. Any such compromise or settlement shall be binding upon the Borrower for purposes of this Section 11.18.

(i)              Upon payment of any Indemnity Claim by the Borrower pursuant to this Section 11.18, the Borrower, without any further action, shall be subrogated to any and all claims that such Indemnified Person may have relating thereto, and such Indemnified Person shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

(j)              Notwithstanding any other provision of this Section 11.18, the Borrower shall not be entitled to any (i) notice, (ii) participation in the defense of, (iii) consent rights with respect to any compromise or settlement or (iv) subrogation rights, in each case except as otherwise provided for pursuant to this Section 11.18 with respect to any action, suit or proceeding against the Borrower, the Operator or the Sponsor.

SECTION 11.19.  Counterparts.

This Loan Guarantee Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement.

SECTION 11.20.  Contest Rights.

In the event that the Department of the Treasury (i) requests any additional information from the Borrower or any other person after submission of the Cash Grant Application or (ii) indicates orally or in writing, formally or informally that the Department of the Treasury may or will delay or disallow the Cash Grant in whole or in part, Borrower shall provide DOE and its counsel with copies of any relevant correspondence between Borrower and the Department of the Treasury, including any additional information sent by Borrower to the Department of the Treasury in response to the Department of the Treasury’s request for such information.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Guarantee Agreement to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first written above.

HIGH PLAINS RANCH II, LLC

as Borrower

By:	Richard Grosdidier

Its:	Vice President, Finance

/s/ Richard Grasididier
Signature

[Signature Page to Loan Guarantee Agreement]

U.S. DEPARTMENT OF ENERGY,
as Guarantor

By:	/s/ David G. Frantz
Name:	David G. Frantz
Title:	Director of the Loan Guarantee Origination Division, Loan Programs Office

U.S. DEPARTMENT OF ENERGY,
as Loan Servicer

By:	/s/ David G. Frantz
Name:	David G. Frantz
Title:	Director of the Loan Guarantee Origination Division, Loan Programs Office

[Signature Page to Loan Guarantee Agreement]

Exhibit A

to Loan Guarantee Agreement

DEFINITIONS

“Account Proceeds” means interest or any other income arising out of the investment of amounts on deposit in the Project Accounts.

“Accounts Agreement” means the Collateral Agency and Accounts Agreement, dated as of the date hereof, among the Loan Servicer, the Collateral Agent and the Borrower, pursuant to which the Project Accounts are established and will be managed, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Accounts Control Agreement” means the Blocked Accounts Control Agreement, dated as of the date hereof, among the Borrower, PNC Bank, National Association and the Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Action” means any (a) action, suit or proceeding of or before any Governmental Authority, (b) investigation by a Governmental Authority or (c) arbitral proceeding.

“Actual Aggregate Cash Grant Security Support” means, at any time, the sum of the Cash Grant Shortfall Security outstanding, plus the amount of funds on deposit in the Cash Grant Proceeds Account, plus the amount of funds on deposit in the Restricted Payment Account.

“Actual Cash Grant Security Support” means, at any time, the sum of the Cash Grant Shortfall Security outstanding, plus the amount of funds on deposit in the Cash Grant Proceeds Account.

“Additional Project Document” means all of the contracts necessary for or material to the construction and operation of the Project entered into by the Borrower subsequent to the Guarantee Agreement Date.

“Advance” means, collectively, any Cash Grant Bridge Loan Advance or Term Loan Advance, but in each case excluding any Capitalized Interest Amounts.

“Advance Date” means a Business Day on which FFB makes an Advance in accordance with Article 2.

“Advance Schedule” means the advance schedule delivered pursuant to Section 4.1.2(a)(v), as amended from time to time with DOE’s consent.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person; provided, however, that, in any event and for all purposes of the Financing Documents, the Sponsor or any Affiliate of the Sponsor shall be deemed an “Affiliate” of the Borrower.

Exhibit A - Page 1

“Agents” means collectively, the Loan Servicer and the Collateral Agent (and each, individually, an “Agent”).

“ALTA” means the American Land Title Association headquartered in Washington D.C.

“ALTA Survey” means a current ALTA/ACSM survey of the Project Site prepared by North Coast Engineering, Inc. or another licensed surveyor reasonably satisfactory to DOE in accordance with the 2011 Minimum Standard Detail Requirements for ATLA/ACSM Land Title Surveys , certified to the Collateral Agent and the Title Companies, and otherwise in form and substance satisfactory to DOE.

“Anticipated Operational Completion Date” means December 31, 2013; provided that such date may be moved as a result of an event that constitutes an Event of Force Majeure under the EPC Contract (as the EPC Contract is in effect on the Guarantee Agreement Date) to the extent such Event of Force Majeure affords the Borrower schedule relief for the last “Guaranteed Phase Operation Date” to occur under the Power Purchase Agreements and, in such case, the Borrower shall present to DOE for approval any mitigation or recovery plan necessitated by such Event of Force Majeure, which approval will not be unreasonably withheld, conditioned or delayed..

“Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its Properties, whether in effect as of the date hereof or as of any date hereafter.

“Applicable Regulations” means the final regulations located at 10 CFR Part 609 and any other applicable regulations from time to time promulgated by DOE to implement Title XVII.

“Application” means the Loan Guarantee Application of the Sponsor dated May 14, 2010, for a DOE Guarantee under Title XVII.

“Approved Construction Changes” is defined in Section 7.16(b).

“Approved Pre-Closing Equity Credit” means the sum of the Project Costs set forth in the Pre-Closing Project Costs Report.

“Authorized Officer” means, (a) with respect to any Person (i) that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, or any other Financial Officer of such Person, (ii) with respect to any Person that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, a vice president, an assistant vice president, treasurer, an assistant treasurer or any other Financial Officer of a general partner of such Person or (iii) with respect to any Person that

Exhibit A - Page 2

is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organization Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer or any other Financial Officer of the manager or managing member of such Person and (b) with respect to any Borrower Entity, only those individuals holding any of the foregoing positions whose name appears on the certificate of incumbency delivered pursuant to Section 4.1.1(d), as such certificate of incumbency may be amended from time to time to identify names of the individuals then holding such offices and the capacity in which they are acting.

“Availability Period” means, collectively, the Term Loan Availability Period and the Cash Grant Bridge Loan Availability Periods.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and any similar federal, state or foreign law for the relief of debtors affecting the rights of creditors generally.

“Base Case Projections” are the projections delivered pursuant to Section 4.1.2(a)(vii), as amended from time to time with DOE’s consent.

“Base Equity” means the sum of (i) equity funding to be provided to the Borrower by the Sponsor under the Equity Funding Agreement and (ii) the Approved Pre-Closing Equity Credit, in an amount not less than the Base Equity Commitment.

“Base Equity Commitment” means the obligation of the Sponsor under the Equity Funding Agreement to fund an aggregate amount equal to the difference between (i) Base Project Costs less (ii) the Guaranteed Loan Amount.

“Base Equity Commitment Collateral” means the Equity Letter(s) of Credit and the cash pledged to the Collateral Agent under the Cash Collateral Security Agreement.

“Base Project Costs” means all Project Costs, including Eligible Project Costs, expected to be incurred to achieve Project Completion, as agreed to by the Borrower and DOE, and as set forth in the Base Case Projections as of the Guarantee Agreement Date.

“Biological Opinion” means the Biological Opinion issued by the United States Fish & Wildlife dated June 24, 2011 and any future amendments or modifications thereto and any documents incorporated therein, including but not limited to any biological assessments, amendments to biological assessments, and terms and conditions of any incidental take statements.

“Borrower” is defined in the preamble to the Loan Guarantee Agreement.

Exhibit A - Page 3

“Borrower Compliance Entity” means each of the Borrower, the Holding Company, NRG Solar Sunrise LLC and the Sponsor and each of their respective successors or assigns.

“Borrower Entity” means each of the Borrower, the Holding Company, NRG Solar Sunrise LLC, the Sponsor, the Intermediate Parent Company, the Ultimate Parent, any other Major Project Participant that is an Affiliate of the Borrower and each of their respective successors or assigns.

“Borrower Entity Controlling Person” means any Person that, directly or indirectly, Controls any Borrower Entity.

“Borrower Insurance Advisor” means Moore-McNeil, LLC or any other insurance advisor or expert appointed by the Borrower and reasonably acceptable to DOE.

“Borrower Reimbursement Obligations” is defined in Section 10.2.1.

“Borrower Reimbursement Payment” is defined in Section 10.2.2.

“Borrower’s Accountant” means KPMG LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time with the approval of the Loan Servicer.

“Borrower Released Parties” means (i) the Borrower and all other owners or operators of the Project, (ii) and any other Person with responsibilities or obligations (including, without limitation, any Governmental Authorities, and specifically including the DOE) under the Current Entitlements.

“Business Day” means any day other than a Saturday, Sunday or any other day on which either FFB or the Federal Reserve Bank of New York are not open for business.

“Buy American Provisions” means Section 1605 of Title XVI of Division A of the Recovery Act 2 C.F.R. Sections 176.140 and 176.160, Office of Management and Budget’s Initial Implementing Guidance for the Recovery Act, M 09 10 (February 18, 2009) and Updated Implementing guidance for the Recovery Act, M 09 15 (April 3, 2009) and, in each case, any amendment, supplement or successor thereto, including any relevant regulation or guidance that may be issued by DOE that has the force of law.

“Capital Expenditures” means all expenditures that should be capitalized in accordance with GAAP.

“Capital Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any Property of such Person that would be required, in accordance with GAAP, to be capitalized and accounted for as a capital lease on a balance sheet of such Person.

“Capitalized Interest Amount” means, with respect to any Advance or any related Capitalized Interest Amount as of any date of determination, the actual amount of interest capitalized in respect of such Advance or Capitalized Interest Amount as of such date of determination in accordance with Section 7(b) of the applicable FFB Promissory Note (including

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any interest to be capitalized in respect of the previous Advances or Capitalized Interest Amount as of such date of determination).

“Cash Collateral Security Agreement” means the Security Agreement, between the Sponsor and the Collateral Agent, dated as of the date hereof, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Cash Collateral Accounts Control Agreement” means the Accounts Control Agreement, between the Sponsor and the Collateral Agent, dated as of the date hereof, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Cash Flow Available for Debt Service” means for any period, the sum for such period of Project cash revenue (excluding extraordinary revenues, but including business interruption insurance proceeds received during such period for an event that occurred during such period and cash repayments received under the Large Generator Interconnection Agreement) received during such period, minus (i) cash operating and maintenance expenses to the extent not funded by withdrawals from the Major Maintenance Reserve Account; (ii) scheduled contributions to the Major Maintenance Reserve Account; (iii) taxes paid with cash; (iv) nondiscretionary Capital Expenditures; and (v) required periodic decommissioning or restoration contributions paid or payable as required under the Financing Documents.

“Cash Grant” means a grant provided for in Section 1603 of Division B of the Recovery Act.

“Cash Grant Application” means an “Application for Section 1603: Payments for Specified Renewable Energy Property in Lieu of Tax Credits” filed by the Borrower, as an applicant, for the Cash Grant with respect to the Project (or a phase thereof).

“Cash Grant Application Date” means the date on which the Borrower has filed a Cash Grant Application with respect to the Project (or a phase thereof).

“Cash Grant Bridge Loan Advance” means an advance or a borrowing of the Guaranteed Cash Grant Bridge Loan made pursuant to the Loan Guarantee Agreement and the FFB Documents.

“Cash Grant Bridge Loan Availability Period” means, individually, each of the Phase 1 Cash Grant Bridge Loan Availability Period, the Phase 2 and 4 Cash Grant Bridge Loan Availability Period and the Phase 3 Cash Grant Bridge Loan Availability Period, as applicable, and, collectively, the period commencing on the Guarantee Agreement Date and ending when the Phase 1 Cash Grant Bridge Loan Availability Period, the Phase 2 and 4 Cash Grant Bridge Loan Availability Period and the Phase 3 Cash Grant Bridge Loan Availability Period have all expired or terminated.

“Cash Grant Guidance” means the guidance issued on July 9, 2009 (as revised March 2010 and April 2011), by the U.S. Department of the Treasury for payments for specified energy property in lieu of tax credits under Section 1603 of the American Recovery and Reinvestment Act of 2009 (P.L. 111-5), including (i) the paper entitled “Evaluating Cost Basis for Solar Photovoltaic Properties,”available on the U.S. Department of the Treasury’s website, and (ii) any

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clarification, amendment, addition or supplement to such guidance, such paper, or any other guidance or similar materials issued by the U.S. Department of the Treasury or any other Governmental Authority.

“Cash Grant Proceeds Account” has the meaning set forth in the Accounts Agreement.

“Cash Grant Recapture Liabilities” means any loss or liability resulting from all or any portion of a Cash Grant being “recaptured” as a result of the Project or any part thereof or any interest in the Borrower being disposed of, all or any portion of the Project ceasing to be specified energy property, or otherwise, including any interest or penalties related thereto as described in the Cash Grant Guidance.

“Cash Grant Shortfall Security” means the NRG Cash Grant Shortfall Security and the SunPower Cash Grant Shortfall Security and the unapplied proceeds of each such item.

“Cash Grant Support Release Date” means the earlier of the date that (i) each of the Phase 1 Cash Grant Bridge Loan and the Phase 2 and 4 Cash Grant Bridge Loan have been repaid in full and (ii) the balance of the Cash Grant Proceeds Account equals or exceeds the then current amount required to repay each of the Phase 1 Cash Grant Bridge Loan and the Phase 2 and 4 Cash Grant Bridge Loan in full.

“Cash Grant Terms and Conditions” means the “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009 — Terms and Conditions” issued by the U.S. Department of Treasury, as amended or supplemented.

“CCR” means the Central Contractor Registration database, established in accordance with the Federal Acquisition Streamlining Act of 1994.

“CEQA Letter of Credit” means a Letter of Credit that (a) names the Collateral Agent (acting for the benefit of the Secured Parties) as the beneficiary, (b) is non-recourse to the Borrower and (c) is substantially in the form of Exhibit CC or another form acceptable to DOE.

“CEQA Litigation” means Carrizo Commons v. County of San Luis Obispo (San Luis Obispo Superior Court Case No. CV 110314).

“CEQA Litigation Support Instrument” means one or more of the following instruments: (i) one or more CEQA Letters of Credit, (ii) the Total Guarantee or (iii) any combination of instruments in clauses (i) and (ii), which will be made available to DOE for the purpose of mitigating the risk of the CEQA Litigation; provided that any drawing under a CEQA Letter of Credit in accordance with its terms will not result in an Event of Default under Section 8.1(gg) if the proceeds from such draw are deposited into a Project Account in accordance with the Accounts Agreement.

“CEQA Litigation Support Determination Date” means (a) the date that immediately preceeds the date of the first Advance and (b) each six-month anniversary of such date, until the earlier to occur of (i) the Maturity Date and (ii) the Settlement.

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“CEQA Support Required Amount” means, at such time, an amount equal to the aggregate principal amount of all Advances outstanding at such time (including the then requested Advance), plus the sum of (i) all accrued and unpaid interest on all Advances outstanding, and (ii) interest that is expected to become due and payable (through accrual or capitalization) in immediately following six (6) months on all outstanding Advances (including the then requested Advance).

“Change of Law” means any change in any Applicable Law or the application or requirements thereof, or required or directed compliance by any Person with any request or directive (whether or not having the force of law but if not having the force of law, being of a type with which they customarily comply) of any Governmental Authority issued after the Guarantee Agreement Date.

“Change Orders” means any change order or variation order, amendment, supplement or modification in respect of any Construction Contract.

“Claim” means any controversy, dispute, claim, action, cause of action, suit,proceeding (including judicial, regulatory and administrative proceeding, challenge or appeal), investigation, order, demand or notice by any person or entity.

“Collateral” means all Property (whether tangible or intangible) and Equity Interests whether now existing or hereinafter acquired that are subject to or are intended to be or become subject to the security interest or Lien granted to the Collateral Agent or otherwise for the benefit of DOE and the other Secured Parties under the Security Documents.

“Collateral Agent” means PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association, a national bankng association, or its successor, as appointed pursuant to the Accounts Agreement.

“Commencement of Construction” means (a) the Borrower has (i) completed all pre-construction engineering and design, (ii) received all necessary licenses, permits and local and national environmental clearances, (iii) engaged all contractors and ordered all essential equipment and supplies that, in each case, are reasonably necessary to begin (or, if previously interrupted or suspended, resume) physical work of a significant nature on the Project and to proceed to completion without foreseeable interruption of a material duration; and (b) the Borrower or relevant sub-contractor has begun (or resumed) such physical work.

“Comptroller General” means the Comptroller General of the United States.

“Construction Budget” is the budget delivered pursuant to Section 4.1.2(a)(i), as modified from time to time consistent with the terms of this Loan Guarantee Agreement.

“Construction Change” is defined in Section 7.16(b).

“Construction Contracts” means the EPC Contract, the EPC Subcontract, the Materials and Equipment Supply Agreement and the Preliminary Construction Agreement.

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“Construction Contractor” means each of the EPC Contractor and the EPC Subcontractor.

“Construction Period” means the period prior to the Project Completion Date.

“Construction Progress Report” means a construction progress report prepared monthly by or on behalf of the Borrower, which shall include: (a) a detailed assessment of the progress of construction to date in comparison with the Project Plans, the Construction Budget, the Financial Plan and Project Milestone Schedule then in effect for such monthly period (along with an explanation of material delays, if any) and the expected progress of construction; (b) contingencies used or reasonably expected to be used to pay Project Costs; (c) any events that have occurred or are reasonably expected to occur that would materially affect the construction schedule or the Project’s ability to achieve Project Completion by the Guaranteed Project Completion Date; (d) a description and explanation of any (i) Events of Loss that have occurred or (ii) material casualty losses; and (e) material disputes or Actions between the Borrower and any Person.

“Contingent Obligations” means as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(i)            for the purchase, payment or discharge of any such primary obligation;

(ii)           to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take-or-pay or similar payments;

(iii)          to advance or supply funds;

(iv)          to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(v)           to purchase Property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation;

(vi)          otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including without limitation with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments);

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provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Party” is defined in Exhibit N.

“Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) The power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise (other than through super-majority rights or negative control rights of members).

“Corrupt Practices Laws” means (i) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended, and (ii) any equivalent U.S. or foreign Applicable Law.

“Cost Overruns” means any Project Costs in excess of Project Costs set forth in the initial Base Case Projections, whether Eligible Project Costs or not, and including:

(i)            costs associated with the design, engineering, financing, construction, startup and commissioning of the Project;

(ii)           shortfalls from anticipated revenues, increases from anticipated costs, changes in intercompany payment amounts, and other working capital needs of the Borrower prior to Project Completion;

(iii)          amounts arising from timing differences in disbursement of cash to pay expenses and receipt of cash associated with revenues prior to Project Completion; and

(iv)          any other amounts required to achieve Project Completion or otherwise incurred prior to the Project Completion Date, to be funded from contingencies

“Covered Taxes” is defined in Section 3.1.2(a).

“Credit Subsidy Cost” means the “cost of a loan guarantee”, as set forth in section 502(5)(C) of FCRA.

“Current Entitlement” means any Required Approval of a Governmental Authority under Environmental Laws, or other federal, state and local governmental determination, approval, decision, permit, authorization, environmental review, certification, waiver, finding, contract,

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modification, amendment or action relating to the design, engineering, construction, financing, operation, compliance, repair, maintenance, replacement, extension, decommission and reclamation activities related to the Project.

“Cutoff Date” means the date occurring 90 days after the Guarantee Agreement Date, as may be extended by DOE; provided that if Borrower funds initial Project Costs solely with Equity Contributions, the Cutoff Date shall be extended to a date that is up to 18 months after the Guarantee Agreement Date, which extension shall be allowed (as determined to DOE’s reasonable satisfaction) if, among other conditions to be agreed upon, the Sponsor has made necessary Equity Contributions in accordance with the Construction Budget and the construction is proceeding in accordance with the Construction Budget and the Project Milestone Schedule.

“Davis-Bacon Act” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contract” means any contract, agreement or other arrangement related to the Project subject to Davis-Bacon Act requirements under Title XVII, including, but not limited to, those listed on Schedule 6.24(a).

“Davis-Bacon Actions” is defined in Section 6.24(h)(iii).

“Davis-Bacon Requirements” means the requirement that all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by either Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 CFR 5.5(a) (1) to (10), and all notice, reporting and other obligations related thereto as required by DOE, including the obligations under Section 6.24(h) and the inclusion of the provisions in Exhibit N and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.

“DBA Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other entity (other than the Borrower but including, if applicable, the project Sponsor or Affiliate) that is party to a Davis-Bacon Act Covered Contract.

“Debarment Regulations” means all of the following:

(i)            the Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 53 Fed. Reg. 19204 (May 26, 1988),

(ii)           Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 - 9.409, and

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(iii)          the revised Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 60 Fed. Reg. 33037 (June 26, 1995).

“Debt Collection Improvement Act” means the Debt Collection Improvement Act of 1996, as amended from time to time.

“Debt Service” means, with respect to any computation period, the sum of (i) scheduled principal, interest expense and financing fees to be paid under the FFB Documents during such period, (ii) other fees and amounts paid or scheduled to be payable to FFB or DOE during such period and (iii) all other payments with respect to other Indebtedness for Borrowed Money of the Borrower.

“Debt Service Reserve” is defined in Section 6.15.

“Debt Service Reserve Account” is defined in the Accounts Agreement.

“Debt Service Reserve Requirement” on any date, an amount equal to the highest total six (6) months of Debt Service scheduled to occur within the three (3) years period immediately following such date.

“Debt to Equity Ratio” means the ratio of (a) aggregate amounts outstanding under the Guaranteed Loans, including the amount of any capitalized interest to (b) aggregate Equity Contributions used by the Borrower to fund Eligible Project Costs (less reimbursement of Equity Contributions pursuant to Section 7.10(b)(ii).

“Deed of Trust” means the Construction and Permanent Leasehold Deed of Trust with Assignment of Rents and Fixture Filing made by the Borrower, as trustor, in favor of the Title Companies, as trustee, for the benefit of the Collateral Agent, as beneficiary, pursuant to which the Borrower grants for the benefit of DOE a lien on all of its right, title and interest in and to the Project Site and all Real Property improvements to the Project Site.

“Delivery Term Security” means the HPR II Delivery Term Security and the HPR III Delivery Term Security.

“Delivery Term Security Maintenance Agreement” means that certain Delivery Term Security Maintenance Agreement by and among SunPower Corporation, a Delaware corporation, NRG Energy, Inc., a Delaware corporation, and the Borrower dated as of the date hereof.

“Designated Private Company” means a Person that has been so designated by DOE, which designation shall not be unreasonably withheld, conditioned or delayed if such Person (x) is sufficiently capitalized, (y) has a sufficiently large number of investors that are not Affiliates of one another, and (z) is not a Prohibited Person. A Person may request that it be so designated in accordance with the following procedures:

(i) with respect to any investment fund, the fund manager shall represent to DOE that, at the time of such fund’s investment in the Project, (A) none of (1) such fund, (2) the fund manager of such fund, or (3) any investor that Controls such fund is a Prohibited Person, and (B)

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such other information as may reasonably be required by DOE in light of the foregoing criteria for designation if a Person as a Designated Private Company, and

(ii) with respect to any other Person, such Person shall represent to DOE that, at the time of its investment in the Project, neither it nor to its knowledge any Person that directly or indirectly owns any Equity Interest in it is a Prohibited Person.

“Development Security” means the HPR II Development Security and the HPR III Development Security.

“Developmental Delay Notice” means a letter, dated December 17, 2010, given by the Borrower and acknowledged and agreed by PG&E.

“Development Services Agreement” means the Development Services Agreement, among the Borrower, the Sponsor and SunPower, dated as of September 23, 2010, as amended by the certain Amendment No. 1 to Development Services Agreement, dated as of the date hereof.

“Direct Agreement” means each consent and agreement required to be delivered pursuant to the Financing Documents in respect of any Major Project Document, each of which shall be in a form as may be reasonably acceptable to DOE and the Collateral Agent.

“Disposition” is defined in the definition of “Permitted Dispostion.”

“Disqualified Person” means (a) any federal, state, or local government (or any political subdivision, agency, or instrumentality thereof); (b) any organization described in Section 501(c) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code; (c) any entity referred to in paragraph (4) of Section 54(j) of the Internal Revenue Code; (d) any real estate investment trust, as defined in Section 856(a) of the Internal Revenue Code; (e) any other Person that is ineligible to receive the Cash Grant under Section 1603(g) of the Recovery Act; and (f) any partnership or other pass-through entity (including a single-member disregarded entity), any partner (or other holder of an equity or profits interest) of which is a Disqualified Person; provided that a taxable C corporation, any (or all) of whose shareholders are ineligible to receive a Cash Grant by virtue of being described in clauses (a) through (f) above, will not be considered a Disqualified Person; provided, further, that if and to the extent the definition of “Disqualified Person” under Section 1603(g) of the Recovery Act is amended after the Guarantee Agreement Date, the definition of “Disqualified Person” provided in the Loan Guarantee Agreement shall be interpreted to conform to such amendment and any U.S. Department of the Treasury guidance with respect thereto.

“DOE” is defined in the preamble to the Loan Guarantee Agreement.

“DOE Guarantee” means the guarantee provided by DOE in favor of FFB pursuant to the FFB Documents.

“DOE Guarantee Payment” is defined in Section 10.1.

“DOE Guarantee Payment Amount” is defined in Section 10.1.

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“DOE Insurance Advisor” means Moore-McNeil, LLC, acting as insurance advisor for DOE, or any successor insurance advisor or expert appointed by DOE.

“DOE Maintenance Fee” means a maintenance fee in respect of DOE’s administrative expenses in servicing and monitoring the Project and the Financing Documents during the construction, startup, commissioning and operation of the Project in an amount per year equal to $100,000, until the earlier of the date on which the principal amounts of each Guaranteed Loan have been fully paid and the FFB Commitment has been terminated or the Maturity Date, payable annually in advance, commencing on the Guarantee Agreement Date.

“DOE Modification Fee” means a fee payable to DOE in the event that the Project experiences technical, financial, legal or other events that require DOE to incur time or expenses (including third-party expenses) beyond standard monitoring and administration of the Financing Documents, reimbursing DOE in full for such amounts as DOE reasonably determines are its additional internal administrative costs, any costs associated in reviewing whether such events would alter the Credit Subsidy Cost, and related fees and expenses of its independent consultants and outside legal counsel, to the extent that such third parties are not paid directly by on or behalf of the Borrower.

“Dollars” or “ $” means the lawful currency of the United States of America.

“DSCR Restoration Cap Amount” means $0.00.

“Eligible Project Costs” means those portions of Project Costs that are eligible for funding as “Project Costs” as defined in the Applicable Regulations as reasonably determined by DOE (including interest amounts permitted to be capitalized pursuant to the Financing Documents).

“Employee Benefit Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA) other than any Multiemployer Plans that are or at any time have been maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which the Borrower or any ERISA Affiliate has incurred any material liability or obligation, (ii) all Pension Plans and (iii) all Qualified Plans.

“Employment Projections” means the employment projections delivered pursuant to Section 4.1.2(a)(ix).

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, causes of action, suits, demands, decrees, claims, liens, judgments, notices of noncompliance or violation, investigations, orders, proceedings, clean-up, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any violation of Environmental Law or any violation of any Governmental Approval issued under any such Environmental Law including without limitation (a) any of the foregoing by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any of the foregoing by any third party seeking damages,

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contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to health, safety, natural resources or the environment.

“Environmental Laws” means any Applicable Law in effect as of the Guarantee Agreement Date or thereafter, and in each case as amended, regulating or imposing obligations, liability or standards of conduct concerning or otherwise relating to (a) environmental impacts resulting from the use of the Project Site or environmental conditions present on, in or under the Project Site, (b) pollution, protection or preservation of human or animal health or safety or the environment, including flora and fauna, or mitigation of adverse effects on or to human health or the environment, including from Releases or threatened Releases of pollutants, contaminants, chemicals, radiation or industrial, toxic or Hazardous Substances, or (c) otherwise relating to the emission, discharge, release, generation, manufacture, processing, distribution, containment, use, treatment, storage, recycling, disposal, transport, or handling of, or exposure to, pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances, (d) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (e) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (f) emissions or control of greenhouse gases.

“EPC Contract” means that certain Engineering, Procurement and Construction Agreement between the Borrower and the EPC Contractor dated as of the date hereof, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“EPC Contract Security” means those certain Letter(s) of Credit posted by the EPC Guarantor, for the benefit of the Borrower, in a total aggregate amount of $220,000,000, to secure the EPC Contractor’s obligations under the EPC Contract.

“EPC Contractor” means SunPower or any assignee of SunPower consented to by DOE (in its sole discretion).

“EPC Guarantor” means the party guaranteeing the obligations of the EPC Contractor under the EPC Contract and any assignee or successor of such party, as approved by DOE in accordance with the terms of the Financing Documents.

“EPC Subcontract” means that certain Engineering, Procurement and Construction Subcontract between the EPC Contractor and the EPC Subcontractor dated August 19, 2011, as amended by Amendment No. 1 to Engineering, Procurement and Construction Subcontract, dated as of September 23, 2011, as further amended by Amendment No. 2, dated as of September 28, 2011, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“EPC Subcontractor” means Bechtel Power Corporation.

“Equity Contribution” means equity contributed as Base Equity.

“Equity Documents” is defined in Section 4.1.1(a)(iii).

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“Equity Funding Agreement” means the Equity Funding Agreement dated as of the Guarantee Agreement Date, among the Borrower, the Sponsor, the Collateral Agent, the Loan Servicer and DOE, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, pursuant to which the Sponsor commits to provide the applicable Base Equity Commitment and will make certain additional undertakings for the duration of the Guaranteed Loans.

“Equity Interests” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the common or preferred equity or preference share capital of a Person, including partnership interests and limited liability company interests.

“Equity Letter of Credit” means one or more Letters of Credit, posted by the Sponsor for the benefit of the Collateral Agent, on behalf of itself and the other Secured Parties, to secure the Sponsor’s obligations to make Equity Contributions pursuant to the terms of the Equity Funding Agreement.

“Equity Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the Guarantee Agreement Date, between the Holding Company and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, and the regulations promulgated, and any publicly available rulings issued, thereunder.

“ERISA Affiliate” means as applied to any person (as defined in Section 3(9) of ERISA), means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Internal Revenue Code or Section 4001(b) of ERISA of which that person is a member, or (iii) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Internal Revenue Code of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means:

(i)            a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event;

(ii)           the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any

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Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days;

(iii)          a withdrawal by the Borrower or an ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;

(iv)          the withdrawal of the Borrower or an ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower or an ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA,

(v)           the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA of an Employee Benefit Plan, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;

(vi)          the imposition of liability on the Borrower or an ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(vii)         the failure by the Borrower or an ERISA Affiliate to make any required contribution to an Employee Benefit Plan, or the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;

(viii)        an event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(ix)          the imposition of any material liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or an ERISA Affiliate;

(x)           an application for a funding waiver under Section 302 of ERISA with respect to any Pension Plan;

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(xi)          the imposition of any lien on any of the rights, properties or assets of the Borrower or an ERISA Affiliate, or the posting of a bond or other security by of such entities, in either case pursuant to Title I or IV of ERISA or to Sections 412, 430 or 436 of the Internal Revenue Code;

(xii)         the making of any amendment to any Pension Plan that could directly result in the imposition of a lien or the posting of a bond or other security;

(xiii)        the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) involving the assets of an Employee Benefit Plan;

(xiv)        the final determination that a Qualified Plan’s qualification or tax exempt status should be revoked;

(xv)         a determination that any Employee Benefit Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code); or

(xvi)        the receipt by the Borrower or an ERISA Affiliate of any notice, of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status, within the meaning of Section 305 of ERISA.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, SunPower and SunPower Corporation, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Event of Default” means any of the events described in Section 8.1.

“Event of Force Majeure” means any event, circumstance or condition in the nature of force majeure that would entitle any Project Participant to any abatement, postponement, or other relief from any of its contractual obligations under any Project Document to which such Person is party, including (i) an Uncontrollable Cause and (ii) with respect to FFB, an “Uncontrollable Cause” as defined under the FFB Note Purchase Agreement.

“Event of Loss” means any event that causes any portion of the Project or any other property of the Borrower to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including without limitation through a failure of title, casualty, condemnation or eminent domain or any other loss of such property.

“Excess Cash Grant Proceeds” means any Cash Grant proceeds deposited in the Cash Grant Proceeds Account in accordance with Section 3.4.3(g)(i).

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“Excess Major Project Document Breach Damages” means any amounts paid to Borrower as a result of a material breach of a Major Project Document that are in excess of Major Project Document Breach Damages (if any); provided that Excess Major Project Document Breach Damages shall include any Major Project Document Breach Damages that are not used to cure the relevant breach within forty-five (45) days of receipt of the Major Project Document Breach Damages (or such longer period of time as DOE may approve at the request of the Borrower).

“Existing Cost Overruns” means any Cost Overruns existing or identified at that time.

“Excess Major Project Document Termination Damages” means any amounts paid to the Borrower as a result of a termination or repudiation of a Major Project Document that are in excess of Major Project Document Termination Damages (if any); provided that Excess Major Project Document Termination Damages shall include any Major Project Document Termination Damages that are not used to replace the relevant Major Project Document within sixty (60) days of receipt of the Major Project Document Termination Damages (or such longer period of time as DOE may approved at the request of the Borrower).

“FFB” means the Federal Financing Bank, a body corporate and instrumentality of the United States of America.

“FFB Advance Request” means a request for an Advance delivered to FFB pursuant to the FFB Note Purchase Agreement.

“FFB Advance Request Approval Notice” means an “Advance Request Approval Notice” as defined in the FFB Note Purchase Agreement, signed by DOE.

“FFB Cash Grant Bridge Loan Commitment” means, individually, the FFB Phase 1 Cash Grant Bridge Loan Commitment, the FFB Phase 2 and 4 Cash Grant Bridge Loan Commitment and the FFB Phase 3 Cash Grant Bridge Loan Commitment, as applicable, and, collectively, all of the FFB Phase 1 Cash Grant Bridge Loan Commitment, the FFB Phase 2 and 4 Cash Grant Bridge Loan Commitment and the FFB Phase 3 Cash Grant Bridge Loan Commitment.

“FFB Cash Grant Bridge Loan Promissory Notes” means, individually, each of the FFB Phase 1 Cash Grant Bridge Loan Promissory Note, the FFB Phase 2 and 4 Cash Grant Bridge Loan Promissory Note and the FFB Phase 3 Cash Grant Bridge Loan Promissory Note, as applicable, and, collectively, all of the FFB Phase 1 Cash Grant Bridge Loan Promissory Note, the FFB Phase 2 and 4 Cash Grant Bridge Loan Promissory Note and the FFB Phase 3 Cash Grant Bridge Loan Promissory Note.

“FFB Commitment” means, collectively, the FFB Term Loan Commitment and the FFB Cash Grant Bridge Loan Commitment.

“FFB Document” means:

(i)            the FFB Note Purchase Agreement;

Exhibit A - Page 18

(ii)           the FFB Promissory Notes; and

(iii)          any other documents, certificates or instruments required to be delivered in connection with the foregoing.

“FFB Note Purchase Agreement” means the Note Purchase Agreement dated as of the Guarantee Agreement Date, among the Borrower, FFB and DOE, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“FFB Note Transfer” means any transfer pursuant to the FFB Note Purchase Agreement of all or any part of a FFB Promissory Note.

“FFB Phase 1 Cash Grant Bridge Loan Commitment” means the commitment of FFB to provide funds to the Borrower pursuant to the terms of the FFB Phase 1 Cash Grant Bridge Loan Promissory Note, in an amount not to exceed the Guaranteed Phase 1 Cash Grant Bridge Loan Amount.

“FFB Phase 1 Cash Grant Bridge Loan Promissory Note” means the promissory note to be entered into by the Borrower in favor of FFB and guaranteed by DOE evidencing the Guaranteed Phase 1 Cash Grant Bridge Loan Amount.

“FFB Phase 2 and 4 Cash Grant Bridge Loan Commitment” means the commitment of FFB to provide funds to the Borrower pursuant to the terms of the FFB Phase 2 and 4 Cash Grant Bridge Loan Promissory Note, in an amount not to exceed the Guaranteed Phase 2 and 4 Cash Grant Bridge Loan Amount.

“FFB Phase 2 and 4 Cash Grant Bridge Loan Promissory Note” means the promissory note to be entered into by the Borrower in favor of FFB and guaranteed by DOE evidencing the Guaranteed Phase 2 and 4 Cash Grant Bridge Loan Amount.

“FFB Phase 3 Cash Grant Bridge Loan Commitment” means the commitment of FFB to provide funds to the Borrower pursuant to the terms of the FFB Phase 3 Cash Grant Bridge Loan Promissory Note, in an amount not to exceed the Guaranteed Phase 3 Cash Grant Bridge Loan Amount.

“FFB Phase 3 Cash Grant Bridge Loan Promissory Note” means the promissory note to be entered into by the Borrower in favor of FFB and guaranteed by DOE evidencing the Guaranteed Phase 3 Cash Grant Bridge Loan Amount.

“FFB Promissory Notes” means, collectively, the FFB Term Loan Promissory Note and the FFB Cash Grant Bridge Loan Promissory Notes.

“FFB Term Loan Commitment” means the commitment of FFB to provide funds to the Borrower pursuant to the terms of the FFB Term Loan Promissory Note in an amount not to exceed the Guaranteed Term Loan Amount.

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“FFB Term Loan Promissory Note” means the promissory note to be entered into by the Borrower in favor of FFB and guaranteed by DOE evidencing the Guaranteed Term Loan Amount.

“Final Environmental Assessment” means the Final Environmental Assessment prepared by DOE for the Project.

“Financial Officer” means with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president-finance or any assistant vice president-finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

“Financial Plan” means the financial plan delivered pursuant to Section 4.1.2(a)(iii), as amended from time to time with DOE’s consent.

“Financial Statements” means with respect to any Person, such Person’s quarterly or annual balance sheet and statements of income, retained earnings, and cash flow for such fiscal period, together with all notes thereto and, except for the first fiscal year, with comparable figures for the corresponding period of its previous fiscal period, each prepared in Dollars and in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments in the case of unaudited Financial Statements), it being agreed that for purposes of the Financing Documents (i) the Financial Statements of the Sponsor shall be prepared on a consolidated basis (including the Borrower) and (ii) separate Financial Statements of the Borrower shall be prepared and delivered.

“Financing Document” means the Loan Guarantee Agreement, the DOE Guarantee, the FFB Documents, the Equity Documents, the Security Documents and any documents and agreements delivered in connection therewith that are agreed in writing by DOE and the Borrower to be Financing Documents, but in all cases excluding any Project Documents.

“Finding of No Significant Impact” means a document under the Environmental Quality Improvement Act of 1970, as amended (42 U.S.C. 4371 et seq.), prepared by a Federal agency, briefly presenting the reasons why an action will not have a significant effect on the human environment and, therefore, for which an environmental impact statement will not be prepared.

“First Advance Date” means the date on which the first Advance occurs.

“First Payment Date” means August 5, 2014.

“Fiscal Year” means the accounting year of the Borrower beginning on January 1 and ending on December 31.

“Fitch” means Fitch, Inc., so long as it is a rating agency.

“Foreign Asset Control Regulations” means the United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefore.

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“Full Advance Prepayment” means the prepayment in full of one or more Advances as the Borrower shall select, with any amount that is insufficient to prepay any Advance in full (including any residual amount after prepaying one or more Advances in full) to be applied to the prepayment of outstanding Advances pro rata in inverse order of maturity.

“GAAP” means generally accepted accounting principles in the U.S. in effect from time to time including, where appropriate, generally accepted auditing standards, including the pronouncements and interpretations of appropriate accountancy administrative bodies (including the Financial Accounting Standards Board and any predecessor and successor thereto), applied on a consistent basis both as to classification of item and amounts, it being understood that unaudited Financial Statements will not include footnotes and will be subject to normal year-end adjustments.

“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Authority” means any federal, state, county, municipal, or regional authority or agency, or any other entity of a similar nature, exercising any executive, legislative, judicial, taxing, regulatory, or administrative function of government.

“Governmental Judgment” means with respect to any Person, any judgment, order, decision, or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Guarantee Agreement Date” means the date on which all the conditions set forth in Section 4.1 (except those that are required to be satisfied as of another date) have been satisfied or, in the sole discretion of DOE, waived.

“Guaranteed Cash Grant Bridge Loan” means, individually, each of the Phase 1 Cash Grant Bridge Loan, the Phase 2 and 4 Cash Grant Bridge Loan and the Phase 3 Cash Grant Bridge Loan, as applicable, and, collectively, all of the Phase 1 Cash Grant Bridge Loan, the Phase 2 and 4 Cash Grant Bridge Loan and the Phase 3 Cash Grant Bridge Loan.

“Guaranteed Cash Grant Bridge Loan Amount” means the maximum amount of the Guaranteed Cash Grant Bridge Loan (including principal and any capitalized interest), which amount shall be $380,800,200.

“Guaranteed Cash Grant Bridge Loan Maturity Date” means August 5, 2013 for the Phase 1 Cash Grant Bridge Loan, February 5, 2014 for the Phase 2 and 4 Cash Grant Bridge Loan and August 5, 2014 for Phase 3 Cash Grant Bridge Loan.

“Guaranteed Construction Start Date” has the meaning set forth in the HPR II PPA.

“Guaranteed Loan Amount” means, collectively, the Guaranteed Term Loan Amount and the Guaranteed Cash Grant Bridge Loan Amount.

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“Guaranteed Loans” means, collectively, the Guaranteed Term Loan and the Guaranteed Cash Grant Bridge Loan and, individually, each of the Guaranteed Term Loan and the Guaranteed Cash Grant Bridge Loan.

“Guaranteed Loan Fees” means all fees payable by the Borrower or the Sponsor to DOE or FFB under the Loan Guarantee Agreement, the FFB Documents or related side letters, including the fees payable pursuant to Section 3.5.

“Guaranteed Operational Completion Date” means the date that is three (3) months after the “PV Power Plant Substantial Completion Guaranteed Date” Major Project Milestone.

“Guaranteed Phase 1 Cash Grant Bridge Loan Amount” means the portion of the Guaranteed Cash Grant Bridge Loan Amount that is allocated to the Phase 1 Cash Grant (including the applicable Maximum Capitalized Interest Amount), which amount shall be $34,154,000.

“Guaranteed Phase 2 and 4 Cash Grant Bridge Loan Amount” means the portion of the Guaranteed Cash Grant Bridge Loan Amount that is allocated to the Phase 2 and 4 Cash Grant (including the applicable Maximum Capitalized Interest Amount), which amount shall be $167,291,200.

“Guaranteed Phase 3 Cash Grant Bridge Loan Amount” means the portion of the Guaranteed Cash Grant Bridge Loan Amount that is allocated to the Phase 3 Cash Grant (including the applicable Maximum Capitalized Interest Amount), which amount shall be $179,355,000.

“Guaranteed Project Completion Date” means the date that is two (2) months after the Guaranteed Operational Completion Date.

“Guaranteed Term Loan” means the loans made by FFB and guaranteed by DOE pursuant to the FFB Documents in a maximum amount equal to the Guaranteed Term Loan Amount and, as the context requires, the principal amount of such loan outstanding from time to time.

“Guaranteed Term Loan Amount” means the maximum amount of the Guaranteed Term Loan (including principal and Maximum Capitalized Interest), which amount shall not exceed Eight Hundred Fifty-Six Million Three Hundred One Thousand Three Hundred Dollars ($856,301,300).

“Guarantor” is defined in the preamble to the Loan Guarantee Agreement.

“Hazardous Substance” means any hazardous or toxic substances, chemicals, materials, pollutants or wastes defined, listed, classified or regulated as such in or under any Environmental Laws, including (i) any petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment, (ii) any chemicals, materials or

Exhibit A - Page 22

substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law and (iii) any other chemical, material or substance, including without limitation greenhouse gases, the import, storage, transport, use, Release or disposal of, or exposure to, which is prohibited, limited, governed or otherwise regulated under, or for which liability is imposed pursuant to, any Environmental Law.

“Hedging Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness.

“Historical Debt Service Coverage Ratio” means, as of any date of calculation, the ratio of (a) actual Cash Flow Available for Debt Service for the immediately preceding twelve (12) month period to (b) aggregate Debt Service (disregarding clause (iii) of the definition of Debt Service) for such period.

“Holding Company” is defined in the recitals to the Loan Guarantee Agreement.

“HPR I Assignment” means the agreement between HPR I and the Borrower, dated as of the date hereof, pursuant to which HPR I collaterally assigns, as security for HPR I’s obligations under the Mitigation Land Acquisition Agreement, all of HPR I’s right, title and interest in, to and under any purchase agreements and option agreements (whether now existing or entered into after the date hereof) for the acquisition of Mitigation Land (as defined in the Mitigation Land Acquisition Agreement).

“HPR II Delivery Term” means the Delivery Term, as defined under the HPR II PPA.

“HPR II Delivery Term Security” means Letters of Credit, posted in accordance with the terms of the Delivery Term Security Maintenance Agreement (and any proceeds thereof), to satisfy the requirement of the Borrower to post “Delivery Term Security” as defined in the HPR II PPA, representing the total amount of “Delivery Term Security” required during the entire term of the HPR II PPA (and, for the avoidance of doubt, shall not include any other form of “Delivery Term Security” (as defined in the HPR II PPA) applicable in accordance with the terms of the HPR II PPA).

“HPR II Development Security” means Letters of Credit posted for the benefit of PG&E (and any proceeds thereof), to satisfy the requirement of the Borrower to post “Development Security” as defined in the HPR II PPA, representing the total amount of “Development Security” required during the entire term o fthe HPR II PPA.

“HPR II PPA” means the power purchase and sale agreement, dated as of July 23, 2008, between PG&E and the Borrower, as may be amended, restated, supplemented or modified from time to time until the Guarantee Agreement Date.

“HPR III Delivery Term” means the Delivery Term, as defined under the HPR III PPA.

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“HPR III Delivery Term Security” means Letters of Credit, posted in accordance with the terms of the Delivery Term Security Maintenance Agreement (and any proceeds thereof), to satisfy the requirement of the Borrower to post “Delivery Term Security” as defined in the HPR III PPA, representing the total amount of “Delivery Term Security” required during the entire term of the HPR III PPA (and, for the avoidance of doubt, shall not include any other form of “Delivery Term Security” (as defined in the HPR III PPA) applicable in accordance with the terms of the HPR III PPA).

“HPR III Development Security” means Letters of Credit posted for the benefit of PG&E (and any proceeds thereof), to satisfy the requirement of the Borrower to post “Development Security” as defined in the HPR III PPA, representing the total amount of “Development Security” required during the entire term o fthe HPR III PPA.

“HPR III PPA” means the amended and restated power purchase and sale agreement, dated as of March 5, 2010, between HPR III and PG&E, as amended by the amendment entered into as of March 6, 2010, and as may be further amended, restated, supplemented or modified from time to time until the Guarantee Agreement Date.

“HPR III” means High Plains Ranch III, a Delaware limited liability company.

“Immaterial Equipment” means any equipment that is non-essential to the operation of the Project and the failure of which to be in place or operating could not reasonably be expected to have a Material Adverse Effect.

“Improvements” means the buildings, fixtures and other improvements to be situated on the Project Site.

“Indebtedness” means as to any Person, and at any date, without duplication:

(i)            all Indebtedness for Borrowed Money of such Person;

(ii)           all obligations of such Person evidenced by bonds, debentures, notes, letters of credit, or other similar instruments;

(iii)          all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale or acquisition of the same or similar securities (or property);

(iv)          all obligations of such Person issued, undertaken or assumed as the deferred purchase price of property or services other than trade credit in the ordinary course of business;

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(v)           all obligations of such Person under leases that are or should be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable;

(vi)          all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument;

(vii)         the currently available amount of all surety bonds, performance bonds, letters of credit or other similar instruments issued for the account of such Person;

(viii)        all liabilities secured by (or for which the holder of such liabilities has an existing right, contingent, or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such liabilities;

(ix)          all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of any default are limited to repossession or sale of such property);

(x)           obligations pursuant to any agreement to purchase materials, supplies or other property if such agreement provides that payment shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered;

(xi)          all obligations in respect of any Hedging Agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of interest risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto); and

(xii)         all Contingent Obligations of such Person with respect to Indebtedness of the types specified in clauses (i) through (xi) above.

For the avoidance of doubt, Indebtedness does not include amounts owed under any Permitted Lease.

“Indebtedness for Borrowed Money” means as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral (x) in connection with the provision of credit in the ordinary course of business by any trade creditor or utility or (y) of any amounts payable under the Project Documents) or (ii) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

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“Indemnified Parties” is defined in Section 11.18(c).

“Indemnified Person” is defined in Section 11.18(c).

“Indemnity Claims” is defined in Section 11.18(c).

“Independent Consultants” means, collectively, the Independent Engineer, the DOE Insurance Advisor, Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel to DOE, and any other advisor or consultant retained by DOE from time to time in connection with the Guaranteed Loans, the Project or the Transaction Documents.

“Independent Engineer” means Parsons Infrastructure & Technology Group Inc., acting as engineering advisor to DOE.

“Independent Engineer Report” means a report or reports of the Independent Engineer delivered (i) on or before the Guarantee Agreement Date, as to matters set forth in Section 4.1.14(d), (ii) on or before the First Advance Date, as to matters set forth in Section 4.2.6(a) (if required by DOE) and (iii) on or before the Project Completion Date as to matters set forth in the definition of Project Completion.

“Initial Operating Budget” is defined in Section 4.1.2(a)(viii).

“Insolvency Proceedings” means any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments, scheme of arrangement, appointment of provisional liquidator, receiver or administrative receiver, notification, resolution, or petition for winding up or similar proceeding, under any Applicable Law, in any jurisdiction and whether voluntary or involuntary.

“Intellectual Property Rights” means any and all rights in, arising out of, or associated with the following, whether now or hereafter existing, created, acquired or held:

(i)            all United States and, as applicable to the Project, international and foreign, patents and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(ii)           all trade secret rights;

(iii)          all copyrights or other rights associated with works of authorship, including all copyright registrations and applications for copyright registration, renewals and extensions thereof; and, as applicable to the Project, all other rights corresponding thereto throughout the world;

(iv)          all mask work rights, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology;

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(v)           all rights in industrial designs and any registrations and applications therefor in the United States and, as applicable to the Project, throughout the world;

(vi)          all rights to trade names, logos, trademarks and service marks, including registered trademarks and service marks and all applications to register trademarks and service marks;

(vii)         all rights to any databases and data collections;

(viii)        all moral and economic rights of authors and inventors, however denominated, as applicable to the Project, throughout the world; and

(ix)          any similar or equivalent rights to any of the foregoing, as applicable to the Project, anywhere in the world.

“Interest Rate Swaption Agreements” means forward-starting interest rate swap agreements, with a total upfront payment not to exceed $50,000,000 (such upfront payment to be the sole recourse to the Borrower) to be executed after the Guarantee Agreement Date in accordance with the terms of the Loan Guarantee Agreement, with seven scheduled settlement dates, that may occur at any time between April 30, 2012 and October 31, 2013, for an aggregate notional amount of at least 80% of the Guaranteed Term Loan Amount.

“Interest Rate Swaption Proceeds” means any proceeds received by the Borrower under the Interest Rate Swaption Agreement.

“Intermediate Parent Company” is defined in the recitals to the Loan Guarantee Agreement.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Internal Revenue Code are to the Internal Revenue Code as in effect at the Guarantee Agreement Date and any subsequent provisions of the Internal Revenue Code, amendatory thereof, supplemental thereto or substituted therefor.

“Investment” means for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person, (ii) the making of any deposit with, or advance, loan or other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to any other Person and (iii) the acquisition of any similar property, right or interest of or in any other Person.

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“Investment Company Act” means The United States Investment Company Act of 1940, as amended from time to time.

“Knowledge” means: (i) with respect to the Borrower, the actual knowledge of any Principal Persons of the Borrower or any knowledge that should have been obtained by any Principal Person of the Borrower upon reasonable investigation and inquiry and (ii) with respect to any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry.

“Land Lease Agreement” means that certain Solar Facility Ground Lease, dated as of September, 2011, by and between High Plains Ranch IV, LLC, as lessor, and the Borrower, as lessee, pursuant to which the Borrower leases all or a portion of the Project Site.

“Large Generator Interconnection Agreement” means the Large Generator Interconnection Agreement, between the Borrower, PG&E and the California Independent System Operator Corporation, dated as of February 11, 2011, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Late Charge Rate” means the interest rate applicable from time to time under the FFB Documents with respect to Overdue Amounts.

“Lease” means any agreement that would be characterized under GAAP as an operating lease.

“Lender” means any financial institution that acquires an interest in either Guaranteed Loan from time to time in accordance with Section 11.14.

“Letter of Credit” means an irrevocable standby letter of credit issued by a bank or trust company (i) with a combined capital surplus of at least $1.0 billion and (ii) whose senior unsecured obligations have a credit rating of at least A- from Standard & Poor’s or Fitch or A3 from Moody’s, or better.

“LGIA Surety Bonds” means, collectively, (i) that certain surety bond, dated as of September 29, 2011, in the amount $41,794,737, for the benefit of PG&E and (ii) that certain surety bond, dated as of September 29, 2011, in the amount of $300,000, for the benefit of PG&E, in each case, in form and substance satisfactory to PG&E.

“Lien” means any lien (statutory or other), pledge, mortgage, charge, security interest, deed of trust, assignment, hypothecation, title retention, fiduciary transfer, deposit arrangement, easement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of an asset, whether or not filed, recorded or otherwise perfected or effective under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, (including any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind).

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“Loan Guarantee Agreement” means this Loan Guarantee Agreement, dated as of the Guarantee Agreement Date, among the Borrower, DOE and the Collateral Agent, to which this Exhibit A is appended. The Loan Guarantee Agreement is the “Loan Guarantee Agreement” referred to in the Applicable Regulations. The Loan Guarantee Agreement is the “Common Agreement” referred to in the FFB Documents.

“Loan Servicer” is defined in the preamble to the Loan Guarantee Agreement, or its successor, as appointed pursuant to Section 9.1.

“Loss Proceeds” means all proceeds (other than any proceeds of business interruption insurance and proceeds covering liability of the Borrower to third parties) resulting from an Event of Loss or Minimum Threshold Event of Loss.

“Loss Proceeds Account” is defined in the Accounts Agreement.

“Major Maintenance Reserve Account” has the meaning set forth in the Accounts Agreement.

“Major Project Document” means each of the following: (a) the Master Services Agreement, (b) the O&M Agreement, (c) the Power Purchase Agreements, (d) the Land Lease Agreement, (e) each Construction Contract, (f) the Large Generator Interconnection Agreement, (g) the Delivery Term Security Maintenance Agreement, (h) the Mitigation Land Acquisition Agreement, (i) the Escrow Agreement and (j) any other contract or agreement entered into by the Borrower subsequent to the Guarantee Agreement Date and designated by DOE in a writing delivered to Borrower a “Major Project Document.”

“Major Project Document Breach Damages” means any damages paid to the Borrower as a result of a material breach by a counterparty of a Major Project Document that Borrower reasonably estimates, as soon as practicable but in any event within fifteen (15) days of the receipt of such damages, will be necessary to remedy the relevant breach (which amounts will be then deposited into the Construction Account (prior to the Project Completion Date) or the Operating Account (on and after the Project Completion Date), as applicable);

“Major Project Document Termination Damages” means any amounts paid to the Borrower as a result of the termination or repudiation by a counteprarty of a Major Project Document that Borrower reasonably estimates, as soon as practicable but in any event within fifteen (15) days of the receipt of such damages, will be necessary to compensate the Borrower for its reasonable out-of-pocket costs to replace such Major Project Document (which amounts will be then deposited into the Construction Account (prior to the Project Completion Date) or the Operating Account (on and after the Project Completion Date), as applicable).

“Major Project Milestone” means each major project milestone identified on Schedule 1.1.

“Major Project Participant” means any Person (other than the Borrower) party to any Major Project Document and each Person (other than the Borrower) party to any Support Instrument provided in connection with any Major Project Document.

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“Master Advance Notice” means a notice of request for an Advance delivered by the Borrower pursuant to Section 4.2.1(a) or Section 4.4.1 in accordance with the terms of Section 2.2.1, which shall contain the certifications required of the Borrower pursuant to Section 4.2.19 and Section 4.4.15, as applicable.

“Master Services Agreement” means that certain Master Services Agreement, dated as of the date hereof, by and among NRG Energy Services LLC, as operator, and SunPower, as contractor, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means, as of any date of determination, a material and adverse effect on (i) the Project, (ii) the ability of the Borrower or any other Major Project Participant to observe and perform its material obligations in a timely manner under any Transaction Document to which it is a party, (iii) the business, operations, condition (financial or otherwise), Property or prospects of the Borrower or any other Major Project Participant, (iv) the validity or enforceability of any material provision of any Transaction Document, (v) any material right or remedy of DOE under the Transaction Documents, (vi) the security or Lien of the Secured Parties on any of the Collateral under any Security Document, (vii) the eligibility of the Borrower to qualify for a Cash Grant in respect of any Phase of the Project equal to at least 90% of the amount set forth opposite such Phase on Exhibit T unless the sum (without duplication) of (a) the amount of the Cash Grant reasonably expected with respect to such Phase, (b) any unused equity funding that is committed to the Borrower and which is not necessary to fund Project Costs, (c) any retained earnings of the Borrower which are not necessary to fund Project Costs and (d) any Cash Grant Shortfall Security, equals or exceeds 100% of the amount set forth opposite such Phase on Exhibit T.

“Materials and Equipment Supply Agreement” means that certain Materials and Equipment Supply Agreement between the Borrower and the EPC Contractor dated as of the date hereof, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Maximum Capitalized Interest Amount” has the meaning specified in Section 7(b) of the applicable FFB Promissory Note.

“Maximum Debt to Equity Ratio” means 78.8 : 21.2.

“Merger” is defined in the preamble to the Loan Guarantee Agreement.

“Merger Documents” means that certain Agreement and Plan of Merger, dated as of the date hereof, between the Borrower and High Plains Ranch III, LLC, a Delaware limited liability company, and all certificates, filings and instruments that are required to consummate the Merger.

“Minimum DSCR” means 1.35: 1.00.

“Minimum Threshold Event of Loss” is defined in Section 6.22.

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“Mitigation Land Acquisition Agreement” means that certain Mitigation Land Agreement by and between High Plains Ranch I, LLC, a Delaware limited liability company, High Plains Ranch IV, LLC, a Delaware limited liability company, and the Borrower, dated as of the date hereof.

“Mitigation Land Security” means those certain Letter(s) of Credit posted by SunPower, for the benefit of the Borrower, in a total aggregate amount of $30,300,000 to secure the obligations of High Plains Ranch I, LLC and High Plains Ranch IV, LLC under the Mitigation Land Acquisition Agreement.

“Modified Tracker Components” is defined in Section 4.1.2(a)(x).

“Monitoring Table” means the plan describing the technical monitoring activities that will be conducted by DOE and the Independent Engineer until the Term Loan Maturity Date, including the methodology, processes and procedures relating to such technical monitoring activities, substantially in the form of Exhibit P.

“Monthly Transfer Date” has the meaning set forth in the Accounts Agreement.

“Moody’s” means Moody’s Investors Service, Inc., so long as it is a rating agency.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that the Borrower or any ERISA Affiliate contributes to or participates in, or with respect to which the Borrower or any ERISA Affiliate has any material liability or other obligation (whether accrued, absolute, contingent or otherwise).

“National Environmental Policy Act” means the National Environmental Policy Act of 1969 of the United States, as amended from time to time, and the regulations promulgated and any rulings or guidance issued thereunder.

“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by DOE, (a) such Required Approval is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition (other than conditions that (i) do not require the discretionary approval of a third party and (ii) are not, as of the date of determination, required to be satisfied for construction and operation of the Project to continue consistent with the Project Plans) which may result in material modification or revocation and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).

“Notice of Cancellation” is defined in Section 2.3.2(a).

“NRG Cash Grant Shortfall Security” means a guarantee issued by the Ultimate Parent for the benefit of the Collateral Agent (acting on behalf of the Secured Parties), in the original aggregate amount of $50,000,000, as the same may be reduced consistent with Section 6.35(d) substantially in the form of Exhibit AA.

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“O&M Agreement” means the Operation and Maintenance Agreement between the Operator and the Borrower, dated as of the date hereof, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“O&M Reserve Account” has the meaning set forth in the Accounts Agreement.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency Proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Financing Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ or other Independent Consultants’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Financing Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that DOE, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” means the Office of Foreign Assets Control, agency of the U.S. Department of the Treasury under the auspices of the Under Secretary of the Treasury for Terrorism and Financial Intelligence.

“Officer’s Certificate” means an Officer’s Certificate of any Person, signed on behalf of such Person, by an Authorized Officer relating to the items or matters for which such Officer’s Certificate is required in form and substance reasonably acceptable to DOE.

“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States of America.

“OMB Implementing Guidance” means the OMB’s Initial Implementing Guidance for the Recovery Act, M-09-10 (February 18, 2009), Updated Implementing Guidance for the Recovery Act, M-09-15 (April 3, 2009), Updated Implementing Guidance for the Recovery Act, M-09-21 (June 22, 2009) and, in each case, any amendment, supplement or successor thereto.

“Operating Budget” means the Operating Budget delivered in respect of such year pursuant to Section 6.11, in each case as amended from time to time in accordance with Section 6.11.2.

“Operating Budget Period” means the period beginning on the Phase Operation Date for Phase 1 and ending on the Term Loan Maturity Date.

“Operating Costs” means for any period with respect to which such Operating Costs are being calculated, all amounts paid (or projected to be paid) by the Borrower for the administration, management and operation and maintenance of the Project.

“Operating Forecast” means the periodic forecast prepared by the Borrower (on an aggregate and month-by-month basis) in connection with the operation of the Project, and

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delivered from time to time pursuant to Section 6.1.5(b), which (i) shall be the Borrower’s good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on the date made, complete, fair and accurate estimates of all Operating Revenues reasonably expected to be received and all Operating Costs (by category) reasonably expected to be incurred, (ii) shall reflect Debt Service due during each period, and pro forma Cash Flow Available for Debt Service projections for each period, (iii) shall include such other information as may be reasonably requested by DOE or the Independent Engineer and (iv) shall be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

“Operating Period” means the period from the Operational Completion Date to the date on which the Secured Obligations are repaid in full.

“Operating Plan” means the periodic operating plan for the Project prepared by the Borrower in connection with the operation of the Project, and delivered from time to time pursuant to Section 6.1.5(b) that (i) shall describe the Project’s operating plan for the relevant period, (ii) shall summarize any changes in the Project’s maintenance plan, including the Project’s program for spare parts, inventory management and supply management, (iii) shall include such other information as may be reasonably requested by the Loan Servicer or the Independent Engineer and (iv) shall be prepared on a basis consistent from period to period, and consistent with the Operating Forecast, in sufficient detail to permit meaningful comparisons, shall include a statement of the assumptions on which it is based.

“Operating Revenues” means all cash receipts (or projected receipts) of the Borrower deposited in the Project Accounts, including revenues from: (i) the sales under the Power Purchase Agreements, (ii) proceeds from business interruption and delay in start-up insurance policies, (iii) delay liquidated damages payable under the EPC Contract and (iv) interest and other income earned and received on the Project Accounts; provided, however, that Operating Revenues shall not include proceeds (x) from casualty and event of loss insurance or (y) that are subject to a mandatory prepayment pursuant to Section 3.4.3.

“Operational Completion” means satisfaction of the elements described in the clause (a) of the definition of Project Completion as set forth in Exhibit O.

“Operational Completion Date” means the date on which all the conditions for Operational Completion have been met, as confirmed by DOE in writing.

“Operations Report” means an operations report prepared monthly by the Borrower, which shall include (i) a detailed assessment of the operations to date in comparison with the Operating Plan and the Operating Forecast then in effect for such monthly period, (ii) any events that have occurred or are reasonably expected to occur that would materially affect the operation of the Project, (iii) a description and explanation of any material casualty losses and (iv) material disputes between the Operator and any Person.

“Operator” means NRG Energy Services LLC, a limited liability company organized and existing under the laws of the State of Delaware.

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“Organizational Documents” means with respect to any Person, (a) to the extent such Person is a corporation, the certificate or articles of incorporation and the by-laws of such Person, (b) to the extent such Person is a limited liability company, the certificate of formation or articles of formation or organization and operating or limited liability company agreement of such Person and (c) to the extent such Person is a partnership, joint venture, trust or other form of business, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization or formation of such Person.

“Overdue Amount” means any amount owing under a FFB Promissory Note that is not paid when and as due.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all regulations promulgated thereunder.

“Payment Date” means each February 5 and August 5 of each year on and after the First Payment Date, or if not a Business Day, the next Business Day.

“Payment Period” means the period from the Project Completion Date to the First Payment Date after the Project Completion Date and each subsequent semi-annual period between Payment Dates through the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has ever made, or was obligated to make, contributions and (ii) that is or was subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.

“Periodic Expenses” means all of the following amounts from time to time due under or in connection with the Financing Documents: (i) all recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral, (ii) all fees charges, and expenses of any Independent Consultants and (iii) all other fees, charges, expenses and other amounts from time to time due under or in connection with the Financing Documents, including fees payable to the Collateral Agent pursuant to a separate written agreement with the Collateral Agent, as the same may be amended from time to time.

“Permitted Affiliate Transactions” means (i) Borrower Affiliate transactions contemplated in the Financing Documents; or (ii) Borrower Affiliate transactions that could not reasonably be expected to have a Material Adverse Effect; provided that (A) with respect to each of (i) or (ii) above, such Affiliate transaction must be on an arm’s length basis or better; and (B)

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with respect to (ii) above, each Affiliate transaction must be for an annual amount less than $2,000,000.

For the avoidance of doubt, for the purposes of the definition of “Permitted Affiliate Transactions”, SunPower will be deemed to be an Affiliate of the Borrower.

“Permitted Disposition” means any conveyance, sale, lease or sublease (as lessor or sublessor), exchange, transfer or other disposition (a “Disposition”), in any one transaction or a series of transactions, of all or any part of its ownership interests in the Project or any other part of the Borrower’s business or Property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired that is:

(a)           a sale of energy under a Power Purchase Agreement;

(b)           a transfer of funds permitted under the Accounts Agreement, including transfers of funds between Project Accounts, payment of Project Costs and Operating Costs, distribution of Loss Proceeds, payment of obligations arising under the Financing Documents and the making of Restricted Payments;

(c)           the grant, attachment or perfection of security interests, liens and other interests that are (i) required by the Financing Documents or (ii) Permitted Liens;

(d)           a sale of equipment or Property of the Borrower that is (i) obsolete, (ii) no longer used or useful in the operation of the Project or (iii) is to be replaced by other equipment of equal value and utility, and in all cases for which the Borrower has received consideration reflecting in an amount equal to the value that would have been obtained in a transaction on an arm’s length basis with an unaffiliated third party (unless such assets only have scrap value); provided, in each case, that the proceeds thereof are, if Section 3.4.3 is applicable to the Disposition, applied in accordance with Section 3.4.3; provided, further, that, in the event that proceeds of a Permitted Disposition are to be applied to a replacement of equipment in accordance with sub-clause (iii) of this clause (d) and are not so applied within 180 days after the date of such Permitted Disposition, 100% of the amount of such proceeds shall be applied in accordance with Section 3.4.3;

(e)           a Disposition in the ordinary course of business for fair market value not in excess of One Million Dollars ($1,000,000) for a single transaction or Five Million Dollars ($5,000,000) in the aggregate for all such Dispositions occurring in any given Fiscal Year; provided that such Property is not material or necessary to the performance of the Project; or

(f)            a Disposition of Permitted Investments in accordance with the Accounts Agreement.

“Permitted Indebtedness” means any indebtedness permitted to be incurred by the Borrower pursuant to Section 7.1.

“Permitted Investments” means any of the following, to the extent owned by the Borrower free and clear of all liens other than liens created under the Collateral Documents:

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(i)            direct obligations of the U.S. (including obligations issued or held in book-entry form on the books of the U.S. Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the U.S. maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(ii)           obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the U.S. maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(iii)          interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(iv)          commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(v)           money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P; and

(vi)          any advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as the Loan Servicer, acting pursuant to the instructions of DOE, may from time to time approve.

“Permitted Leases” means (a) the Land Lease Agreement, (b) each other Lease pursuant to which the Borrower, as lessee, leases a portion of the Project Site and which has been approved by DOE in writing, (c) Leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed $500,000 per Fiscal Year, and (d) licenses for Intellectual Property Rights, in each case as required in connection with the construction or operation of the Project; provided, that, for the avoidance of doubt, none of the foregoing shall be Capital Leases.

“Permitted Liens” means:

(i)            any rights and interests of the Secured Parties as provided in the Transaction Documents that could constitute a lien;

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(ii)           Liens for any Tax, assessment or other governmental charge not yet due, or being diligently contested in good faith and by appropriate proceedings timely instituted, so long as (A) such proceedings shall not involve any danger of the sale, forfeiture or loss of the Project, or any easements, as the case may be, title thereto or any interest therein and shall not interfere with the use or disposition of the Project or any easements, (B) such Tax, assessment or other governmental charge is not more than sixty (60) days delinquent and (C) a bond, adequate reserves or other security acceptable to the Loan Servicer has been posted or provided in such manner and amount as to assure DOE that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(iii)          Liens in favor of materialmen, workers or repairmen, or other like Liens arising in the ordinary course of business or in connection with the construction of the Project, either for amounts not yet due or for amounts being diligently contested in good faith and by appropriate proceedings timely instituted so long as (x) such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Project, or any easements, as the case may be, title thereto or any interest therein and shall not interfere with the use or disposition of the Project, or any easements and (y) a bond or other security acceptable to the Loan Servicer has been posted or provided in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid in full when such contest is determined;

(iv)          Liens identified in the ALTA Survey;

(v)           Liens identified in the Title Policy;

(vi)          zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Project Site that do not and will not materially impair the use, development or operation by Borrower of the Project Site for its intended purpose;

(vii)         Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(viii)        Liens securing judgments for the payment of money for less than 30 days on terms and conditions set forth in Section 8.1(k);

(ix)         pledges or deposits or other Liens in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other Government Rules;

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(x)           Liens securing purchase money obligations of the Borrower in an aggregate amount of less than $500,000; and

(xi)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

provided, however, that, notwithstanding the foregoing, Permitted Liens shall not include any Lien on any Equity Interests of the Borrower (other than any Lien in favor of the Secured Parties).

“Person” means any individual, firm, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority, committee, department, authority or any other body, incorporated or unincorporated, whether having distinct legal personality or not.

“PG&E” means Pacific Gas and Electric Company.

“Phase” means, as applicable, Phase 1, Phase 2, Phase 3 or Phase 4.

“Phase 1” has the meaning set forth in the HPR II PPA.

“Phase 1 Cash Grant” means the Cash Grant received in connection with Phase 1 being placed in service for federal income tax purposes.

“Phase 1 Cash Grant Bridge Loan” means the loan made by FFB that is sized against the expected amount of the Phase 1 Cash Grant and guaranteed by DOE pursuant to the FFB Documents in a maximum amount equal to the Guaranteed Phase 1 Cash Grant Bridge Loan Amount and, as the context requires, the principal amount of such loan outstanding from time to time.

“Phase 1 Cash Grant Bridge Loan Availability Period” means the period between the Guarantee Agreement Date and the date that is the earlier to occur of (i) August 4, 2013 and (ii) the date upon which the Borrower receives Phase 1 Cash Grant proceeds.

“Phase I Environmental Report” means the Phase 1 environmental site assessment for the Project Site.

“Phase 2” has the meaning set forth in the HPR II PPA.

“Phase 2 Cash Grant” means the Cash Grant received in connection with Phase 2 being placed in service for federal income tax purposes.

“Phase 2 and 4 Cash Grant Bridge Loan” means the loan made by FFB that is sized against the expected amount of the Phase 2 Cash Grant and the Phase 4 Cash Grant and guaranteed by DOE pursuant to the FFB Documents in a maximum amount equal to the

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Guaranteed Phase 2 and 4 Cash Grant Bridge Loan Amount and, as the context requires, the principal amount of such loan outstanding from time to time.

“Phase 2 and 4 Cash Grant Bridge Loan Availability Period” means the period between the Guarantee Agreement Date and the date that is the earlier to occur of (i) February 4, 2014 and (ii) the date upon which the Borrower has received both the Phase 2 Cash Grant and the Phase 4 Cash Grant.

“Phase 3” has the meaning set forth in the HPR II PPA.

“Phase 3 Cash Grant” means the Cash Grant received in connection with Phase 3 being placed in service for federal income tax purposes.

“Phase 3 Cash Grant Bridge Loan” means the loan made by FFB that is sized against the expected amount of the Phase 3 Cash Grant and guaranteed by DOE pursuant to the FFB Documents in a maximum amount equal to the Guaranteed Phase 3 Cash Grant Bridge Loan Amount and, as the context requires, the principal amount of such loan outstanding from time to time.

“Phase 3 Cash Grant Bridge Loan Availability Period” means the period between the Guarantee Agreement Date and the date that is the earlier to occur of (a) August 4, 2014 and (b) the date upon which the Borrower receives Phase 3 Cash Grant proceeds.

“Phase 3 Cash Grant Support Amount” means the product of (a) the outstanding amount of Guaranteed Cash Grant Bridge Loans multiplied by (b) .442.

“Phase 4” means the portion of the Project being developed to deliver energy under the HPR III PPA.

“Phase 4 Cash Grant” means the Cash Grant received in connection with Phase 4 being placed in service for federal income tax purposes.

“Phase Operation Date” has the meaning set forth in the HPR II PPA.

“Placed in Service Date” means the date on which the Project (or a Phase) is considered to be placed in service for federal income tax purposes.

“Potential Event of Default” means an event that, with the giving of notice or passage of time or both, would become an Event of Default.

“Power Purchase Agreements” means the HPR II PPA and the HPR III PPA.

“Pre-Closing Equity Credit” means those Project Costs set forth in the Pre-Closing Project Costs Report that DOE has approved for credit to be applied toward Base Equity.

“Pre-Closing Project Costs Report” means the report delivered by the Borrower pursuant to Section 4.2.6(d).

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“Pre-Completion Revenues” means any revenues received by the Borrower prior to the earlier of the Project Completion Date and the First Payment Date.

“Preliminary Construction Agreement” means that certain Preliminary Construction Agreement, dated as of August 4, 2011, between the Borrower and SunPower Corporation, Systems.

“Predictive Information” has the meaning set forth in Section 11.10.

“Principal Persons” means any officer, director, owner, key employee or other Person with primary management or supervisory responsibilities with respect to the Borrower or the Operator, or any other Person (whether or not an employee) who has critical influence on or substantive control over the Project.

“Program Requirements” means all of the following:

(i)            the provisions of Title XVII of the Energy Policy Act of 2005, Pub. L. 109-58, as amended by Section 406 of Div A of Title IV of Pub. L. 111-5, that may be amended from time to time (“Title XVII”),

(ii)           the Applicable Regulations,

(iii)           all U.S. Department of Energy and Federal Financing Bank legal and financial requirements, policies, and procedures applicable to the Title XVII program in effect as of the Guarantee Agreement Date and (iv) any such requirements, policies, and procedures or changes thereto adopted after the Guarantee Agreement Date that have the force of law.

“Prohibited Jurisdiction” means any jurisdiction that:

(i)            is subject to U.S. or multilateral economic or trade sanctions in which the U.S. participates, including the trade sanctions and economic embargoes administered by OFAC;

(ii)           has been designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act, as warranting special measures due to money laundering concerns; or

(iii)          has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

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“Prohibited Person” means any person or entity that is:

(i)            named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 CFR chapter V) as published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/, or at any replacement website or other replacement official publication of such list;

(ii)           named, identified or described on any other blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State;

(iii)          debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;

(iv)          debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with any U.S. federal government department or any agency or instrumentality thereof or otherwise participating in procurement or nonprocurement transactions with any U.S. federal government department or agency pursuant to any of the Debarment Regulations;

(v)           indicted, convicted or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;

(vi)          subject to U.S. or multilateral economic or trade sanctions in which the U.S. participates;

(vii)         owned or controlled by, or acting on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions in which the U.S. participates; or

(viii)        an Affiliate of a Person listed above.

“Prohibited Person Transfer” (i) any Borrower Entity, any of such Borrower Entity’s Principal Persons, or any Borrower Entity Covered Person becomes (whether through a transfer or otherwise) a Prohibited Person; provided, however, that if any such Principal Person or Borrower Entity Covered Person that is not a Borrower Entity that becomes a Prohibited Person is removed or replaced with a Person reasonably acceptable to DOE within 10 days from the date

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that the Borrower Knew that such Principal Person or Borrower Entity Covered Person is a Prohibited Person, no Event of Default shall be deemed to have occurred; (ii) any Major Project Participant, any of such Major Project Participant’s Principal Persons, or any Person that Controls any Major Project Participant becomes (whether through a transfer or otherwise) a Prohibited Person and such Major Project Participant, Principal Person, or Controlling Person is not removed or replaced with a Person reasonably acceptable to DOE within 30 days from the date that the Borrower Knew that such Major Project Participant, Principal Person or Controlling Person is a Prohibited Person; (iii) the Borrower Knowingly enters into a transaction with a Person who is a Prohibited Person; (iv) the Borrower enters into a transaction with a Person who is a Prohibited Person and does not remove or replace such Prohibited Person with a Person reasonably acceptable to DOE within 30 days from the date that the Borrower Knew that such Person was a Prohibited Person; or (v) any of the Collateral is traded or used, directly or indirectly, by a Prohibited Person or by a Person organized in a Prohibited Jurisdiction.

“Project” means an approximately 250MW AC solar photovoltaic (PV) electricity generation facility, and associated infrastructure, located in San Luis Obispo County, California. For the avoidance of doubt, the term “Project” includes the Project Site, the Project Facility and all other Property comprising such facility and infrastructure.

“Project Accounts” is defined in the Accounts Agreement.

“Project Claims” means any material written (i) Claim filed or asserted by, with or before any Governmental Authority, or (ii) threatened Claim, in each case, relating to the Project and arising out of, based on, resulting from or relating to (a) any violation, or alleged violation, of any Environmental Law, or (b) any Current Entitlement, including without limitation any and all Claims asserted in the CEQA Litigation.

“Project Completion” is defined in Exhibit O.

“Project Completion Date” means the date on which all the conditions for Project Completion have been met, as confirmed by DOE in writing.

“Project Costs” means all costs incurred by the Borrower or by a Borrower Entity on behalf of the Borrower to acquire title or use rights to the Project Site and to develop, finance and construct the Project Facility, including:

(i)            amounts payable under any Construction Contract,

(ii)           interest, fees and expenses payable under the Financing Documents prior to the end of the Term Loan Availability Period;

(iii)          principal payments on the Guaranteed Loans occurring prior to the Project Completion Date;

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(iv)          costs to acquire title or use rights to the Project Site, necessary easements and other real property interests;

(v)           costs and expenses of legal, engineering, accounting, construction management and other advisors or Independent Consultants incurred in connection with the Project;

(vi)          fees, commissions and expenses payable to the Secured Parties at or prior to the First Advance Date;

(vii)         funding of the Debt Service Reserve Account;

(viii)        development costs to the extent permitted to be paid under the Financing Documents;

(ix)          construction insurance premiums for coverage obtained prior to the Project Completion Date;

(x)           the Borrower’s labor costs and general and administration costs;

(xi)          costs incurred under the O&M Agreement and mobilization costs included in the Base Case Projections; and

(xii)         such other costs or expenses approved by the Loan Servicer.

“Project Costs Report” means the report required to be delivered pursuant to Section 4.1.2(a)(iv).

“Project Design Package” means the project design package delivered pursuant to Section 4.1.2(a)(xi).

“Project Document” means the Major Project Documents and the Additional Project Documents.

“Project Facility” means the 250MW AC solar photovoltaic (PV) electricity generation facility and related infrastructure and improvements located on the Project Site.

“Project Milestone Schedule” is the schedule delivered pursuant to Section 4.1.2(a)(vi), as amended from time to time consistent with the terms of the Loan Guarantee Agreement.

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“Project Participant” means any party to a Major Project Document, and any party to a Financing Document other than the Secured Parties.

“Project Plans” means the project plans delivered pursuant to Section 4.1.2(a)(ii), in form and substance satisfactory to DOE for the design, development, financing, construction, implementation, operation and management of the Project, as amended from time to time with the written consent of DOE.

“Project Site” means all of the real property located in San Luis Obispo County, California on which the Project Facility will be located or that is otherwise necessary for the development, construction, ownership, operation and maintenance thereof.

“Projected Cash Grant Basis” has the meaning set forth in Section 4.1.7(c)(ii).

“Projected Debt Service Coverage Ratio” means, as of any date of determination, for any specified time period, the ratio of (i) projected Cash Flow Available for Debt Service during such specified time period, calculated using projections prepared by the Borrower in good faith based upon reasonable assumptions consistent in all material respects with the Transaction Documents, the then current Operating Budget and the Operating Plan and the P90 energy production forecast in the Base Case Projections, to (ii) Debt Service (disregarding clause (iii) of the definition of Debt Service) during the specified time period, calculated upon the assumption that there will be no early prepayment of either Guaranteed Loan.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether tangible or intangible.

“Proportional Ownership Interests” Equity Interests held by a Person in another Person either directly or indirectly through intermediate entities, expressed as a percentage on a fully-diluted basis. For example, if A holds a 50% Equity Interest in B, B holds a 40% Equity Interest in C, and C holds a 20% Equity Interest in D, then A holds a 4% Proportional Ownership Interest in D. In determining any Proportional Ownership Interest, all Equity Interests in Widely-Held Public Companies and in Designated Private Companies shall be disregarded.

“Public Utility Holding Company Act” or “PUHCA” means the United States Public Utility Holding Company Act of 2005, as amended from time to time.”

“Punch List Items” means items listed on the construction punch list that are approved by the Independent Engineer.

“Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of the date hereof, by and between SunPower, as seller, and the Holding Company (as assignee of the Sponsor), as purchaser.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has ever

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made, or was ever obligated to make, contributions and (ii) that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Qualified Transferee” means an entity that, together with its parent company, (i) either (A) has an investment-grade credit rating from Fitch, S&P or Moody’s, or (B) has a tangible net worth of not less than $100,000,000, and has certified to DOE that (x) it has the ability to pay its debts as they mature, (y) it is adequately capitalized to conduct its business, and (z) the fair value of its assets exceed the fair value of its liabilities, (ii) (A) with respect to any Person that has Control of the Borrower, and with respect to transfers at any time, is experienced in the ownership and (either directly or through the retention of a qualified operation and maintenance contractor) the operation of energy projects, or (B) with respect to any Person that does not have Control of the Borrower, and with respect to transfers prior to Project Completion only, is experienced in the ownership of energy projects, (iii) is not a Prohibited Person, and (iv) is not directly or indirectly Controlled or owned, in any material respect, by any national Governmental Authority.

“Qualifying Costs” means the actual, documented costs expended by the Borrower with respect to the Project (or any Phase thereof) for specified energy property that is an integral portion of the facility for purposes of Section 45 of the Internal Revenue Code and which is eligible to be included in the cost basis under Section 1603 of the Recovery Act, claimed in any Cash Grant Application consistent with the Cash Grant Guidance, Cash Grant Terms and Conditions and other regulations or guidance issued with respect to the Cash Grant.

“Quarterly Approval Date” means each date on which the items required pursant to Sections 4.3 are delivered to DOE; provided that, each Quarterly Approval Date shall be no later than the date that is 45 days after the end of each fiscal quarter of the Borrower, or if such date is not a Business Day, the next Business Day.

“Quarterly Conditions Precedent” is defined in Section 4.3.

“Quarterly Reporting Certificate” means a certificate executed by an Authorized Officer of the Borrower delivered pursuant to Sections 4.3.8(a) or 6.1.5, substantially in the form attached as Exhibit L.

“Quarterly Reporting Package” means the items specified in Section 6.1.5 as being delivered quarterly under cover of a Quarterly Reporting Certificate.

“Ratings Package Delivery Date” means, with respect to any items delivered pursuant to Section 4.1.2, (i) the date such item was delivered to DOE, which shall be on or before the date falling not less than sixty (60) days prior to the Guarantee Agreement Date, unless otherwise agreed by DOE.

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, easements and other real property and rights and interests incidental to the ownership, lease or operation thereof, including the Project Site and the Improvements.

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“Recapture Damages” means any loss or liability of the Borrower resulting from all or any portion of a Cash Grant being required to be repaid to the U.S. Department of the Treasury or any Governmental Authority, including any interest and penalties related thereto as described in the Cash Grant Guidance.

“Recapture Period” means the period from the Placed in Service Date until the fifth (5th) anniversary thereof, or such longer period during which a Cash Grant may be required to be repaid to the U.S. Department of Treasury pursuant to the Cash Grant Guidance.

“Recovery Act” means The American Recovery and Reinvestment Act of 2009, P.L. No. 111-5.

“Register” is defined in Section 11.14(d).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, migrating or placing, into or upon any land or water or air, whether indoor or outdoor, intentional or accidental, above or below ground, or otherwise entering into the environment in any manner.

“Renewable Energy Portfolio” means, with respect to any Person, a group of investments each of which is made by such Person (x) in a renewable energy project or a renewable energy company, or (y) in the solar electrical generation division or sector of an energy company, where (i) such group of investments includes a Proportional Ownership Interest in the Project, (ii) such group of investments constitutes not less than 20% of such Person’s total investment in renewable energy, and (iii) such Person’s investment in the Project constitutes not more than 35% of the aggregate of such group of investments. For purposes of this definition, the amount of an “investment” shall be measured (A) either (1) with respect to an investment in a renewable energy project or a renewable energy company, based on reasonably estimated market value, or (2) with respect to an investment in the solar electrical generation division or sector of an energy company, based on nameplate power output, and (B) in all cases, based on Proportional Ownership Interests.

“Requested Advance Date” is defined in the FFB Note Purchase Agreement.

“Required Approvals” means all material, discretionary Governmental Approvals and other consents and approvals of third parties (other than corporate governance matters) necessary or required under Applicable Law or any Contractual Obligation for (a) the due execution, delivery recordation, filing or performance by any Borrower Entity or Major Project Participant of any Transaction Document to which such Borrower Entity or Major Project Participant is or is to be a party; (b) the grant by the Borrower and the Holding Company of the Liens granted pursuant to the Security Documents; (c) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof); (d) the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (e) the development, construction, operation or maintenance of the Project; or (f) the Borrower’s ownership of the Project.

“Required Insurance” means insurance coverage for the Project satisfying the requirements set forth in Schedule 6.3(b).

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“Reserve Letter of Credit” means an unconditional, irrevocable, direct-pay, letter of credit that is denominated in Dollars, that is issued in favor of the Collateral Agent by a bank with a branch or representative office in New York, New York and that is organized under or licensed as a branch or agency under the laws of the United States or any state thereof that has (i) outstanding unguaranteed and unsecured long-term Indebtedness that is rated “A-” or better by S&P and/or “A3” or better by Moody’s (and if the applicable rating is “A-” by S&P or “A3” by Moody’s, such rating is not on negative watch) that meets each of the following requirements and is otherwise in form and substance satisfactory to DOE:

(i)            the initial expiration date thereof shall be at least twelve (12) months beyond the date of issuance, and shall automatically renew upon its expiration (which renewal period shall be for at least 12 months) unless, at least forty five (45) days prior to any such expiration, the issuer shall provide the Collateral Agent with a notice of non-renewal of such letter of credit;

(ii)           upon any failure to renew such Reserve Letter of Credit at least thirty (30) days prior to such expiration date, or if the issuer of such Reserve Letter of Credit shall fail to meet the requirements with respect thereto the entire face amount thereof shall be drawable by the Collateral Agent (unless the Collateral Agent received a replacement letter of credit meeting the conditions herein imposed or amounts have been deposited in the applicable Project Account such that the amount on deposit therein, when aggregated with the face amount available to be drawn under any applicable Reserve Letter of Credit then outstanding (other than such Reserve Letter of Credit that is not to be renewed or that no longer meets the criteria) is equal to the amount required to be on deposit in the relevant Project Account);

(iii)          such Reserve Letter of Credit shall additionally be drawable in all cases in which the Accounts Agreement provides for a transfer of funds from the applicable Project Account and there are insufficient funds on hand for such transfer and there shall be no conditions to any drawing thereunder other than the submission of a drawing request substantially in the form attached to such Reserve Letter of Credit; and

(iv)          no agreement, instrument or document executed in connection with such Reserve Letter of Credit shall provide the issuer thereof or any other Person with any claim against the Borrower, the Collateral Agent, the Loan Servicer or any other Secured Party, or against any Collateral, whether for costs of maintenance, reimbursement of amounts drawn under such letter of credit or otherwise.

“Restricted Payment” is defined in Section 7.10.

“Restricted Payment Account” is defined in the Accounts Agreement.

“Risk Evaluation Documents” is defined in Section 4.1.2(a)(xii).

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“S&P” means Standard & Poor’s Financial Services LLC, so long as it is a rating agency.

“Secured Obligations” means all amounts owing to the Secured Parties under the Financing Documents, including:

(i)            all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Borrower under the FFB Documents, the Loan Guarantee Agreement or otherwise to the Secured Parties (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to any of the Transaction Documents, including without limitation all interest, fees and Periodic Expenses chargeable to the Borrower and payable by the Borrower hereunder or thereunder;

(ii)           any and all sums advanced by any Agent or any other Secured Party in order to preserve the Collateral or preserve the Secured Parties’ security interest in the Collateral; and

(iii)          in the event of any proceeding for the collection or enforcement of the obligations after an Event of Default has occurred and is continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Secured Party of its rights under the Security Documents, together with any Periodic Expenses, including attorney’s fees and court costs.

“Secured Parties” means DOE, FFB, the Collateral Agent and the Loan Servicer or their successors or assigns, as their respective interests may appear (including as provided in Section 20 of each FFB Promissory Note).

“Security Agreement” means the Security Agreement between the Borrower and the Collateral Agent dated as of the date hereof.

“Security Documents” is defined in Section 4.1.1(b) and includes any other contract or document entered into after the Guarantee Agreement Date which provides a Lien, charge or security interest to the Secured Parties (or any of them).

“Semi-Annual Approval Date” means each six month anniversary of the Guarantee Agreement Date, or if not a Business Day, the next Business Day.

“Settlement” means with respect to any Project Claim: (i) entry of a final order or judgment denying or rejecting all such Project Claims with prejudice, and the time period for all appeals or further appellate review has expired; (ii) a dismissal with prejudice, not pursuant to a settlement, of all such Project Claims; (iii) the unconditional release, acquittal and discharge of the Borrower Released Parties from all Claims relating to the Project, including all related damages, expenses, fees, interest, costs, punitive damages, loss of profit, and liabilities whatsoever of every kind and nature, and including release, acquittal and discharge of all related

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Claims, whether in personam or in rem, known, or unknown, asserted or unasserted, contingent or non-contingent, matured or not yet accrued, past, present or future, suspected or claimed, material or immaterial, concealed or hidden, liquidated or unliquidated, which any person or entity who has asserted or threatened any such Project Claim ever had, now has, or hereafter can, shall, or may have, whether in law, or equity, against the Borrower Released Parties, including without limitation waivers of the application of California Civil Code Section 1542; (iv) a settlement agreement relating to such Project Claim that does not meet the terms of (iii) above, but which is satisfactory to DOE in its sole discretion, provided that in the case of item (iv) DOE agrees to respond to a request to approve a proposed settlement within a reasonable period of time; or (v) written acknowledgement from DOE (to be provided in DOE’s sole discretion) that, notwithstanding the existence of any Project Claims, the CEQA Litigation Support Instruments may be released; provided that the CEQA Litigation has been resolved in accordance with one of the provisions of (i)-(iv) above.

“SHPO Clearance Letter” means the California Office of Historic Preservation Letter to DOE, dated June 23, 2011, and any modifications or amendments thereto.

“Sponsor” means NRG Solar LLC, a Delaware limited liability company.

“Subcontractors” means all subcontractors and materials suppliers that have (or may have) lien rights respecting the Project under the California mechanics lien laws.

“SunPower” is defined in the recitals to the Loan Guarantee Agreement.

“SunPower Cash Grant Shortfall Security” means a Letter of Credit posted by SunPower for the benefit of the Collateral Agent (acting on behalf of the Secured Parties) that is non-recourse to the Borrower, in the original aggregate principal amount of $75,000,000 (and any proceeds of the same drawn in accordance with section 4.12 of the Accounts Agreement), as the same may be reduced consistent with Section 6.35(d), substantially in the form of Exhibit Y.

“Support Instrument” means, with respect to any Project Document, any guarantee, letter of credit, surety, payment or performance bond or other agreement or instrument relating to the performance by any Person of its obligations under such Project Document.

“Tax Equity Investor” means a Person that owns Equity Interests in the Borrower in the form of interests in a class of common equity established solely for tax investors and that (i) either (A) has an investment-grade credit rating from Fitch, S&P or Moody’s or (B) has a tangible net worth of not less than $100,000,000 or (C) has certified to DOE that (x) it has the ability to pay its debts as they mature, (y) it is adequately capitalized to conduct its business, and (z) the fair value of its assets exceeds the fair value of its liabilities and (ii) is experienced in holding tax equity investments, (iii) is not a Prohibited Person, and (iv) is not directly or indirectly Controlled or owned, in any material respect, by any national Governmental Authority.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

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“Technology” means regardless of form, any invention (whether or not patentable or reduced to practice), discovery, proprietary information, work of authorship, articles of manufacture, machines, proprietary methods, processes, models, protocols, designs, diagrams, drawings, flow charts, network configurations and architectures, schematics, specifications, algorithms, formulas, know-how, and techniques, software code, including all source code, object code, firmware, development tools and application programming interfaces (APIs), marketing and development plans, and other forms of technology and all media on which any of the foregoing is recorded.

“Term Loan Advance” means an advance or a borrowing of the Guaranteed Term Loan made pursuant to the Loan Guarantee Agreement and the FFB Documents.

“Term Loan Availability Period” means the period between the Guarantee Agreement Date and the date that is the earlier to occur of (a) August 4, 2014 and b) the Project Completion Date.

“Term Loan Maturity Date” means February 5, 2037.

“Term Sheet” means the Detailed Terms and Conditions for a Loan Guarantee, dated as of April 11, 2011, among DOE, SunPower Corporation, Systems and the Borrower.

“Title Companies” means, collectively, First American Title Insurance Company and Fidelity National Title Insurance Company, as equal co-insurers.

“Title Policy” means an ALTA extended coverage mortgagee’s title insurance policy (ALTA Loan Policy 2006 Loan Policy of Title Insurance, or equivalent) or other form satisfactory to DOE) issued by the Title Companies in the amount of the Guaranteed Loans insuring as of the Guarantee Agreement Date that Borrower owns, as applicable, good and marketable fee title, a valid leasehold interest or a valid easement in and to each element of the Project Site and that the lien of the Deed of Trust is a first and prior lien upon such Real Property as security for the Secured Obligations pursuant to the terms of this Agreement, subject only to the Permitted Liens, and otherwise in form and substance satisfactory to DOE and including, without limitation, all endorsements as required by DOE and such coinsurance agreements with such coinsurers as may be reasonably acceptable to DOE.

“Title XVII” means Title XVII of the Energy Policy Act of 2005, Pub. L. 109-58, as amended by Section 406 of Div A of Title IV of Pub. L. 111-5, as may be amended from time to time.

“Total Funding Available” means the aggregate of all funds that are (i) undrawn but committed, or reasonably expected to be available, under the FFB Commitment and the Base Equity Commitment, (ii) received or receivable delay payments and Loss Proceeds and (iii) any other unused equity funding that is committed or reasonably expected to be available.

“Total Guarantee” means a guarantee by Total S.A., organized under the laws of France, in favor of the Collateral Agent (acting for the benefit of the Secured Parties), substantially in the form of Exhibit BB or other form acceptable to DOE.

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“Total Project Costs” means, as of any date of determination, the total amount of Project Costs reasonably likely to be needed to be required by the Borrower to achieve Project Completion.

“Transaction Documents” means the Project Documents and the Financing Documents.

“Transfer/Withdrawal Instructions” means instructions, in substantially the form of Exhibit A to the Accounts Agreement, for disbursements, transfers and payments from the Project Accounts in accordance with the Accounts Agreement.

“Ultimate Parent” means NRG Energy, Inc.

“Uniform Commercial Code” means the Uniform Commercial Code of the jurisdiction, the law of which governs the document in which such term is used.

“Uncontrollable Cause” means an unforeseeable cause beyond the control and without the fault of DOE, including an act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, act of war, act of terrorism, riot, civil commotion, disruption or failure of the DOE communications systems, closure of the U.S. government, or an unforeseen or unscheduled closure or evacuation of DOE’s offices.

“U.S.” means the United States of America.

“Widely-Held Public Company” means a Person that (i) has a class of common equity securities listed and registered on a national securities exchange, (ii) with respect to such class of common equity securities, immediately upon the issuance thereof $75,000,000 or more in aggregate worldwide market value of such common equity securities is held by non-Affiliates of such Person, and (iii) non-Affiliates of such Person own in excess of 75% of the outstanding capital stock of such Person.

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